UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

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Exchange Act of 1934 (Amendment No.       )

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Honeywell International Inc.
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2014

PROXY STATEMENT

AND NOTICE OF ANNUAL MEETING OF SHAREOWNERS

WHAT ARE THE HONEYWELL ENABLERS?

The Honeywell Enablers are our foundational business process initiatives that drive productivity and growth. As part of our “One Honeywell” strategy, we rigorously deploy the Honeywell Enablers across the portfolio.

Honeywell Operating System drives sustainable improvements in our manufacturing operations to generate exceptional performance in safety, quality, delivery, cost, and inventory management.

Honeywell User Experience is a design philosophy based on an understanding of the needs of our users, customers and employees so that we design intuitive, desirable and differentiated end-to-end experiences whether in customer products, services or internal Company systems.

Velocity Product Development is a process which brings together all of the functions necessary to successfully launch new products — R&D, manufacturing, marketing and sales — to increase the probability that in commercializing new technologies, we deliver the right products at the right price.

Functional Transformation is the Honeywell Operating System for our administrative functions — Finance, Legal, HR, IT and Purchasing — standardizing the way we work, reducing costs and improving service quality. Functional Transformation initiatives enabled a reduction in functional costs of 380 basis points to 5.8% of sales in 2013.

March 13, 2014

To Our Shareowners:

You are cordially invited to attend the Annual Meeting of Shareowners of Honeywell, which will be held at 10:30 a.m. on Monday, April 28, 2014 at our headquarters, 101 Columbia Road, Morris Township, New Jersey.

The accompanying notice of meeting and proxy statement describe the matters to be voted on at the meeting. At this year’s meeting, you will be asked to elect directors, approve the appointment of the independent accountants, cast an advisory vote to approve executive compensation and consider four shareowner proposals. The Board of Directors recommends that you vote FOR Proposals 1, 2, and 3 and AGAINST Proposals 4, 5, 6 and 7.

YOUR VOTE IS IMPORTANT. We encourage you to read the proxy statement and vote your shares as soon as possible. Shareowners may vote via the Internet, by telephone, by completing and returning a proxy card or by scanning the QR code provided on the next page in the Notice of Annual Meeting of Shareowners or on the proxy card. Specific voting instructions are set forth in the proxy statement and on both the Notice of Internet Availability of Proxy Materials and proxy card.

On behalf of the Board of Directors, I want to thank you for your continued support of Honeywell.

Sincerely,

David M. Cote
Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREOWNERS

DATE Monday, April 28, 2014

TIME 10:30 a.m. local time

LOCATION Honeywell’s Headquarters, 101 Columbia Road, Morris Township, New Jersey

RECORD DATE Close of business on February 28, 2014

March 13, 2014

Meeting Agenda:

•	Election of the twelve nominees listed in the accompanying proxy statement to the Board of Directors.

•	Approval of the appointment of PricewaterhouseCoopers LLP as independent accountants for 2014.

•	An advisory vote to approve executive compensation.

•	If properly raised, four shareowner proposals described on pages 74-82 of the proxy statement.

•	Transact any other business that may properly come before the meeting.

Important Notice of Internet Availability of Proxy Materials

The Securities and Exchange Commission’s “Notice and Access” rule enables Honeywell to deliver a Notice of Internet Availability of Proxy Materials to shareowners in lieu of a paper copy of the proxy statement, related materials and the Company’s Annual Report to Shareowners. It contains instructions on how to access our proxy statement and 2013 annual report and how to vote online.

Shares cannot be voted by marking, writing on and/or returning the Notice of Internet Availability. Any Notices of Internet Availability that are returned will not be counted as votes.

We encourage shareowners to vote promptly as this will save the expense of additional proxy solicitation. Shareowners of record on the Record Date are entitled to vote at the meeting or in the following ways:

By Telephone	By Internet	By Mail	By Scanning

In the U.S. or Canada, you can vote your shares by calling +1 (800) 690-6903.	You can vote your shares online at www.proxyvote.com. You will need the 12 digit control number on the Notice of Internet Availability or proxy card.	You can vote by mail by marking, dating and signing your proxy card or voting instruction form and returning it in the postage-paid envelope.	You can vote your shares online by scanning the QR code above. You will need the 12-digit control number on the Notice of Internet Availability or proxy card. Additional software may need to be downloaded.

This Notice of Annual Meeting of Shareowners and related Proxy Materials are being distributed or made available to shareowners beginning on or about March 13, 2014.

By Order of the Board of Directors,

Jeffrey N. Neuman
Vice President and Corporate Secretary

2014 Proxy Summary		i-iii

Proposal No. 1: Election of Directors		1

Corporate Governance		7

•	Board Of Directors	7

•	Board Meetings	7

•	Board Leadership Structure	7

•	Board Committees	8

•	Board’s Role In Risk Oversight	11

•	Director Independence	12

•	Identification And Evaluation Of Director Candidates	13

•	Director Orientation And Continuing Education	14

•	Director Attendance At Annual Meetings	14

•	Director Compensation	14

•	Certain Relationships And Related Transactions	17

Stock Ownership Information		18

Section 16(a) Beneficial Ownership Reporting Compliance		19

SEC Filings and Reports		19

Sustainability and Corporate Responsibility		19

Political Contributions and Activities		21

Shareowner Outreach and Engagement		21

•	Process For Communicating With Board Members	22

Executive Compensation		23

•	Compensation Discussion And Analysis	24

•	Management Development And Compensation Committee Report	52

•	Compensation Committee Interlocks And Insider Participation	52

•	Summary Compensation Table	53

•	Grants Of Plan-Based Awards—Fiscal Year 2013	55

•	Outstanding Equity Awards At 2013 Fiscal Year-End	56

•	Option Exercises And Stock Vested—Fiscal Year 2013	58

•	Pension Benefits	59

•	Nonqualified Deferred Compensation—Fiscal Year 2013	62

•	Potential Payments Upon Termination Or Change In Control	65

Audit Committee Report		71

Other Proposals		72

•	Proposal No. 2: Approval Of Independent Accountants	72

•	Proposal No. 3: Advisory Vote To Approve Executive Compensation	73

Shareowner Proposals		74

•	Proposal No. 4: Independent Board Chairman	74

•	Proposal No. 5: Right To Act By Written Consent	77

•	Proposal No. 6: Eliminate Accelerated Vesting In A Change In Control	79

•	Proposal No. 7: Political Lobbying And Contributions	81

Voting Procedures		83

Attendance at the Annual Meeting		85

Other Information		86

Appendix: Reconciliation of Non-GAAP Financial Measures		A-1

Recent Awards		Inside Back Cover

Reconciliation of non-GAAP financial measures used in the Compensation Discussion and Analysis section and elsewhere in this proxy statement, other than as part of disclosure of target levels, can be found in the Appendix. The Long-Term Targets referenced in the Compensation Discussion and Analysis section of this proxy statement represent forward-looking statements that are based on management’s assumptions and assessments and are not guarantees of future performance.

PROXY SUMMARY

This proxy summary is intended to provide a broad overview of the items that you will find elsewhere in this proxy statement. As this is only a summary, we encourage you to read the entire proxy statement for more information about these topics prior to voting.

ANNUAL MEETING OF SHAREOWNERS

TIME AND DATE April 28, 2014, 10:30 a.m.

PLACE Honeywell’s Headquarters, 101 Columbia Road, Morris Township, New Jersey.

RECORD DATE Shareowners as of February 28, 2014 are entitled to vote.

ADMISSION Please follow the advance registration instructions on page 85.

MEETING AGENDA AND VOTING MATTERS

		Board’s Voting	Page References
Proposal		Recommendation	(for more detail)
No. 1	Election of Directors	FOR (each nominee)	pp. 1-6
No. 2	Approval of Independent Accountants	FOR	pp. 72
No. 3	Advisory Vote To Approve Executive Compensation	FOR	pp. 73-74
No. 4	Shareowner Proposal: Independent Board Chairman	AGAINST	pp. 74-76
No. 5	Shareowner Proposal: Right To Act By Written Consent	AGAINST	pp. 77-78
No. 6	Shareowner Proposal: Eliminate Accelerated Vesting In A Change In Control	AGAINST	pp. 79-80
No. 7	Shareowner Proposal: Political Lobbying and Contributions	AGAINST	pp. 81-82

2013 PERFORMANCE HIGHLIGHTS

Record Year of Profitable Growth

•	Sales up 4% to $39.1 billion.

•	Segment profit up 8%, with 70 basis points of margin expansion.

•	Proforma Earnings Per Share (“EPS”)(1) up 11% to $4.97.

•	Free cash flow (“FCF”)(2) of $3.8 billion, reflecting 96% FCF conversion (excludes the impact of any pension mark-to-market adjustment on net income).

Creating Shareowner Value

Percentages reflect cumulative growth over the period. Peer Median reflects Compensation Peer Group median. As of Dec. 31, 2013; 1-year period begins Jan. 1, 2013, 3-year period begins Jan. 1, 2011, 5-year period begins Jan. 1, 2009. Earnings per share on a proforma basis, excludes pension mark-to-market adjustments.

(1)	Proforma, V% exclude pension mark-to-market adjustment.

(2)	Free cash flow (cash flow from operations less capital expenditures) and free cash flow conversion prior to any cash pension contributions, NARCO Trust establishment payments and cash taxes relating to the sale of available for sale investments.

2014 | Proxy and Notice of Annual Meeting of Shareowners	| i

Proxy Summary > Alignment of Pay With Performance

•	Dividends: Dividend rate was increased by 10%, effective in the fourth quarter of 2013, the ninth increase of at least 10% in the last ten years.

•	Share Repurchases: Repurchased 13.5 million shares in 2013 in order to return additional money to shareowners.

•	Total Shareowner Return (“TSR”): 47% for 2013, representing a solid return for investors. Outperformed the broader market and Honeywell’s compensation peer group on a multi-year basis.

ALIGNMENT OF PAY WITH PERFORMANCE

Compensation decisions made for 2013 were aligned with Honeywell’s strong operational performance and reflect continued emphasis on variable, at-risk compensation paid out over the long-term. Compensation decisions are intended to reinforce our focus on consistent performance and sustained, profitable growth that translate into stock price appreciation.

The graph below demonstrates the alignment over the past five years of shareowner value creation with CEO total annual direct compensation (“Total ADC”).

Indexed Total Shareowner Return vs. CEO Total Annual Direct Compensation

(1) TSR reflects the year-to-year performance indexed to 2008 base year TSR at 100. Prior year TSR is shown in order to correspond with the timing of compensation decisions during the first quarter of each year.

(2) CEO Total ADC consists of base salary, annual incentive compensation award, annual stock option grant, and annualized Growth Plan award.

2013 Total Annual Direct Compensation For Each Named Executive Officer (NEOs).
				Annualized	2013 Total Annual
Named Executive Officer	Base Salary	Annual Bonus	Stock Options	Growth Plan Award	Direct Compensation
David M. Cote	$1,800,000	$5,200,000	$8,880,000	$4,512,500	$20,392,500
David J. Anderson	$900,000	$1,225,000	$2,368,000	$1,306,250	$5,799,250
Roger Fradin	$1,050,000	$1,200,000	$2,664,000	$1,058,750	$5,972,750
Timothy O. Mahoney	$825,000	$800,000	$2,368,000	$1,186,500	$5,179,500
Andreas C. Kramvis	$700,000	$950,000	$1,776,000	$936,250	$4,362,250

ii |	Proxy and Notice of Annual Meeting of Shareowners | 2014

Proxy Summary > Corporate Governance and Executive Compensation Practices

2013 Total Annual Direct Compensation Actions

Base Salary	None of the NEOs received a base salary increase in 2013.

Annual Bonus	Annual ICP awards ranged from 97% to 165% of target based performance against three pre-established financial goals (EPS,(1) Free Cash Flow,(2) and Working Capital Turns) and other Supplemental Criteria.

Stock Options	The aggregate value of long-term stock options awards to the NEOs in 2013 was flat to 2012 (some individual awards up, some down). Stock options represent the most significant component of total annual target direct compensation and are directly aligned with the interests of shareowners.
Growth Plan

Earned awards for the 2012-2013 performance cycle were determined on a formulaic basis at the end of 2013 based on results against three equally weighted goals:

• 2-year total revenue, excluding the impact of acquisitions and divestitures;

• 2-year average return on investment; and

• Segment margin expansion.

Earned awards ranged from 77% to 113% of target based on business unit. While there was no new Growth Plan grant in 2013 (performance cycles do not overlap), the table above includes half of the earned award for the 2012-2013 performance cycle, consistent with how the Committee plans NEO compensation. 50% of the earned award was paid in March 2014 and 50% is deferred until March 2015.

(1)	Proforma, excludes pension mark-to-market adjustment.

(2)	Free cash flow (cash flow from operations less capital expenditures) prior to any cash pension contributions, NARCO Trust establishment payments and cash taxes relating to the sale of available for sale investments.

CORPORATE GOVERNANCE AND EXECUTIVE COMPENSATION PRACTICES

Our Board of Directors oversees management performance on behalf of the shareowners, to ensure that the long-term interests of the shareowners are being served, to monitor adherence to Honeywell standards and policies, and to promote the exercise of responsible corporate citizenship.

CORPORATE GOVERNANCE AND EXECUTIVE COMPENSATION HIGHLIGHTS

•	All directors are independent other than the CEO.

•	Annual election of directors and majority voting in uncontested elections.

•	Authority of the Chair of the Corporate Governance and Responsibility Committee to call special meetings of the Board at any time for any reason (instituted in 2012 in response to shareowner feedback).

•	Chair of the Corporate Governance and Responsibility Committee designated as a point of contact for shareowner communications (instituted in 2013 in response to shareowner feedback).

•	Right of shareowners holding at least 20% of the outstanding stock of the Company (excluding derivatives) to call a special meeting of shareowners.

•	Elimination of super-majority voting provisions in the Company’s organizational documents.

•	Shareowner approval of poison pills.

•	Frequent engagement by management with major institutional investors.

Executive compensation decisions are made by the Management Development and Compensation Committee, which is comprised of only independent directors and advised by an independent compensation consultant.

•	Stock ownership requirements for executive officers (6x base for CEO; 4x base for other NEOs).

•	Corporate, Strategic Business Group and individual executive officer objectives are reviewed and approved by the Committee to ensure that these goals are aligned with Honeywell’s annual operating and strategic plans, achieve the proper risk/reward balance, and do not encourage unnecessary or excessive risk-taking.

•	Equity plans prohibit repricing and backdating and contain clawback and non-competition restrictions.

•	Recoupment of incentive compensation in the event of a significant restatement.

•	Eliminated tax gross-ups on perquisites.

•	Eliminated excise tax gross-ups for any new officers after 2009.

2014 | Proxy and Notice of Annual Meeting of Shareowners	| iii

Proposal No. 1: Election of Directors > Director Nominations Skills and Criteria

PROXY STATEMENT

This proxy statement is being provided to shareowners in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Shareowners of Honeywell International Inc. (“Honeywell” or the “Company”) to be held on Monday, April 28, 2014.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

Honeywell’s directors are elected at each Annual Meeting of Shareowners and hold office for one-year terms or until their successors are duly elected and qualified. Honeywell’s By-Laws provide that in any uncontested election of directors (an election in which the number of nominees does not exceed the number of directors to be elected), any nominee who receives a greater number of votes cast “FOR” his or her election than votes cast “AGAINST” his or her election will be elected to the Board of Directors.

The Board has nominated twelve candidates for election as directors. If any nominee should become unavailable to serve prior to the Annual Meeting, the shares represented by a properly signed and returned proxy card or voted by telephone, via the Internet or by scanning the QR code will be voted for the election of such other person as may be designated by the Board. The Board may also determine to leave the vacancy temporarily unfilled or reduce the authorized number of directors in accordance with the By-Laws.

For the 2014 Annual Meeting of Shareowners, the Board’s Corporate Governance and Responsibility Committee (“CGRC”) considered whether to waive the mandatory retirement policy with respect to Mr. Gordon Bethune, who will have met the mandatory retirement age at the 2014 Annual Meeting. Our mandatory retirement age policy provides that a person may only serve as a director until the Annual Meeting of Shareowners immediately following his or her 72nd birthday. The retirement policy provides that upon the recommendation of the CGRC, the Board may waive the effective date of mandatory retirement.

The CGRC believes that it is important to exercise judgment in the implementation of this policy to avoid eliminating for nomination existing Board members who otherwise possess the requisite expertise, engagement and abilities to fulfill their duties. In addition, the mandatory retirement policy needs to be applied in light of the overall composition and tenure of the Board to ensure it has the right balance of experience and independence.

With respect to whether the mandatory retirement policy should be waived for Mr. Bethune, the CGRC considered numerous factors including the following:

•	Mr. Bethune possesses unique knowledge of, and experience in, both the passenger airline industry and airplane OEM segment: he served as the Chief Executive Officer of Continental Airlines as well as a director of aircraft production at Boeing where he was responsible for the roll-out of the 757 as well as the introduction of several new versions of the 737.

•	Our Aerospace business unit accounts for over 30% of our revenues. As the Board member with the strongest aerospace credentials, Mr. Bethune’s service on the Board has been particularly valuable and will be difficult to replace.

•	Mr. Bethune is in excellent mental and physical health and remains an active and engaged Board member.

•	With respect to the overall composition of the Board, the average tenure of our Board is 8 years and within the last two years, we added two new women directors to the Board.

Based on the foregoing factors, on December 12, 2013 the CGRC voted to recommend waiving the mandatory retirement age policy in favor of Mr. Bethune’s continued service to the Board. Upon the recommendation of the CGRC, the Board of Directors likewise concluded that Mr. Bethune’s experience, skill set, and active engagement as a Board member warranted waiver of the retirement age policy as in the best interests of shareowners. Hence, on December 13, 2013, the Board of Directors resolved to re-nominate Mr. Bethune for both the 2014 and 2015 Annual Meeting of Shareowners.

DIRECTOR NOMINATIONS SKILLS AND CRITERIA

The CGRC is responsible for nominating a slate of director nominees who collectively have the complementary experience, qualifications, skills and attributes to guide the Company and function effectively as a Board. The CGRC believes that each of the nominees has key personal attributes that are important to an effective board: integrity, candor, analytical skills, the willingness to engage management and each other in a constructive and collaborative fashion, and the ability and commitment to devote significant time and energy to service on the Board and its Committees.

2014 | Proxy and Notice of Annual Meeting of Shareowners	| 1

Proposal No. 1: Election of Directors > Director Nominations Skills and Criteria

Listed below are other key experiences, qualifications and skills of our director nominees that are relevant and important in light of Honeywell’s businesses and structure.

DIRECTOR SKILLS AND QUALIFICATIONS CRITERIA

Senior Leadership Experience

Experience serving as CEO or a senior executive provides a practical understanding of how complex organizations like Honeywell function and hands-on leadership experience in core management areas, such as strategic and operational planning, financial reporting, compliance, risk management and leadership development.

Industry/Global Experience

Experience in industries, end-markets and growth segments that Honeywell serves, such as aerospace, automotive, construction, transportation, infrastructure, and energy efficiency, as well as key geographic markets where it operates, such as the United States, Latin America and Europe, enables a better understanding of the issues facing the Company’s businesses.

Financial Expertise

We believe that an understanding of finance and financial reporting processes is important for our directors to monitor and assess the Company’s operating and strategic performance and to ensure accurate financial reporting and robust controls. Our director nominees have relevant background and experience in capital markets, corporate finance, accounting and financial reporting and several satisfy the “accounting or related financial management expertise” criteria set forth in the New York Stock Exchange (“NYSE”) listing standards.

Regulated Industries/Government Experience

Honeywell is subject to a broad array of government regulations and demand for its products and services can be impacted by changes in law or regulation in areas such as safety, security and energy efficiency. Several of our directors have experience in regulated industries, providing them with insight and perspective in working constructively and proactively with governments and agencies, both foreign and domestic.

Public Company Board Experience

Service on the boards and board committees of other public companies provides an understanding of corporate governance practices and trends and insights into board management, relations between the board, the CEO and senior management, agenda setting and succession planning.

Each of the nominees, other than Mr. Cote, is also independent of the Company and management. See “Director Independence” on page 12 of this proxy statement.

The CGRC also considered the specific experience described in the biographical details that follow in determining to nominate the individuals below for election as directors.

The Board of Directors unanimously recommends a vote FOR the election of each of the director nominees.

2 |	Proxy and Notice of Annual Meeting of Shareowners | 2014

Proposal No. 1: Election of Directors > Nominees for Election

NOMINEES FOR ELECTION

DAVID M. COTE, Chairman and Chief Executive Officer of Honeywell International Inc.

Years of Service: 12 Age: 61

President of General Electric Company and President and Chief Executive Officer of GE Appliances from June 1996 to November 1999. Mr. Cote is a director of the Federal Reserve Bank of New York.

Specific Qualifications, Attributes, Skills and Experience

•  Senior leadership roles in global, multi industry organizations

•  Ability to drive a consistent One Honeywell approach across a large multinational organization

•  Detailed knowledge and unique perspective and insights regarding the strategic and operational opportunities and challenges, economic and industry trends, and competitive and financial positioning of the Company and its businesses

•  Significant public policy experience, including service on the bipartisan National Commission of Fiscal Responsibility and Reform, the Bipartisan Policy Center—Energy Project, and the U.S.—India CEO Forum (co-Chair)

Mr. Cote has been Chairman and Chief Executive Officer since July 2002. He joined Honeywell as President and Chief Executive Officer in February 2002. Prior to joining Honeywell, he served as Chairman, President and Chief Executive Officer of TRW Inc., a provider of products and services for the aerospace, information systems and automotive markets, from August 2001 to February 2002. From February 2001 to July 2001, he served as TRW’s President and Chief Executive Officer and from November 1999 to January 2001 he served as its President and Chief Operating Officer. Mr. Cote was Senior Vice

GORDON M. BETHUNE • Retired Chairman and Chief Executive Officer of Continental Airlines, Inc.

Years of Service: 14 Age: 72 Board Committees: • Corporate Governance & Responsibility • Management Development & Compensation

Braniff Airlines. He is licensed as a commercial pilot, type rated on the B757 and B767 airplanes and the DC-3 and is a licensed airframe and power plant mechanic. Mr. Bethune is also a director of Prudential Financial Inc. and Sprint Nextel Corporation. He previously served as a director of Willis Group Holdings Ltd. (2004-2008). Mr. Bethune was a director of Honeywell Inc. from April 1999 to December 1999.

Specific Qualifications, Attributes, Skills and Experience

•  Extensive management expertise gained through various executive positions, including senior leadership roles, at Continental Airlines and the Boeing Company

•  Wealth of experience in airline industry, including aircraft manufacturing, financial services, marketing, branding, cost control and restructuring, international operations and government regulations

•  Deep knowledge of corporate governance as a Fortune 500 company director

Mr. Bethune is the retired Chairman of the Board and Chief Executive Officer of Continental Airlines, Inc., an international commercial airline company. Mr. Bethune joined Continental Airlines, Inc. in February 1994 as President and Chief Operating Officer. He was elected President and Chief Executive Officer in November 1994 and Chairman of the Board and Chief Executive Officer in 1996, in which positions he served until his retirement in December of 2004. Prior to joining Continental, Mr. Bethune held senior management positions with the Boeing Company (where, among other things, he was responsible for the manufacture and design of the B757 and B737 aircraft programs), Piedmont Airlines, Inc., Western Airlines, Inc. and

KEVIN BURKE • Non-Executive Chairman of Consolidated Edison, Inc. (Con Edison)
Years of Service: 4 Age: 63 Board Committees: • Audit • Retirement Plans

Officer in 2005. Mr. Burke served as President and Chief Executive Officer of Con Edison from 2005 through 2013, and elected Chairman in 2006. Mr. Burke became non-executive Chairman of Con Edison in December 2013. In addition, Mr. Burke is Chairman of the Board of Trustees of Consolidated Edison of New York, Inc. which is an affiliate of Con Edison.

Specific Qualifications, Attributes, Skills and Experience

•  Extensive management expertise gained through various executive positions, including senior leadership roles, at Con Edison

•  Wealth of experience in energy production and distribution, energy efficiency, alternative energy sources, engineering and construction, government regulation and development of new service offerings

•  Deep knowledge of corporate governance and regulatory issues facing the energy, utility and service industry

Mr. Burke joined Con Edison, a utility provider of electric, gas and steam services, in 1973 and has held positions of increasing responsibility in system planning, engineering, law, nuclear power, construction, and corporate planning. He served as Senior Vice President from July 1998 to July 1999, with responsibility for customer service and for Con Edison’s electric transmission and distribution systems. In 1999, Mr. Burke was elected President of Orange & Rockland Utilities, Inc., a subsidiary of Con Edison. He was elected President and Chief Operating Officer of Consolidated Edison Company of New York, Inc. in 2000 and elected Chief Executive

2014 | Proxy and Notice of Annual Meeting of Shareowners	| 3

Proposal No. 1: Election of Directors > Nominees for Election

JAIME CHICO PARDO, President and Chief Executive Officer, ENESA, S.A. de C.V. (ENESA)
Years of Service: 14 Age: 64 Board Committees: • Retirement Plans Committee Chairperson • Corporate Governance & Responsibility

President and Chief Executive Officer of Grupo Condumex, S.A. de C.V. and Euzkadi/General Tire de Mexico, manufacturers of products for the construction, automotive and telecommunications industries. Mr. Chico Pardo has also spent a number of years in the international and investment banking business. Mr. Chico Pardo is a director of AT&T, Inc. He previously served as a director of Grupo Carso, S.A. de C.V. and several of its affiliates (1991-2013) three mutual funds in the American Funds family of mutual funds (2011-2013) and Honeywell Inc. from September 1998 to December 1999.

Specific Qualifications, Attributes, Skills and Expertise

•  Broad international exposure through senior leadership roles in Latin American companies in the telecommunications, automotive, manufacturing, engineering and construction industries

•  Expertise in the management of infrastructure assets and international business, operations and finance focused on Latin America

•  Enhanced perspectives on corporate governance, risk management and other issues applicable to public companies

Mr. Chico Pardo has been President and Chief Executive Officer of ENESA, a private fund investing in the Mexican energy and health care sectors since March 2010. He previously served as Co-Chairman of the Board of Telefonos de Mexico, S.A.B. de C.V. (TELMEX), a telecommunications company based in Mexico City, from April 2009 until April 2010 and as its Chairman from October 2006 to April 2009 and its Vice Chairman and Chief Executive Officer from 1995 until 2006. Mr. Chico Pardo was Co-Chairman of the Board of Impulsora del Desarrollo y el Empleo en América Latina, S.A. de C.V., a publicly listed company in Mexico engaged in investment in and management of infrastructure assets in Latin America, from 2006 until 2010. He was also Chairman of Carso Global Telecom, S.A. de C.V. from 1996 until 2010. Prior to joining TELMEX, Mr. Chico Pardo served as

D. SCOTT DAVIS, Chairman and Chief Executive Officer of United Parcel Service, Inc. (UPS)
Years of Service: 8 Age: 62 Board Committees: • Management Development & Compensation Committee Chairperson • Audit

a developer of general aviation and marine navigation instruments. Mr. Davis is a Certified Public Accountant. He previously served on the Board of the Federal Reserve Bank of Atlanta (2003-2009), serving as Chairman in 2009.

Specific Qualifications, Attributes, Skills and Experience

•  Significant expertise in management, strategy, finance and operations gained over 25 years at UPS including through senior leadership roles

•  Financial management expertise, including financial reporting, accounting and controls

•  Strong banking experience and a deep understanding of public policy and global economic indicators

•  Extensive experience in the transportation and logistics services industry

Mr. Davis joined UPS, a leading global provider of package delivery, specialized transportation and logistics services in 1986, and has served as Chairman and Chief Executive Officer since January 1, 2008. Prior to this, he served as Vice Chairman since December 2006 and as Senior Vice President, Chief Financial Officer and Treasurer since January 2001. Previously, Mr. Davis held various leadership positions with UPS, primarily in the finance and accounting areas. Prior to joining UPS, he was Chief Executive Officer of II Morrow Inc.,

LINNET F. DEILY, former Deputy U.S. Trade Representative and Ambassador
Years of Service: 8 Age: 68 Board Committees: • Corporate Governance & Responsibility Committee Chairperson • Audit

director of Chevron Corporation. Ms. Deily previously served as a director of Alcatel-Lucent (2006-2008) and Lucent Technologies, Inc. (2005-2006).

Specific Qualifications, Attributes, Skills and Experience

•  Unique global and governmental perspectives regarding international trade, capital markets, public policy, telecommunications, information services, corporate finance, refinery and petrochemical industries

•  Extensive experience leading international trade negotiations and detailed knowledge and insight into challenges and opportunities related to government relations

•  Significant financial experience through senior leadership roles in banking, brokerage and financial services companies

•  Substantial experience as a Fortune 500 company director

Ms. Deily was Deputy U.S. Trade Representative and U.S. Ambassador to the World Trade Organization from 2001 to 2005. From 2000 until 2001, she was Vice Chairman of The Charles Schwab Corp. Ms. Deily served as President of the Schwab Retail Group from 1998 until 2000 and President of Schwab Institutional—Services for Investment Managers from 1996 to 1998. Prior to joining Schwab, she was the Chairman of the Board, Chief Executive Officer and President of First Interstate Bank of Texas from 1990 until 1996. She is also a

4 |	Proxy and Notice of Annual Meeting of Shareowners | 2014

Proposal No. 1: Election of Directors > Nominees for Election

JUDD GREGG, former U.S. Senator from New Hampshire
Years of Service: 3 Age: 67 Board Committees: • Corporate Governance & Responsibility • Audit

as a chief negotiator of the Emergency Economic Stabilization Act of 2008 and was the lead sponsor of the Deficit Reduction Act of 2005, and, along with the late Senator Ted Kennedy, co-authored the No Child Left Behind Act of 2001. In March 2010, Senator Gregg was appointed to President Obama’s bipartisan National Commission on Fiscal Responsibility and Reform. From 1989 to 1993, Senator Gregg was the Governor of New Hampshire and prior to that was a U.S. Representative from 1981 to 1989. He previously served as a director of Intercontinental Exchange, Inc. from March 2011 to October 2013.

Specific Qualifications, Attributes, Skills and Experience

•  Deep understanding and experience in local, state, national and international issues

•  Extensive experience in government, public policy, financial regulatory reform, banking, tax, capital markets, science, renewable technology and research, environmental protection and conservation, healthcare and foreign policy

•  Significant insight into fiscal affairs, governmental relations, legislative and regulatory issues

Senator Gregg has spent over three decades in public office, most recently serving as the United States Senator from the State of New Hampshire from January 1993 until January 2011. During his tenure in the Senate, Senator Gregg served on a number of key Senate Committees including Budget; Appropriations; Government Affairs; Banking, Housing and Urban Affairs; Commerce, Science and Transportation; Foreign Relations; and Health, Education, Labor and Pensions. He has served as the Chairman and Ranking Member of the Health, Education, Labor and Pensions Committee and the Chairman and Ranking Member of the Senate Budget Committee as well as chairman of various sub-committees. Senator Gregg served

CLIVE HOLLICK, former Chief Executive Officer of United Business Media
Years of Service:10 Age: 68 Board Committees: • Management Development & Compensation • Retirement Plans

the Advisory Board of Jefferies Inc. He previously served as a director of The Nielsen Company B.V. (2006-2009), Diageo plc (2001-2011), TRW Inc. (2000-2002) and BAE Systems (1992-1997).

Specific Qualifications, Attributes, Skills and Experience

•  Management expertise and diverse perspective on international and media experience gained through over 30 years as the leader of United Business Media

•  Deep knowledge of public policy and trends in the UK and European markets

•  In-depth understanding of the operating environment in the UK and Europe particularly with respect to information and financial services, broadcasting, publishing and online media, marketing and branding, technology and innovation

•  Substantial experience in mergers and acquisitions in the media and financial services sectors, including in a private equity context

Lord Hollick was Chief Executive Officer of United Business Media and its predecessor companies from 1974 to 2005. United was a London-based, international information, broadcasting, financial services and publishing group. From 2005 to 2010, he was a partner, managing director and adviser to Kohlberg Kravis Roberts & Co., a private equity firm focusing on businesses in the media and financial services sectors. Lord Hollick is a partner of GP Bullhound LLP, a director of ProSiebenSat.1 Media AG and Gogo Inc., and a member of

GRACE D. LIEBLEIN, Vice President—Global Purchasing and Supply Chain of General Motors Corporation (GM)
Years of Service: 1 Age: 53 Board Committees: • Corporate Governance & Responsibility • Management Development & Compensation

Director from January 2009 until June 2011 and Vehicle Chief Engineer from October 2004 to January 2009. Ms. Lieblein joined GM in 1978 as a co-op student at the General Motors Assembly Division in Los Angeles and has held a variety of leadership positions at GM in engineering, product development and manufacturing.

Specific Qualifications, Attributes, Skills and Experience

•  Wide-ranging management and operating experience gained through various executive positions in an extensive career at GM

•  Significant expertise in supply chain management, global manufacturing, engineering, product design and development

•  International business, operations and finance experience gained through senior leadership positions in Brazil and Mexico

Ms. Lieblein has served as Vice President, Global Purchasing and Supply Chain of GM, a company that designs, manufactures and markets cars, crossovers, trucks, and automobile parts worldwide, since December 2012. Prior to her current role, Ms. Lieblein served as the GM Brazil President and Managing Director from June 2011 until December 2012, the GM Mexico President and Managing

2014 | Proxy and Notice of Annual Meeting of Shareowners	| 5

Proposal No. 1: Election of Directors > Nominees for Election

GEORGE PAZ, Chairman and Chief Executive Officer of Express Scripts Holding Company
Years of Service: 5 Age: 58 Board Committees: • Corporate Governance & Responsibility • Audit Committee Chairperson

Express Scripts as Senior Vice President and Chief Financial Officer in January 1998 and continued to serve as its Chief Financial Officer following his election as President until April 2004. Mr. Paz is a Certified Public Accountant.

Specific Qualifications, Attributes, Skills and Experience

•  Significant management and finance experience gained through senior leadership positions at Express Scripts

•  Financial expertise, including in tax, financial reporting, accounting and controls

•  Extensive experience in corporate finance, insurance and risk management, mergers and acquisitions, capital markets, government regulation and employee health benefits

Mr. Paz has served as Chairman of the Board of Express Scripts Holding Company, a pharmacy benefit management company, since May 2006, as Chief Executive Officer since April 2005 and as President from October 2003 to February 2014. He has served as a director of Express Scripts since January 2004. Mr. Paz joined

BRADLEY T. SHEARES, former Chief Executive Officer of Reliant Pharmaceuticals, Inc.
Years of Service: 9 Age: 57 Board Committees: • Management Development & Compensation • Retirement Plans

the Merck Research Laboratories and held a wide range of positions within Merck, in business development, sales, and marketing, before becoming Vice President in 1996. He is also a director of The Progressive Corporation, Covance Inc., and Henry Schein, Inc. Dr. Sheares previously served as a director of IMS Health Incorporated (2009-2010).

Specific Qualifications, Attributes, Skills and Experience

•  Significant management, sales and marketing expertise gained over 25 years in senior leadership roles

•  Extensive experience in healthcare, sales and marketing, advertising and promotion, brand management, research and development, and mergers and acquisitions

•  Deep knowledge of corporate governance issues, complex regulatory and legal issues, and risk management facing public companies in the healthcare, automobile insurance and contract research industries

Dr. Sheares served as Chief Executive Officer of Reliant Pharmaceuticals, Inc., a pharmaceutical company with integrated sales, marketing and development expertise that marketed a portfolio of branded cardiovascular pharmaceutical products, from January 2007 through its acquisition by GlaxoSmithKline plc in December 2007. Prior to joining Reliant, Dr. Sheares served as President of U.S. Human Health, Merck & Co., Inc. from March of 2001 until July 2006. Prior to that time, he served as Vice President, Hospital Marketing and Sales for Merck’s U.S. Human Health business. Dr. Sheares joined Merck in 1987 as a research fellow in

ROBIN L. WASHINGTON, Executive Vice President and Chief Financial Officer of Gilead Sciences, Inc. (Gilead)
Years of Service:1 Age: 51 Board Committees: • Audit • Retirement Plans

spent nearly 10 years at PeopleSoft, a provider of enterprise application software, where she served in a number of executive positions, most recently in the role of Senior Vice President and Corporate Controller. Ms. Washington is a Certified Public Accountant. She is a director of Salesforce.com Inc. and previously served as a director of Tektronix, Inc. (acquired by Danaher Corporation) (2005-2007) and MIPS Technologies, Inc. (acquired by Imagination Technologies Group PLC) (2008-2013).

Specific Qualifications, Attributes, Skills and Experience

•  Extensive management, operational and accounting experience in the healthcare and information technology industries

•  Financial expertise, including in tax, financial reporting, accounting and controls, corporate finance, mergers and acquisitions and capital markets

•  Broad experience on corporate governance issues gained through public company directorships

Ms. Washington joined Gilead, a research-based biopharmaceutical company, as Senior Vice President and Chief Financial Officer in May 2008. In her current role as Executive Vice President and Chief Financial Officer, she oversees Gilead’s Global Finance, Investor Relations and Information Technology organizations. From 2006-2007, Ms. Washington served as Chief Financial Officer of Hyperion Solutions, an enterprise software company that was acquired by Oracle Corporation in March 2007. Prior to that, Ms. Washington

6 |	Proxy and Notice of Annual Meeting of Shareowners | 2014

Corporate Governance > Board of Directors

CORPORATE GOVERNANCE

Honeywell is committed to strong corporate governance policies, practices and procedures designed to make the Board more effective in exercising its oversight role. The following sections provide an overview of our corporate governance structure, including the independence and other criteria we use in selecting Director nominees; our Board leadership structure; and the responsibilities of the Board and each of its Committees. Our Corporate Governance Guidelines, among other key governance materials, help guide our Board and management in the performance of their duties and are regularly reviewed by the Board. Our outreach to shareowners on a variety of corporate governance-related topics is also discussed below.

KEY CORPORATE GOVERNANCE DOCUMENTS

Please visit our website at www.honeywell.com (see “Investors/Corporate Governance”) to view the following documents:

•	Corporate Governance Guidelines

•	Code of Business Conduct

•	Board Committees and Charters

•	Charter and By-Laws of Honeywell

These documents are available free of charge on our website or by writing to Honeywell, 101 Columbia Road, Morris Township, NJ 07962, c/o Vice President and Corporate Secretary.

Honeywell’s Code of Business Conduct applies to all directors, officers (including the Chief Executive Officer, Chief Financial Officer and Controller) and employees. Amendments to or waivers of the Code of Business Conduct granted to any of the Honeywell’s directors or executive officers will be published on our website.

BOARD OF DIRECTORS

The primary functions of Honeywell’s Board of Directors are:

•	To oversee management performance on behalf of shareowners;

•	To ensure that the long-term interests of the shareowners are being served;

•	To monitor adherence to Honeywell standards and policies;

•	To promote the exercise of responsible corporate citizenship; and

•	To perform the duties and responsibilities assigned to the Board by the laws of Delaware, Honeywell’s state of incorporation.

Board Meetings

The Board of Directors held seven meetings during 2013. The average attendance at meetings of the Board and Board Committees during 2013 was 95%. During this period, all of the directors attended or participated in at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all Committees of the Board of Directors on which each such director served.

Board Leadership Structure

The Board of Directors believes that Mr. Cote’s service as both Chairman of the Board and CEO is in the best interest of the Company and its shareowners. Mr. Cote possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company and its businesses. Considering the size and complexity of the Company, Mr. Cote is best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most critical matters for the Company and its shareowners.

Mr. Cote’s combined role enables decisive leadership, ensures clear accountability, and enhances the Company’s ability to communicate its message and strategy clearly and consistently to the Company’s shareowners, employees, customers and suppliers, particularly during periods of volatile economic and industry conditions. Mr. Cote has been instrumental in developing the “Honeywell Enablers”, important internal business processes which drive efficiency and service quality, bringing world-class products and services to markets faster and more cost-effectively for our customers. This has been beneficial in driving a unified “One Honeywell” approach to core operating processes across a global, multi-industry organization of approximately 131,000 employees.

Director Independence—Presiding Director Role

Each of the directors other than Mr. Cote is independent and the Board believes that the independent directors provide effective oversight of management, including the CEO. Honeywell utilizes a “Presiding Director” position which rotates on a meeting-by-meeting basis in accordance with years of service on the Board. The Presiding Director leads executive sessions of the independent, non-employee directors at each meeting of the Board. Following each executive session, the Presiding

2014 | Proxy and Notice of Annual Meeting of Shareowners	| 7

Corporate Governance > Board Committees

Director meets with the Chairman to provide feedback on matters discussed in the executive session and input regarding future agenda items, information requests or other suggestions for future Board and Committee meetings. The Board believes that its Presiding Director system combined with the Board practices and procedures described below, rather than selection of a single individual to fill the role of “Lead Director”, encourages full engagement of all of the independent directors in the executive sessions, avoids unnecessary hierarchy, and appropriately and effectively balances the combined Chairman/CEO role.

Board Practices and Procedures

•	The Board’s Committees—Audit, Corporate Governance and Responsibility, Management Development and Compensation, and Retirement Plans—undertake extensive analysis and review of the Company’s activities in key areas such as financial reporting, internal controls, compliance, corporate governance, succession planning and executive compensation.

•	The Board and its Committees perform an annual review of the agenda and subjects to be considered for each meeting. During that review, each Board and Committee member is free to raise subjects that are not on the agenda at any meeting and to suggest items for inclusion on future agendas.

•	Each Director is provided in advance written material to be considered at every meeting of the Board and has the opportunity to provide comments and suggestions.

•	The Board and its Committees provide feedback to management and management is required to answer questions raised by the directors during Board and Committee meetings.

•	The Chair of the Corporate Governance and Responsibility Committee is permanently empowered and authorized to call special meetings of the Board at any time and for any reason (instituted in 2012 in response to shareowner feedback).

•	The Chair of the Corporate Governance and Responsibility Committee has been designated as a point of contact for shareowner communications (instituted in 2013 in response to shareowner feedback).

Although the Company believes that the combination of the Chairman and CEO roles is appropriate in the current circumstances, Honeywell’s Corporate Governance Guidelines do not establish this approach as a fixed rule but as a matter that is best considered as part of the CEO succession planning process.

BOARD COMMITTEES

The Board currently has the following Committees: Audit; Corporate Governance and Responsibility; Management Development and Compensation; and Retirement Plans. Each Committee consists entirely of independent, non-employee directors. Each Committee operates under a written charter which is available on our website www.honeywell.com (see “Investors/Corporate Governance/Board Committees”).

Committee Membership

The table below lists the current membership of each Committee and the number of Committee meetings held in 2013.

*  Committee Chairperson

8 |	Proxy and Notice of Annual Meeting of Shareowners | 2014

Corporate Governance > Board Committees and Responsibilities

BOARD COMMITTEES AND RESPONSIBILITIES

The primary functions of each of the Board Committees are described below.

Board Committees	Responsibilities
AUDIT COMMITTEE All Members Independent The Audit Committee has oversight responsibility for our independent accountants. See further detailed information following this chart.

•  Appoint (subject to shareowner approval), and be directly responsible for, the compensation, retention and oversight of, the firm that will serve as independent accountants to audit our financial statements and to perform services related to the audit; this includes resolving disagreements between management and the independent accountants regarding financial reporting;

•  Review the scope and results of the audit with the independent accountants;

•  Review with management and the independent accountants, prior to filing, the annual and interim financial results (including Management’s Discussion and Analysis) to be included in Forms 10-K and 10-Q;

•  Consider the adequacy and effectiveness of our internal accounting controls and auditing procedures;

•  Review, approve and establish procedures for the receipt, retention and treatment of complaints received by Honeywell regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•  Review material legal and compliance matters and the effectiveness of the Company’s integrity and compliance program; and

•  Consider the accountants’ independence.

CORPORATE GOVERNANCE AND RESPONSIBILITY COMMITTEE All Members Independent This committee also serves as the Nominating Committee.

•  Identify and evaluate potential Director candidates and recommend to the Board the nominees to be proposed by the Company for election to the Board;

•  Review and make a recommendation to the Board regarding whether to accept a resignation tendered by a Board nominee who does not receive a majority of votes cast for his or her election in an uncontested election of directors;

•  Review annually and recommend changes to the Corporate Governance Guidelines;

•  Lead the Board in its annual review of the performance of the Board and its Committees;

•  Review policies and make recommendations to the Board concerning the size and composition of the Board, the qualifications and criteria for election to the Board, retirement from the Board, compensation and benefits of non-employee directors, the conduct of business between Honeywell and any person or entity affiliated with a director, and the structure and composition of Board Committees; and

•  Review Honeywell’s policies and programs relating to health, safety and environmental matters, equal employment opportunity and such other matters, including the Company’s Code of Business Conduct, as may be brought to the attention of the Committee regarding Honeywell’s role as a responsible corporate citizen.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

All Members Independent

The Management Development and Compensation Committee administers Honeywell’s executive compensation program.

See further detailed information following this chart.

•  Evaluate and approve executive compensation plans, policies and programs, including review and approval of executive compensation-related corporate goals and objectives;

•  Sole authority to retain and terminate a compensation consultant to assist in the evaluation of CEO or senior executive compensation;

•  Review and approve the individual goals and objectives of the Company’s executive officers;

•  Evaluate the CEO’s performance relative to established goals and objectives and, together with the other independent directors, determine and approve the CEO’s compensation level;

•  Review and determine the annual salary and other remuneration (including under incentive compensation and equity-based plans) of all other officers;

•  Review and discuss with management, the Compensation Discussion and Analysis and other executive compensation disclosure included in this proxy statement;

•  Produce the annual Committee Report included in this proxy statement;

•  Review the management development program, including executive succession plans; and

•  Review or take such other action as may be required in connection with the bonus, stock and other benefit plans of Honeywell and its subsidiaries.

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Corporate Governance > Board Committees and Responsibilities

Board Committees	Responsibilities
RETIREMENT PLANS COMMITTEE All Members Independent

•  Appoint the trustees for funds of the employee pension benefit plans of Honeywell and certain subsidiaries;

•  Review funding strategies;

•  Review investment policy for fund assets; and

•  Oversee members of the committees that direct the investment of pension fund assets.

Board Committee Oversight of Independent Accountants

The Audit Committee seeks to ensure the exercise of appropriate professional skepticism by the independent accountants by reviewing and discussing, among other things, management and auditor reports regarding significant estimates and judgments and the results of peer quality review and PCAOB inspections of the independent accountants. They also review and pre-approve all audit and non-audit services provided to Honeywell by the independent accountants in order to determine that such services would not adversely impact auditor independence and objectivity. The Committee also holds separate executive sessions at each in-person meeting with representatives of PricewaterhouseCoopers LLP, our independent accountants, and with Honeywell’s Chief Financial Officer and Vice President—Corporate Audit. The Board has determined that Mr. Paz, Mr. Burke, Mr. Davis, Ms. Deily and Mrs. Washington satisfy the “accounting or related financial management expertise” requirements set forth in the NYSE listing standards, and has designated Mr. Paz as the NYSE defined “audit committee financial expert.”

Board Committee Oversight of Executive Compensation and Outside Compensation Consultant

The Management Development and Compensation Committee has sole authority to retain a compensation consultant to assist the Committee in the evaluation of director, CEO or senior executive compensation, but only after considering all factors relevant to the consultant’s independence from management. In addition, the Committee is directly responsible for approving the consultant’s compensation, evaluating its performance, terminating its engagement. Under the Committee’s established policy, its consultant cannot provide any other services to Honeywell. Since October 2009, the Committee has retained Pearl Meyer & Partners (“PM&P”) as its independent compensation consultant.

The Committee regularly reviews the services provided by its outside consultants and performs an annual assessment on the independence of its compensation consultant to determine whether the compensation consultant is independent. The Committee conducted a specific review of its relationship with PM&P in 2013, and determined that PM&P is independent in providing Honeywell with executive compensation consulting services and that PM&P’s work for the Committee did not raise any conflicts of interest, consistent with Securities and Exchange Commission (“SEC”) rules and NYSE listing standards.

In making this determination, the Committee reviewed information provided by PM&P on the following factors:

•	Any other services provided to Honeywell by PM&P;

•	Fees received by PM&P from Honeywell as a percentage of PM&P’s total revenue;

•	Policies or procedures maintained by PM&P to prevent a conflict of interest;

•	Any business or personal relationship between the individual PM&P consultants assigned to the Honeywell relationship and any Committee member;

•	Any business or personal relationship between the individual PM&P consultants assigned to the Honeywell relationship, or PM&P itself, and Honeywell’s executive officers; and

•	Any Honeywell stock owned by PM&P or the individual PM&P consultants assigned to the Honeywell relationship.

In particular, the Committee noted that PM&P did not provide any services to the Company or its management other than service to the Committee, and its services were limited to executive compensation consulting. Specifically it does not provide, directly or indirectly through affiliates, any non-executive compensation services, including, but not limited to, pension consulting or human resources outsourcing. The Committee continues to monitor the independence of its compensation consultant on a periodic basis.

PM&P compiles information and provides advice regarding the components and mix (short-term/long-term; fixed/variable; cash/equity) of the executive compensation programs of Honeywell and its “Compensation Peer Group” (see pages 32-33 of this proxy statement for further detail regarding the Compensation Peer Group) and analyzes the relative performance of Honeywell and the Compensation Peer Group with respect to stock performance and the financial metrics generally used in the programs. PM&P also provides information regarding emerging trends and best practices in executive compensation. In addition to information compiled by PM&P, the Committee also reviews general survey data compiled and published by third parties; neither the Committee nor Honeywell has any input into the scope of or the companies included in these third-party surveys.

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Corporate Governance > Board’s Role in Risk Oversight

While the Committee reviews information provided by PM&P regarding compensation paid by the Compensation Peer Group, as well as third-party survey data, as a general indicator of relevant market conditions, the Committee does not target a specific competitive position relative to the market in making its compensation determination.

PM&P reports to the Committee Chair, has direct access to Committee members, attends Committee meetings either in person or by telephone, and meets with the Committee in executive session without management present.

Compensation Input From Senior Management

The Management Development and Compensation Committee considers input from senior management in making determinations regarding the overall executive compensation program and the individual compensation of the executive officers.

As part of Honeywell’s annual planning process, the CEO, CFO and Senior Vice President—Human Resources, Procurement and Communications develop targets for Honeywell’s incentive compensation programs and present them to the Committee. These targets are reviewed by the Committee to ensure alignment with our strategic and annual operating plans, taking into account the targeted year-over-year and multi-year improvements as well as identified opportunities and risks. The CEO recommends base salary adjustments and cash and equity incentive award levels for Honeywell’s other executive officers. These recommendations are based on performance appraisals (including an assessment of the achievement of pre-established financial and non-financial management objectives) together with a review of supplemental performance measures and prior compensation levels relative to performance.

Each year, the CEO presents to the Committee and the full Board his evaluation of each executive officer’s contribution and performance over the past year, strengths and development needs and actions, and reviews succession plans for each of the executive officers.

BOARD’S ROLE IN RISK OVERSIGHT

While senior management has primary responsibility for managing risk, the Board as a whole has responsibility for risk oversight. Relevant Board Committees review certain risk areas and report on their deliberations to the Board. The Board works with senior management to develop a broad portfolio view that considers and balances risk-taking for sustainable growth and competitive advantage in a manner consistent with Honeywell’s long-term strategic plan—with actions necessary to preserve assets and protect against losses. The oversight responsibility of the Board and its Committees is enabled by management reporting processes that are designed to provide visibility to the Board about the identification, assessment and management of critical risks and management’s risk mitigation strategies. This enables informed decision-making and intelligent risk-taking. The areas of risk focus include strategic, competitive, economic, operational, financial (accounting, credit, liquidity, and tax), legal, regulatory compliance, health, safety and environment, political, and reputational risks.

The Board and the Audit Committee review Honeywell’s enterprise risk management program at least annually. Throughout the year, management regularly communicates with the Board and its Committees regarding the identification, assessment and mitigation of specific risks. The Board and its Committees oversee risks associated with their respective principal areas of focus, as summarized below. Each Committee meets in executive session with key management personnel and representatives of outside advisors (for example, the Vice President—Corporate Audit meets in executive session with the Audit Committee).

Board/Committee	Primary Areas of Risk Oversight
Full Board	Strategic, financial and execution risks and exposures associated with the annual operating plan, and five-year strategic plan (including matters affecting capital allocation); major litigation and regulatory exposures and other current matters that may present material risk to Honeywell’s operations, plans, prospects or reputation; acquisitions and divestitures (including through post-closing reviews); senior management succession planning.
Audit Committee	Risks and exposures associated with financial reporting, tax, accounting, disclosure, internal control over financial reporting, financial policies, investment guidelines, credit and liquidity and legal and compliance matters.
Corporate Governance and Responsibility Committee	Risks and exposures relating to Honeywell’s programs and policies relating to corporate governance; director succession planning; diversity; health, safety, and environment.
Management Development and Compensation Committee	Risks and exposures associated with leadership assessment, management succession planning, and executive compensation programs and arrangements, including incentive plans.
Retirement Plans Committee	Risks and exposures associated with Honeywell’s employee pension and savings plans, including their relative investment performance, asset allocation strategies and funded status.

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Corporate Governance > Director Independence

DIRECTOR INDEPENDENCE

Our Corporate Governance Guidelines state that the “Board intends that, at all times, a substantial majority of its directors will be considered independent under relevant NYSE and SEC guidelines.” The Corporate Governance and Responsibility Committee conducts an annual review of the independence of the directors and reports its findings to the full Board.

Based on the report and recommendation of the Corporate Governance and Responsibility Committee. The Board has determined that each of the non-employee nominees standing for election to the Board at the Annual Meeting—Messrs. Bethune, Burke, Chico Pardo, Davis, Gregg, Hollick, Paz, and Sheares and Mses. Deily, Lieblein and Washington—satisfies the independence criteria in the applicable NYSE listing standards and SEC rules (including the enhanced criteria with respect to members of the Audit Committee and Management Development and Compensation Committee). Each Board Committee member qualifies as a non-employee director within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

For a director to be considered independent, the Board must determine that the director does not have any material relationships with Honeywell, either directly as a partner, shareholder or officer of an organization that has a relationship with Honeywell, other than as a director and shareowner. Material relationships can include vendor, supplier, consulting, legal, banking, accounting, charitable and family relationships, among others.

Criteria for Director Independence

The Board considered all relevant facts and circumstances in making its determinations, including the following:

•	No non-employee director or nominee receives any direct compensation from Honeywell other than under the director compensation program described on pages 14-15 of this proxy statement.

•	No immediate family member (within the meaning of the NYSE listing standards) of any non-employee director or nominee is an employee of Honeywell or otherwise receives direct compensation from Honeywell.

•	No non-employee director or nominee is affiliated with Honeywell or any of its subsidiaries or affiliates.

•	No non-employee director or nominee is an employee of Honeywell’s independent accountants and no non-employee director or nominee (or any of their respective immediate family members) is a current partner of Honeywell’s independent accountants, or was within the last three years, a partner or employee of Honeywell’s independent accountants and personally worked on Honeywell’s audit.

•	No non-employee director or nominee is a member, partner, or principal of any law firm, accounting firm or investment banking firm that receives any consulting, advisory or other fees from Honeywell.

•	No Honeywell executive officer is on the compensation committee of the board of directors of a company that employs any of our non-employee directors or nominees (or any of their respective immediate family members) as an executive officer.

•	No non-employee director or nominee (or any of their respective immediate family members) is indebted to Honeywell, nor is Honeywell indebted to any non-employee director or nominee (or any of their respective immediate family members).

•	No non-employee director or nominee serves as an executive officer of a charitable or other tax-exempt organization that received contributions from Honeywell.

•	Honeywell has commercial relationships (purchase and/or sale of products and services) with companies at which our directors serve as officers (Mr. Davis – UPS, Mr. Paz – Express Scripts and Ms. Lieblein – General Motors). In each case:

(i) The relevant products and services were provided on terms and conditions determined on an arm’s-length basis and consistent with those provided by or to similarly situated customers and suppliers;

(ii) The relevant director did not initiate or negotiate the relevant transaction, each of which was in the ordinary course of business of both companies; and

(iii) The combined amount of such purchases and sales was less than 1% of the consolidated gross revenues of each of Honeywell and the other company in each of the last three completed fiscal years. This level is significantly below the requirements of the NYSE listing standards for director independence, which uses a 2% of total revenue threshold and applies it to each of purchases and sales rather than the combination of the two.

•	While a non-employee director’s or nominee’s service as an outside director of another company with which Honeywell does business would generally not be expected to raise independence issues, the Board also considered those relationships and confirmed the absence of any material commercial relationships with any such company. Specifically, those commercial relationships were in the ordinary course of business for Honeywell and the other companies involved and were on terms and conditions available to similarly situated customers and suppliers.

The above information was derived from Honeywell’s books and records and responses to questionnaires completed by the director nominees in connection with the preparation of this proxy statement.

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Corporate Governance > Identification and Evaluation of Director Candidates

IDENTIFICATION AND EVALUATION OF DIRECTOR CANDIDATES

The Corporate Governance and Responsibility Committee also serves as the Board’s Nominating Committee. The Committee consists entirely of independent directors under applicable SEC rules and NYSE listing standards. In this role, they seek individuals qualified to become directors, evaluate the qualifications of individuals suggested or nominated by third parties, including shareowners (and recommend actions if needed), and recommend to the Board the nominees to be proposed by Honeywell for election to the Board. The Committee considers director candidates in anticipation of upcoming director elections and other potential or expected Board vacancies.

The Committee considers director candidates suggested by its members, other directors, senior management and shareowners. The Committee has retained, at Honeywell expense, a search firm to identify potential director candidates. The Committee is also authorized to retain other external advisors for specific purposes, including performing background reviews of potential candidates. The search firm retained by the Committee has been provided guidance as to the particular experience, skills and other characteristics that the Board is seeking. The Committee has delegated responsibility for day-to-day management and oversight of the search firm engagement to Honeywell’s Senior Vice President—Human Resources, Procurement and Communications.

Preliminary interviews of director candidates are conducted by either the Chairman of the Committee or, at his or her request, any other member of the Committee, the Chairman of the Board and/or a representative of the retained search firm. Background material about the director candidates is distributed to the Committee members for their review. Director candidates that are determined to merit further consideration are interviewed by other Committee members, directors and key senior management personnel as determined by the Committee Chairman. The Committee then considers these interview results in its deliberations.

The Committee annually reviews with the Board the requisite skills and characteristics of Board members, as well as the composition of the Board as a whole. This assessment includes a consideration of independence, diversity, age, skills, experience and industry backgrounds in the context of the needs of the Board and the Company, as well as the ability of current and prospective directors to devote sufficient time to performing their duties in an effective manner. Directors are expected to exemplify the highest standards of personal and professional integrity, and to constructively challenge management through their active participation and questioning. In particular, the Committee seeks directors with established strong professional reputations and expertise in areas relevant to the strategy and operations of Honeywell’s businesses. The Committee conducts regular reviews of current directors in light of the considerations described above and past contributions to the Board.

OUR COMMITMENT TO BOARD DIVERSITY

While Honeywell’s Corporate Governance Guidelines do not prescribe a diversity policy or standards, as a matter of practice, the Committee is committed to enhancing both the diversity of the Board itself and the perspectives and values that are discussed in Board and Committee meetings. Our current Board composition reflects this approach and the Board’s commitment to diversity:

•	Three director nominees are women (two of whom have completed their first year as directors);

•	Three director nominees are Hispanic;

•	Two director nominees are African-American; and

•	Two director nominees are non-U.S. citizens.

Shareowners wishing to recommend a director candidate to the Committee for its consideration should write to the Committee, in care of Vice President and Corporate Secretary, Honeywell, 101 Columbia Road, Morris Township, New Jersey 07962. To receive meaningful consideration, a recommendation should include the candidate’s name, biographical data, and a description of his or her qualifications in light of the above criteria. Shareowners wishing to nominate a director should follow the procedures set forth in the Company’s By-Laws and described under “Director Nominations” on page 86 of this proxy statement.

Honeywell did not receive any recommendation of a director candidate from a shareowner, or group of shareowners, that beneficially owned more than 5% of Honeywell’s common stock (“Common Stock”) for at least one year as of the date of recommendation.

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Corporate Governance > Director Orientation and Continuing Education

DIRECTOR ORIENTATION AND CONTINUING EDUCATION

As part of Honeywell’s director orientation program, new directors participate in one-on-one introductory meetings with Honeywell business and functional leaders and are given presentations by members of senior management on Honeywell’s strategic plans, financial statements and key issues, policies and practices. Directors may enroll in director continuing education programs at Honeywell’s expense on corporate governance and critical issues associated with a director’s service on a public company board. Our senior management meets regularly with the Board and meets annually to review with the Board the operating plan of the Company and each of our strategic business groups. The Board also periodically participates in site visits to Honeywell’s facilities.

DIRECTOR ATTENDANCE AT ANNUAL MEETINGS

Honeywell has no specific policy regarding director attendance at its Annual Meeting of Shareowners. Generally, however, Board and Committee meetings are held immediately preceding and following the Annual Meeting of Shareowners, with directors attending the Annual Meeting. All of the directors attended last year’s Annual Meeting of Shareowners.

DIRECTOR COMPENSATION

The Corporate Governance and Responsibility Committee reviews and makes recommendations to the Board regarding the form and amount of compensation for non-employee directors. Directors who are employees of Honeywell receive no compensation for service on the Board. Honeywell’s director compensation program is designed to enable continued attraction and retention of highly qualified directors and is designed to address the time, effort, expertise and accountability required of active Board membership.

ANNUAL COMPENSATION

In general, the Corporate Governance and Responsibility Committee and the Board believe that annual compensation for non-employee directors should consist of both a cash component, designed to compensate members for their service on the Board and its Committees, and an equity component, designed to align the interests of directors and shareowners and, by vesting over time, to create an incentive for continued service on the Board.

Board of Directors’ Annual Compensation

Board Retainer	$80,000
Board Meeting and Attendance	$2,500 for each board meeting attended.
Board Committee Membership
While no fees are generally paid for attending Committee meetings, a $1,000 cash fee is paid for attendance at a Committee meeting, or other extraordinary meeting related to Board business, which occurs apart from a regularly scheduled Board meeting.	$10,000 for each committee board membership ($15,000 for members of the Audit Committee). Board Committee Chairs receive an additional cash retainer of $10,000 ($15,000 for the Audit Committee chair).
Common Stock Equivalents
These amounts are credited annually but payment is deferred until termination of Board service. Payments are made in cash, as either a lump sum or in equal annual installments.

At the commencement of each year, $60,000 in Common Stock equivalents is automatically credited to each director’s account in the Deferred Compensation Plan for Non-Employee Directors. Dividend equivalents are credited with respect to these amounts.

Annual Equity Grants
Stock options vest in equal annual installments over the four years following the grant date. The options also become fully vested at the earliest of the director’s retirement from the Board on or after the mandatory retirement age set by the Board and in effect on the date of grant (currently age 72), death, disability or change in control, as set forth in the 2006 Stock Plan for Non-Employee Directors of Honeywell (the “Non-Employee Director Plan”) and the relevant award agreements.

The RSUs will vest on the earliest of the third anniversary of the date of grant, the director’s death or disability, or change in control.

Beginning in 2012, each non-employee director received an annual equity grant with a target value of $75,000 consisting of 50% restricted stock units (“RSUs”) and 50% options to purchase shares of Common Stock at a price per share equal to the fair market value of a share of Common Stock on the date of grant, which is the date of the Annual Meeting of Shareowners.

Prior to 2012, non-employee directors received options to purchase a fixed number of shares (5,000) rather than a target value equity grant split between options and RSUs.

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Corporate Governance > Deferred Compensation

DEFERRED COMPENSATION

A non-employee director may elect to defer all or any portion of his or her annual cash retainers and fees, until a specified calendar year or termination of Board service. Compensation is credited to their account in the Deferred Compensation Plan for Non-Employee Directors. Amounts credited either accrue interest (2.90% for 2013 and set at 4.09% for 2014) or are valued as if invested in a Honeywell Common Stock fund or one of the other funds available to participants in our employee savings plan. The unit price of the Honeywell Common Stock fund is increased to take dividends into account. In addition to payments at the termination of Board service, upon a change of control, as defined in the Non-Employee Director Plan, a director may receive, pursuant to a prior election, a lump-sum payment for amounts deferred before 2006.

Messrs. Bethune and Chico Pardo participate in the legacy Honeywell Inc. Non-Employee Directors Fee and Stock Unit Plan. The last fee deferral under this plan occurred on December 1, 1999. Since that date, deferred amounts are increased only by dividend equivalents. Payment will be made to a participating director in whole shares of Common Stock following the earlier of a change in control or the director’s termination of Board service for any reason, in one payment or annual installments, as elected by the director.

OTHER BENEFITS

Non-employee directors are also provided with $350,000 in business travel accident insurance. They are also eligible to elect to receive $100,000 in term life insurance and medical and dental coverage, for themselves and their eligible dependents, which is consistent with similar coverage offered to Honeywell’s active salaried employees. In September 2008, the Board determined that new directors would be responsible for paying premiums for term life insurance and medical and dental coverage which they elected to receive. Honeywell also matches, dollar for dollar, any charitable contribution made by a director to any qualifying educational institution or charity, up to a maximum of $25,000 in the aggregate per director, per calendar year. In addition, directors may utilize available Company aircraft for travel to and from Board and Committee meetings.

RESTRICTED STOCK UNIT GRANT UPON ELECTION TO BOARD

New non-employee directors receive a one-time grant of 3,000 RSUs upon their election to the Board that vest on the earliest of the fifth anniversary of continuous Board service, death, disability or change in control. During this period, the director will receive dividend equivalents that will be automatically reinvested into additional RSUs which vest according to the same schedule as the underlying RSUs to which they relate. The director may defer the receipt of the RSUs on substantially the same terms and conditions as Honeywell officers with respect to new grants of RSUs.

STOCK OWNERSHIP GUIDELINES

Director stock ownership guidelines have been adopted under which each non-employee director, while serving as a director of Honeywell, must hold Common Stock (including restricted shares and RSUs and/or Common Stock equivalents) with a market value of at least five times the annual cash retainer (or $400,000; up from the previous requirement of $300,000 in 2011). They must hold net gain shares from option exercises for one year. “Net gain shares” means the number of shares obtained by exercising the option, less the number of shares the director sells to cover the exercise price of the options and pay applicable taxes. Directors have five years from election to the Board to attain the prescribed ownership threshold. All current directors other than Ms. Lieblein and Ms. Washington who joined the Board in December 2012 and April 2013, respectively, have attained the prescribed ownership threshold.

2014 | Proxy and Notice of Annual Meeting of Shareowners	| 15

Corporate Governance > Director Compensation—Fiscal Year 2013

DIRECTOR COMPENSATION—FISCAL YEAR 2013

Director Name	Fees Earned or Paid Cash($)(1)	Stock Awards($)(2)(3)		Option Awards($)(2)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)(5)	All Other Compensation($)(6)	Total($)
Gordon Bethune	$178,500	$37,528		$37,495	$43,394	$4	$296,921
Kevin Burke	$186,500	$37,528		$37,495	—	$25,004	$286,527
Jaime Chico Pardo	$185,000	$37,528		$37,495	—	$26,535	$286,558
D. Scott Davis	$196,500	$37,528		$37,495	$4,407	$1,319	$277,249
Linnet Deily	$197,500	$37,528		$37,495	—	$32,667	$305,190
Judd Gregg	$185,500	$37,528		$37,495	—	$5,004	$265,527
Clive Hollick	$178,500	$37,528		$37,495	$4,757	$39,772	$298,052
Grace Lieblein	$177,500	$37,528		$37,495	—	$4	$252,527
George Paz	$202,500	$37,528		$37,495	—	$25,004	$302,527
Bradley Sheares	$178,500	$37,528		$37,495	$8,936	$25,862	$288,321
Robin Washington	$133,875	$260,908	(7)	$37,495	—	$25,004	$457,282

(1)	Includes all fees earned, whether paid in cash or deferred under the Deferred Compensation Plan for Non-Employee Directors (including amounts treated as deferred in the Honeywell common stock fund).

(2)	The table below reflects all outstanding stock awards and option awards held at December 31, 2013 by each of the listed individuals.

Director Name	Outstanding Stock Awards at 12/31/13	Outstanding Option Awards at 12/31/13
Mr. Bethune	1,175	45,928
Mr. Burke	4,490	15,928
Mr. Chico Pardo	1,175	45,928
Mr. Davis	1,175	35,928
Ms. Deily	1,175	35,928
Mr. Gregg	4,382	10,928
Mr. Hollick	1,175	45,928
Ms. Lieblein	3,575	3,002
Mr. Paz	1,490	20,928
Dr. Sheares	1,175	30,928
Ms. Washington	3,558	3,002

(3)	The amounts set forth in this column represent the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718. The fair value of each stock award is estimated on the date of grant by averaging the high and low of the Company’s stock price on the day of grant. Stock awards of 504 shares were made to Non-Employee Directors in April 2013 with a value of $74.46 per share. A more detailed discussion of the assumptions used in the valuation of stock awards made in fiscal year 2013 may be found in Note 20 of the Notes to the Financial Statements in the Company’s Form 10-K for the year ended December 31, 2013.

(4)	The amounts set forth in this column represent the aggregate grant date fair value of option awards computed in accordance with FASB ASC Topic 718. The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model. Option awards of 3,002 shares were made to non-employee directors in April 2013 with a Black-Scholes value of $12.49 per share. A more detailed discussion of the assumptions used in the valuation of option awards made in fiscal year 2013 may be found in Note 20 of the Notes to the Financial Statements in the Company’s Form 10-K for the year ended December 31, 2013.

(5)	Amounts included in this column reflect above-market earnings on deferred compensation. Amounts invested in cash under the Deferred Compensation Plan for Non-Employee Directors are credited with the same rate of interest that applies to executives under the Honeywell Salary and Incentive Award Deferral Plan for Selected Employees. Deferrals for the 2006 plan year and later earn a rate of interest, compounded daily, based on the Company’s 15-year cost of borrowing. The rate is subject to change annually. For 2013, this rate was 2.90%, and is set at 4.09% for 2014. Deferrals for the 2005 plan year earn a rate of interest, compounded daily, which was set at an above-market rate before the beginning of the plan year and is subject to change annually. Deferrals for the 2004 plan year and prior plan years earn a rate of interest, compounded daily, that was set at an above-market rate before the beginning of each plan year and fixed until the deferral is distributed.

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Corporate Governance > Certain Relationships and Related Transactions

(6)	See “Director Compensation—Other Benefits” above for a description of the benefit items included in the All Other Compensation column for 2013. Honeywell matched charitable contributions in the amounts of:

Director Name	Matched Charitable Contributions
Mr. Burke	$25,000
Mr. Chico Pardo	$25,000
Ms. Deily	$25,000
Mr. Gregg	$5,000
Mr. Hollick	$25,000
Mr. Paz	$25,000
Dr. Sheares	$25,000
Ms. Washington	$25,000

(7)	Includes 3,000 RSUs granted to Ms. Washington upon her election to the Board in April 2013 with a value of $74.46 per share.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Applicable Policies and Procedures

Honeywell has written policies and procedures for approval or ratification of related person transactions. Article EIGHTH of Honeywell’s Amended and Restated Certificate of Incorporation provides that a related or interested party transaction shall not be void or voidable if such transaction is duly authorized or ratified by a majority of the disinterested members of the Board of Directors. Consistent with SEC rules, a related or interested party transaction includes a transaction between the Company and a director, director nominee or executive officer of the Company or a beneficial owner of more than 5% of the Company’s Common Stock or any of their respective immediate family members. Furthermore, the Honeywell Code of Business Conduct requires that each director and executive officer report to the Board of Directors on an ongoing basis any relationship or transaction that may create or appear to create a conflict between the personal interests of those individuals (or their immediate family members) and the interests of the Company. A conflict, or appearance of a conflict, might arise, for example, by accepting gifts or loans from a current or potential customer, supplier or competitor, owning a financial interest in, or serving in a business capacity with, an outside enterprise that competes with or does or wishes to do business with, the Company, serving as an intermediary for the benefit of a third party in transactions involving the Company or using confidential Company information or other corporate assets for personal profit.

If a conflict of interest or related party transaction is of a type or a nature that falls within the scope of oversight of a particular Board Committee, it is referred to that Committee for review. The Board or the responsible Committee must review any potential conflict and determine whether any action is required. This includes whether to authorize, ratify or direct the unwinding of the relationship or transaction under consideration, as well as ensure that appropriate controls are in place to protect Honeywell and its shareowners. In making that determination, the Board or responsible Committee considers all relevant facts and circumstances, such as:

•	the benefits of the transaction to Honeywell;

•	the terms of the transaction and whether they are arm’s-length and in the ordinary course of the Company’s business;

•	the direct or indirect nature of the related person’s interest in the transaction;

•	the size and expected term of the transaction; and

•	other facts and circumstances that bear on the materiality of the related person transaction under applicable law and listing standards.

Each director and officer also completes and signs a questionnaire at the end of each fiscal year to confirm that there are no material relationships or related person transactions between such individuals and the Company other than those previously disclosed to Honeywell. This ensures that all material relationships and related person transactions are identified, reviewed and disclosed in accordance with applicable policies, procedures and regulations.

RELATED PERSON TRANSACTION

The Honeywell ADI business leases its administrative office building in Melville, New York at a current rent of approximately $1,023,000 per year. After ADI entered into this lease, the property was acquired by a partnership known as “New Island Holdings.” There have been no material amendments to the lease since the property was acquired by New Island Holdings. Both Mr. Fradin, President and Chief Executive Officer, Honeywell Automation and Control Solutions and Mr. Kramvis, President and Chief Executive Officer, Honeywell Performance Materials and Technologies, are limited partners in New Island Holdings, holding 12% and 9% ownership interests, respectively. The limited partners of New Island Holdings receive distributions based on total lease payments generated from the portfolio of buildings that the partnership owns, less applicable mortgage and other expenses.

2014 | Proxy and Notice of Annual Meeting of Shareowners	| 17

Stock Ownership Information > Five Percent Owners of Company Stock

STOCK OWNERSHIP INFORMATION

FIVE PERCENT OWNERS OF COMPANY STOCK

The following table lists information about those holders known to Honeywell to be the beneficial owners of 5% or more of the outstanding shares of Common Stock as of December 31, 2013. State Street Corporation is listed in the table below because one of its subsidiaries (State Street Bank and Trust Company) holds 5.2% of our outstanding Common Stock as trustee for certain Honeywell savings plans. See notes below for additional details.

Name and Complete Mailing Address	Number of Shares		Percent of Common Stock Outstanding
State Street Corporation	72,488,401	(1)	9.2%	(2)
State Street Financial Center, One Lincoln Street, Boston, MA 02111
BlackRock, Inc.	44,346,550	(3)	5.7%
40 East 52nd Street, New York, NY 10022
Massachusetts Financial Services Company	42,404,593	(4)	5.4%
111 Huntington Avenue, Boston, MA 02199

(1)	State Street Corporation has shared voting power and shared dispositive power in each case in respect of the 72,488,401 shares listed above. State Street Bank and Trust Company, a subsidiary of State Street Corporation, has shared voting power and shared dispositive power in each case in respect of 53,914,382 shares included above.

(2)	State Street Bank and Trust Company holds 5.2% of our outstanding Common Stock as trustee for certain Honeywell savings plans. Under the terms of the plans, State Street is required to vote shares attributable to any participant in accordance with instructions received from the participant. They must also vote all shares for which it does not receive instructions in the same ratio as the shares for which instructions were received.

(3)	BlackRock, Inc. has sole voting power in respect of 37,124,630 shares and sole dispositive power in respect of 44,333,753 shares.

(4)	Massachusetts Financial Services Company and certain related entities have sole voting power in respect of 35,194,077 shares and sole dispositive power in respect of all 42,404,593 shares.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table lists information as of February 28, 2014 about the beneficial ownership of Common Stock by each director or director nominee, each executive officer named in the Summary Compensation Table, and by all directors (including nominees) and executive officers of Honeywell as a group. Except as otherwise noted, the individuals listed in the following table have the sole power to vote or transfer the shares reflected in the table.

	Components of Beneficial Ownership (Number of Shares)
Name(1)	Total Number of Shares(2)	Common Stock Beneficially Owned	Right To Acquire(3)	Other Stock-Based Holdings(4)
Gordon M. Bethune	66,689	8,077	35,962	22,650
Kevin Burke	24,596	8,000	10,962	5,634
Jaime Chico Pardo	87,533	24,418	35,962	27,153
David M. Cote	7,332,736	791,996	5,668,750	871,990
D. Scott Davis	55,229	11,000	30,962	13,267
Linnet F. Deily	42,598	0	30,962	11,636
Judd Gregg	18,190	3,000	5,962	9,228
Clive Hollick	52,378	3,000	30,962	18,416
Grace D. Lieblein	2,577	0	750	1,827
George Paz	28,186	4,315	15,962	7,909
Bradley T. Sheares	45,674	4,542	25,962	15,170
Robin L. Washington	1,985	0	750	1,235
David J. Anderson	1,763,961	128,497	1,316,250	319,214
Roger Fradin	1,196,232	279,106	797,500	119,626
Timothy Mahoney	630,544	31,740	572,500	26,304
Andreas Kramvis	612,643	79,104	502,250	31,289
All directors, nominees and executive officers as a group, including the above-named persons (22 people)	13,874,934	1,721,780	10,642,283	1,510,871

(1)	c/o Honeywell International Inc., 101 Columbia Road, Morris Township, New Jersey 07962.

(2)	The total beneficial ownership for any individual is less than 1% and the total for the group is approximately 1.78% of the shares of Common Stock outstanding.

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Stock Ownership Information > Section 16(a) Beneficial Ownership Reporting Compliance

(3)	Includes shares which the named individual or group has the right to acquire through the exercise of vested stock options, and shares which the named individual or group has the right to acquire through the vesting of performance shares, RSUs and stock options within 60 days of February 28, 2014.

(4)	Includes shares and/or share-equivalents in deferred accounts, as to which no voting or investment power exists.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who own more than 10% of our Common Stock to file reports of ownership and changes in ownership of our Common Stock with the SEC. The broker of Linnet Deily purchased and sold 25 shares of our Common Stock on Ms. Deily’s behalf in 2010 and 2011, which transactions were contrary to Ms. Deily’s instructions and not disclosed to the Company until June 2013. The appropriate Form 4 filing for Ms. Deily was made on June 14, 2013. Based on the information available to us during fiscal year 2013, we believe that all applicable Section 16(a) filing requirements were met on a timely basis, other than the transactions made for Ms. Deily.

SEC FILINGS AND REPORTS

Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, current Reports on Form 8-K, and any amendments to those reports, are available free of charge on our website at www.honeywell.com under the heading “Investor Relations” (see “SEC Filings & Reports”) immediately after they are filed with or furnished to the SEC.

SUSTAINABILITY AND CORPORATE RESPONSIBILITY

Honeywell takes seriously its commitment to corporate social responsibility, protection of our environment, and creation of Sustainable Opportunity everywhere it operates.

Honeywell’s Sustainable Opportunity policy is based on the principle that by integrating health, safety, and environmental considerations into all aspects of its business, Honeywell:

•	protects its people and the environment;

•	achieves sustainable growth and accelerated productivity;

•	drives compliance with all applicable regulations; and

•	develops the technologies that expand the sustainable capacity of our world.

Nearly 50% of Honeywell’s product portfolio is linked to energy efficiency, and the United States could reduce its energy consumption 20-25% by immediately and comprehensively adopting existing Honeywell technologies.

HIGHLIGHTS OF OUR ENVIRONMENTAL AND SAFETY GOALS AND ACHIEVEMENTS

Program	Achievements

Greenhouse Gas Reduction and Energy Efficiency

Honeywell reports on its global greenhouse gas emissions publicly through the Carbon Disclosure Project and through reports submitted to the U.S. Environmental Protection Agency and the United Kingdom Environmental Agency. A qualified third party has verified Honeywell’s 2011 and 2012 greenhouse gas emission inventories.

•  In 2007, the Company established five-year greenhouse gas and energy efficiency objectives for its internal operations for the period 2007-2011.

•  By the end of 2011, Honeywell reduced its greenhouse gas emissions by more than 30%, and increased its energy efficiency by more than 20%, in each case, from a 2004 baseline year.

•  To sustain this progress, Honeywell has set an additional public commitment to reduce its greenhouse gas emissions per dollar of revenue from our 2011 level by an additional 15% by 2017.

Water Honeywell has developed a global inventory of water usage in its manufacturing operations.

•  In 2013, the Company implemented water conservation projects at sites that are significant water consumers in areas that are experiencing “water stress” as defined by the World Resources Institute.

•  The Company will implement additional water conservation projects in these areas in 2014.

2014 | Proxy and Notice of Annual Meeting of Shareowners	| 19

Stock Ownership Information > Highlights of Our Environmental and Safety Goals and Achievements

Program	Achievements
Safety Honeywell has received worker safety awards from governments around the world.

•  We maintain a Company-wide global Total Case Incident Rate (the number of occupational injuries and illnesses per 100 employees) of less than half of the combined U.S. averages of the industries in which we operate, based on data from the Bureau of Labor Statistics.

Health, Safety, and Environment Management System

Honeywell’s Heath, Safety, Environmental and Sustainability matters are managed by a global team of trained professionals with extensive knowledge and hundreds of years of collective experience in occupational health, chemistry, hydrology, geology, engineering, safety, industrial hygiene, materials management and energy efficiency.

Honeywell utilizes a comprehensive Health, Safety, Environment and Sustainability (“HSES”) Management System based on recognized third-party standards, including ISO 14001 and OHSAS 18001, and industry best practices. The management system is fully integrated into the Honeywell Operating System, which drives continuous sustainable operational improvement. Compliance with standards and regulatory requirements is monitored through a Company-wide, HSES-led audit process. The timely development and implementation of process improvements and corrective action plans are closely monitored.

Honeywell’s Vice President of HSES reports to the Company’s Senior Vice President and General Counsel and has overall responsibility for HSES programs. A Corporate Energy & Sustainability Team, led by the Vice President of HSES and the Vice President of Global Real Estate and the Director of Sustainability, helps drive the Company’s greenhouse gas and energy efficiency goals. Progress on these goals is reported to Honeywell’s CEO on a monthly basis and is reviewed with the Board’s Corporate Governance and Responsibility Committee at least annually.

Honeywell’s Integrity and Compliance program

Honeywell’s Integrity and Compliance program reflects our vision and values and helps our employees, representatives, contractors, consultants, and suppliers comply with a high standard of business conduct globally. At the core of the Integrity and Compliance program is the Company’s Code of Business Conduct (the “Code”) that applies across the Company in all businesses and in all countries.

The Code is a baseline set of requirements that enables employees to recognize and be aware of how to report integrity, compliance, and legal issues. In addition, the Code outlines our pledge to recognize the dignity of each individual, respect each employee, provide compensation and benefits that are competitive, promote self-development through training that broadens work-related skills, and value diversity of perspectives and ideas. In our continuing effort to have a world class Integrity and Compliance program, in 2011, the Company revised the Code to improve readability and to address emerging areas. The updated Code has included additional guidance on a number of topics, including data privacy, respect for human rights, and the appropriate use of information technology and social media.

Honeywell Hometown Solutions

Honeywell demonstrates its commitment to corporate social responsibility and community involvement through Honeywell Hometown Solutions, which focuses on five important societal needs that align with Honeywell’s culture, products and people: safety and security, housing and shelter, math and science education, habitat and conservation, and humanitarian relief.

These programs have delivered results in communities around the world, including:

•	Teaching children potentially life-saving lessons to help prevent abduction and common childhood accidents;

•	Repairing homes and community centers for low-income families, the elderly and the disabled;

•	Offering academic opportunities that inspire students to pursue careers in science, technology, engineering and math (STEM), and that give teachers new techniques in STEM education;

•	Partnering with environmental organizations to provide students with unique learning opportunities and teaching tools for educators to promote science in the classroom, and

•	Helping Honeywell employees and communities recover from natural disasters such as Hurricane Sandy, the Colorado Springs wildfires, the Great Japan Earthquake and Tsunami and the Mexicali, Haitian and Sichuan earthquakes.

For more information about our sustainability and corporate citizenship programs, please visit our website, www.honeywell.com, and Corporate Citizenship http://citizenship.honeywell.com/.

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Stock Ownership Information > Political Contributions and Activities

POLITICAL CONTRIBUTIONS AND ACTIVITIES

Engagement in the political process is critical to our success. Our future growth depends on forward-thinking legislation and regulation that makes society safer and more energy efficient and improves public infrastructure. We strive to always engage responsibly in the political process and to ensure that our participation is fully consistent with all applicable laws and regulations, our principles of good governance, and our high standards of ethical conduct.

We have developed a strong team of government relations professionals based in Washington, D.C. that drive our lobbying programs and initiatives. Our government relations organization is led by a Senior Vice President, Global Government Relations. Members of the government relations organization work from a global network of offices.

Management and Board Oversight

The law department oversees our lobbying activities. The Senior Vice President, Global Government Relations reports to the Company’s Senior Vice President and General Counsel (“General Counsel”) and also works closely with the Vice President, Global Compliance whose organization ensures compliance with our political spending policy. The General Counsel, Senior Vice President, Global Government Relations and Vice President, Global Compliance meet regularly with the Chairman and Chief Executive Officer and his leadership team about legislative, regulatory and political developments.

With respect to Board of Directors oversight, our public policy efforts, including all lobbying activities, political contributions and payments to trade associations and other tax-exempt organizations, is the responsibility of the Corporate Governance and Responsibility Committee (“CGRC”), which consists entirely of independent, non-employee directors. Each year the CGRC receives an annual report on the Company’s policies and practices regarding political contributions. The CGRC’s oversight of our political activities ensures compliance with applicable law and alignment with our policies and our Code of Business Conduct. In addition, each year the Senior Vice President, Global Government Relations reports to the full Board of Directors on our global lobbying and government relations program.

Political Contributions

We have not made any political contributions using corporate funds since at least 2009 and have no intention of making such political contributions in the near future. Even before 2009, any such contributions were extremely rare and for de minimis amounts of less than $5,000. Any and all contributions we make in support of federal and state political candidates is through the non-partisan Honeywell International Political Action Committee, which is funded exclusively through voluntary contributions from eligible U.S.-based employees, which are not reimbursed by Honeywell.

2014 Updated Political Contributions Disclosure

For 2014, we have revised and expanded our disclosure on our policy and procedures for political activity and contributions. This disclosure is available on Honeywell’s website at www.honeywell.com (see “Investors/Corporate Governance/Political Contributions”).

SHAREOWNER OUTREACH AND ENGAGEMENT

Honeywell’s relationship with its shareowners is a critical part of our corporate governance profile, and we recognize the value of taking their views into account. Engaging with our shareowners helps us to understand how they view us, to set goals and expectations for our performance, and to identify emerging issues that may affect our strategies, corporate governance, compensation practices or other aspects of our operations.

Our shareowner and investor outreach includes investor road shows, analyst meetings, and investor conferences. We also communicate with shareowners and other stakeholders through various media, including our annual report and SEC filings, proxy statement, news releases, and our website. Our conference calls for quarterly earnings releases and major corporate developments are open to all. These calls are available in real time and as archived webcasts on our website.

Our Chairman and CEO, Chief Financial Officer, Vice President of Investor Relations and other senior management meet with investors to discuss Honeywell’s strategy, financial and business performance and to update investors on key developments.

We also seek our shareowners’ views on governance and compensation matters throughout the year. Given our large shareowner base, we concentrate our shareowner outreach efforts on our largest 25 – 30 shareowners that represent approximately 50% - 53% of our ownership. In the third quarter of 2013, we extended an invitation to meet with each of these shareowners to solicit their views on a range of issues.

Among the specific matters we discussed with our largest shareowners was the following:

•	Shareowner views on the separation of Chairman of the Board and Chief Executive Officer role. See “Proposal No. 4 – Independent Board Chairman.”

2014 | Proxy and Notice of Annual Meeting of Shareowners	| 21

Stock Ownership Information > Shareowner Outreach and Engagement

•	The amendment to our Stock Incentive Plan to eliminate automatic (single-trigger) accelerated vesting of equity awards upon a change in control. See “Proposal No. 6 – Eliminate Accelerated Vesting in a Change in Control.”

•	Our executive compensation program and disclosures. See “Proposal No. 3 – Advisory Vote to Approve Executive Compensation” and “Compensation Discussion and Analysis.”

•	The advisability of providing shareowners with the ability to act by written consent. See “Proposal No. 5 – Right to Act By Written Consent.”

•	The adequacy of our disclosure on political contributions and lobbying. See “Proposal No. 7 –Political Lobbying and Contributions.”

•	The adequacy of our disclosure on environmental, sustainability and governance (ESG) matters. See “Sustainability and Corporate Responsibility” on page 19 of this proxy statement or visit our website www.honeywell.com for updated information on all these programs.

•	Shareowner views on an exclusive forum By-Law amendment enacted in September 2013. See “2013 By-Law Amendment” below.

2013 BY-LAW AMENDMENT

In September 2013, we announced that the Board had unanimously approved an amendment to our By-Laws. The By-Law amendment requires that we consent before certain types of stockholder internal-affairs litigation can be brought in any court other than the state or federal courts located within the State of Delaware. The Board took this action based on its view that Delaware Courts tend to have more expertise in handling certain types of lawsuits. In addition, the By-Law amendment is viewed by many experts as an effective way to reduce the risk of expensive, duplicative multi-forum litigation. The Board also considered the fact that the amendment does not limit the rights of shareowners to sue Honeywell. Rather, the amendment means that if a shareowner sues us outside of the State of Delaware, we have the right to seek to move the suit to a court in the State of Delaware.

Before amending the By-Laws, the Board was informed of, and considered, our shareowners’ views on this topic based on management discussions with shareowners in the third quarter of 2013. The majority of shareowners with whom we spoke were not concerned about the exclusive forum By-Law amendment. With a small number of exceptions, our shareowners did not view this amendment as an abridgment of their rights to sue us or otherwise seek redress based on our wrongful acts or omissions.

COMMUNICATING WITH BOARD MEMBERS

Shareowners, as well as other interested parties, may communicate directly with the Chair of the Corporate Governance and Responsibility Committee, the presiding director for an upcoming meeting, the non-employee directors as a group, or individual directors by writing to:

Honeywell
c/o Vice President and Corporate Secretary
101 Columbia Road
Morris Township, NJ 07962

Honeywell’s Corporate Secretary reviews and promptly forwards communications to the appropriate director(s).

COMMUNICATING WITH MANAGEMENT AND IR

Our Investor Relations department is the primary point of contact for shareowner interaction with Honeywell. Shareowners should write to or call:

Elena Doom
Vice President, Investor Relations
Honeywell
101 Columbia Road, Morris Township, NJ 07692
Phone: +1 (973) 455-2222

Visit our website www.honeywell.com

We encourage our shareowners to visit the investors section of our website for more information on our investor relations and corporate governance programs.

PROCESS FOR COMMUNICATING WITH BOARD MEMBERS

Honeywell’s Corporate Secretary reviews and promptly forwards communications to the directors as appropriate. Communication involving substantive accounting or auditing matters are forwarded to the Chair of the Audit Committee. Certain items that are unrelated to the duties and responsibilities of the Board will not be forwarded such as: business solicitation or advertisements; product or service related inquires; junk mail or mass mailings; resumes or other job-related inquires; spam and overly hostile, threatening, potentially illegal or similarly unsuitable communications.

22 |	Proxy and Notice of Annual Meeting of Shareowners | 2014

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

In this section, we review the objectives and elements of Honeywell’s executive compensation program, its alignment with performance and the 2013 compensation decisions regarding our Named Executive Officers.

2014 | Proxy and Notice of Annual Meeting of Shareowners	| 23

Executive Compensation > Executive Summary

NAMED EXECUTIVE OFFICERS
(“NEOs”)

David Cote
Chairman &
Chief Executive Officer

David Anderson
Senior Vice President &
Chief Financial Officer

Roger Fradin
President & Chief Executive
Officer — Automation &
Control Solutions

EXECUTIVE SUMMARY

OVERVIEW

Honeywell is a diversified, global technology and manufacturing leader, organized into four strategic business groups or SBGs: Aerospace (“Aero”), Automation and Control Solutions (“ACS”), Performance Materials and Technologies (“PMT”) and Transportation Systems (“TS”).

We seek sustained, profitable growth through great positions in good industries. Our product and service offerings are aligned with important global macro trends — safety, security, energy efficiency and infrastructure.

We consistently utilize a set of foundational business processes that we call the “Honeywell Enablers” to manage our diverse portfolio of businesses and drive efficiency and quality. These are the Honeywell Operating System (drives improvement in manufacturing), Velocity Product Development (drives new products), Functional Transformation (drives administrative improvements) and Honeywell User Experience (drives product and process designs that improve the user experience). Our focus is on continuous application of the Honeywell Enablers to deliver high quality earnings, make “seed planting” investments to build for the future and create long-term value for our shareowners.

SUMMARY OF COMPENSATION DECISIONS — 2013

Compensation decisions made for 2013 are aligned with Honeywell’s strong operational results and reflect our ongoing emphasis on variable, at-risk compensation paid out over the long-term. Compensation decisions are intended to reinforce our focus on consistent performance and sustained, profitable growth that translate into superior stock performance.

With respect to the NEOs, the Committee took the following key compensation actions in 2013 (discussed in detail later in this Compensation Discussion and Analysis or “CD&A”):

Pay Element	2013 Actions	Comment
Base Salary	No merit increases in 2013.	The base salaries of Messrs. Cote, Anderson and Fradin have not been increased in any of the last five years.
Annual Incentive Compensation Program (“ICP”)	Awards ranged from 97% to 165% of target opportunity.	Payout levels linked to three pre-established, objective metrics: growth in proforma EPS(1), free cash flow(2) and working capital turns — as well as Supplemental Criteria (see page 38).
Stock Option Awards	Grant date values of individual NEO 2013 option awards ranged from -11% to +19% compared with 2012 values.	In the aggregate, grant-date value of stock option awards to NEOs was flat to 2012.
Performance-Based Longer-Term Cash (Growth Plan Units or “GPUs”)	2012-2013 Growth Plan earned awards for the two-year performance cycle ended on December 31, 2013 ranged from 77% to 113% of target. Performance cycles do not overlap, so the next award is for 2014-2015.	Payouts based on three pre-established quantified financial targets measured over a two-year period for each SBG and Honeywell as a whole: revenue growth (ex-acquisitions & divestitures), return on investment and segment margin expansion. At the Total Company level, we outperformed our targets for ROI and segment margin expansion, but did not attain threshold performance for adjusted two-year total revenue growth. Payout of 50% of NEO earned awards is deferred until March 2015, subject to continued employment.
Performance-Adjusted Restricted Stock Units (“RSUs”)	10,000 RSUs granted to Mr. Kramvis as a supplemental pay element.	For recognition and retention. No RSUs were granted to any other NEOs in 2013. RSUs are adjusted based on Honeywell total shareowner returns compared with peers.

(1)	Proforma, excludes pension mark-to-market adjustment.

(2)	Free cash flow (cash flow from operations less capital expenditures) prior to any cash pension contributions, NARCO Trust establishment payments and cash taxes relating to the sale of available for sale investments.

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Executive Compensation > Executive Summary

CEO PAY-FOR-PERFORMANCE ALIGNMENT

This graph demonstrates the alignment over the past five years of shareowner value creation and key operational metrics with CEO total annual direct compensation (“Total ADC”). Total ADC consists of base salary, ICP award, annual stock option grant, and annualized Growth Plan award.

(1)	Reflects the year-to-year performance indexed to a 2008 base year for total shareowner return (“TSR”), and a 2009 base year for other performance metrics, at 100. Prior year TSR is shown to correspond with the timing of compensation decisions. TSR consists of stock price appreciation plus reinvested dividends.

(2)	The 2013 and 2012 CEO Total ADC bars include 50% of the actual award earned for the 2012-2013 Growth Plan cycle even though awards are paid 50% in 2014 and 50% in 2015. The 2010 and 2011 CEO Total ADC bars each include 50% of the actual award earned for the 2010-2011 Growth Plan performance cycle. There was no Growth Plan award relating to 2009.

(3)	Represents actual business performance for the year noted indexed to 2009. EPS is presented proforma and excludes pension mark-to-market adjustment.

(4)	The TSR point above each column is the TSR for the preceding year as long-term incentive compensation decisions (annual stock options and biennial Growth Plan Unit awards) are made in February with reference to prior year TSR performance as one of the key considerations in aligning pay and performance.

SAY ON PAY

For the third straight year, shareowners were presented with an advisory vote to approve executive compensation. In 2013, our executive compensation was approved by approximately 94% of the votes cast on the proposal. These results continue to demonstrate strong shareowner support for Honeywell’s overall executive compensation program and related decisions. In addition, we engage in one-on-one discussions with our institutional investors year-round to discuss our compensation approach, financial performance and corporate governance.

The Committee takes into account the outcome of Say on Pay votes and discussions with investors when considering future executive compensation arrangements and potential changes to the executive compensation program. Based on the outcome of the 2013 Say on Pay vote and feedback from investor discussions, the Committee did not make any changes to the design of the compensation program in 2013. The Board has adopted a policy of providing for an annual vote on Say on Pay. The next Say on Pay vote will occur at our 2015 Annual Meeting.
NAMED EXECUTIVE OFFICERS (continued) Timothy Mahoney President & Chief Executive Officer — Aerospace Andreas Kramvis President & Chief Executive Officer — Performance Materials & Technologies

2014 | Proxy and Notice of Annual Meeting of Shareowners	| 25

Executive Compensation > 2013 Honeywell Performance

Earnings Per Share*
up 11% to $4.97.

Total Sales up 4%
to new Company
record of $39.1
billion.

Segment margins
increased 70 basis
points to a record
16.3%.

Segment profit up
8% to a new peak of
$6.4 billion.

Free cash flow**
remained strong at
$3.8 billion and FCF
conversion was 96%.

Dividend rate was
increased by 10%.
This marks the ninth
increase of 10%+
in the last ten years.

2013 HONEYWELL PERFORMANCE

2013 marked another year of setting high expectations and delivering record-level results despite continued challenges in the macro-economic environment. We overcame a slow start to the year with modest sales growth driven by slower economic growth in the United States and Europe, and slowing growth in the emerging economies. Despite lower sales growth, Honeywell expanded margins to new levels, and grew earnings per share* by 11%, which was once again a multiple of over twice sales growth. We also continued to plant the seeds that will drive future top-line growth, including investments in new technologies, manufacturing capacity and acquisitions, as well as leveraging the application of the Honeywell Enablers that will lead to more profitable growth across the portfolio.

PERFORMANCE HIGHLIGHTS (2013 VS. 2012)

•	Earnings Per Share* were up 11% to $4.97.

•	Total Sales were up 4% (2% organic) to a new record of $39.1 billion.

•	Segment Margins increased 70 basis points to a record 16.3%, with segment profit up 8% to a new peak of $6.4 billion.

•	Free Cash Flow (“FCF”)** remained strong at $3.8 billion and FCF conversion was 96%. These positive results are after the impact of 2013 funding for capital expenditures of $947 million, an increase of 7% vs. 2012.

*	Proforma, V% exclude pension mark-to-market adjustment
**	Free cash flow (cash flow from operations less capital expenditures) and free cash flow conversion prior to any cash pension contributions, NARCO Trust establishment payments and cash taxes relating to the sale of available for sale investments. FCF/Net Income = FCF Conversion

A significant amount of the cash generated was redeployed in our businesses or returned to our shareowners.

•	We made capital expenditures of $947 million, expanding investments in our high ROI businesses to meet customer demand for new orders and the existing backlog.

•	We funded investments in technology centers, new manufacturing capabilities and strategic bolt-on acquisitions.

•	We returned capital to shareowners through a 10% increase in the dividend rate. This was the ninth dividend rate increase of at least 10% in the last ten years.

•	We continued our sustained program of share repurchases by purchasing 13.5 million shares, returning $1.1 billion in cash to our shareowners.

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Executive Compensation > 2013 Honeywell Performance

Our Focus on Profitable Growth

In December 2012, we provided our investors with guidance for 2013 related to sales, segment margins and EPS.* For each of these financial metrics, we provided a low-high range based on our expectations for both the performance of our businesses and the global economy. We raised the low-end of our guidance range for EPS* and segment margin several times during the year and exceeded these levels, despite the impact of the slow economic environment on the top line.

Performance against initial guidance

•	We attained the low-end of our initial Sales guidance range, despite slow global economic growth.

•	We exceeded the high-end of our initial guidance range for EPS.*

•	We exceeded our Segment Margin guidance range, demonstrating strong operational performance.

Target represents initial external guidance provided in December 2012

*Proforma, V% exclude pension mark-to-market adjustment

We delivered strong operational performance vs. our compensation and multi-industry peer groups

(Calendar Year Data)

(1) 14 Company Compensation Peer Group (see page 32).

(2) Multi-Industry Peers Consisting of UTX, MMM, GE, and EMR.

Results for the four multi-industry companies are shown separately as they are the most relevant comparisons with respect to operating performance and investor base (i.e. similar breadth of portfolio, multi-industries, global footprint). These companies are also included in the Compensation Peer Group.

Achieved the low-end of our
initial guidance range for Sales

Exceeded our EPS* guidance
range

Exceeded our Segment
Margin guidance range

Strong relative operational
performance

2014 | Proxy and Notice of Annual Meeting of Shareowners	| 27

Executive Compensation > 2013 Honeywell Performance

Achieved our 2014 Segment
Margin target range
minimum one year ahead of
Schedule.

Creating Value for our
Shareowners

Total Shareowner Return (TSR 5-Year): Over the past 5 years our cumulative Total Shareowner Return was 218.8% compared to our peer group median of 155.6%.

Building For the Future

We funded investments in technology centers, new manufacturing capabilities and strategic bolt-on acquisitions.

We achieved our 2014 segment margin target range minimum ahead of schedule

In February 2010, we established 2014 long-term target ranges for revenue and segment margin (“2014 Long-Term Targets”). Having just come off the significant downturn in 2009, we had modest expectations for global growth. Even so, the economic recovery proved to be significantly slower than we initially planned. Despite these headwinds, we attained the lower-end of the 2014 segment margin range one year early in 2013, with a relentless focus on operational excellence. The contributions from the Honeywell Enablers, including the Honeywell Operating System, Functional Transformation, and Velocity Product Development, are driving more profitable growth and continued margin expansion.

We are Creating Value for Our Shareowners

Total Shareowner Return:

We continue to outperform our peer group and the broader market. The following graph displays our cumulative TSR growth relative to the S&P 500 Index and our Compensation Peer Group for the one, three and five-year periods ending December 31, 2013.

•	Percentages reflect cumulative growth over the period.
•	Peer Median reflects Compensation Peer Group Median (see page 32).
•	As of December 31, 2013; 1-year period begins January 1, 2013, 3-year period begins January 1, 2011. 5-year period begins January 1, 2009.

We are Building for the Future

Portfolio Evolution through Smart Acquisitions and Divestitures

We continue to strengthen our portfolio to better achieve great positions in good industries with disciplined acquisitions and divestitures, including;

Intermec (acquired September 2013) — acquisition of a global supply chain solutions provider in mobile computing, radio frequency identification solutions (RFID) and bar code, label and receipt

28 |	Proxy and Notice of Annual Meeting of Shareowners | 2014

Executive Compensation > 2013 Honeywell Performance

printers. Markets include warehousing, supply chain, field service and manufacturing environments.

•	Adds and expands engineering capability and sales reach to Honeywell’s Scanning & Mobility business, which was previously established through the successful acquisitions of Hand Held Products, Metrologic and EMS.

•	Intermec was a U.S. public company that operated globally and had reported 2012 revenues of $790 million.

RAE Systems (acquired June 2013) — acquisition of a global manufacturer in the gas detection industry with a diverse portfolio of personal, hand-held, transportable and fixed gas, radiation and photo-ionization sensing and detection devices. Markets include the government, oil and gas, industrial and emergency response sectors.

•	Adds and expands key technologies to Honeywell’s Life Safety business, and expands its manufacturing and distribution footprint, especially in high-growth countries.

•	Products used in over 120 countries.

•	Acquired for approximately $340 million.

Friction Materials (announced divestiture in January 2014) — divestiture of our global business unit focused on the manufacture of disc brake pads and braking system components for original equipment manufacturers and the aftermarket covering passenger car, light truck, commercial vehicle, railway, and other industrial applications.

•	Expected to close in the second half of 2014, subject to required regulatory approvals and applicable information and consultation requirements.

•	Eliminates a business unit that does not fit with our core differentiated technologies focus and long-term growth plans.

•	$155 million purchase price generated an after-tax loss of approximately ($0.04) per share, which was recognized in the fourth quarter 2013, however, the loss did not affect Honeywell’s fourth quarter 2013 or full year 2014 financial outlook.

Rigorous Focus on Seed Planting to Support Future Growth and Improved Productivity

Growth in 2013 segment margin and EPS(1) were achieved without compromising future growth. We continued our long-term seed planting initiatives in several key areas:

R&D Spend at 4.6% of revenues was targeted at high growth areas such as natural gas processing, low global warming refrigerants and blowing agents, and wireless control devices and technologies.

Capital Expenditures increased 7%, primarily in PMT, as we expanded capacity in several high-margin businesses.

Sales in High Growth Regions increased 8% vs. 2012 which brings overall sales in high growth regions to approximately 23% of total revenue. Key seed planting actions taken in 2013 include:

•	Completed installation of top senior leadership in priority High Growth Regions — Brazil, Russia, Middle East, Turkey, Mexico, Indonesia, Southeast Asia.

•	Fortified relationships with key strategic customers and governments leading to over $4 billion in new wins.

•	Leveraged our “Becoming the Chinese Competitor” strategy — a comprehensive set of tools and benchmarks for dynamically improving competitiveness in the China market.

•	Expanded our East-for-East (E4E) new product development portfolio — our portfolio of locally designed and manufactured products tailored to local customer needs.

•	Established China as a platform for evolution from pure E4E to E-2-Rest strategy (bringing China E4E product portfolio to other high growth markets). Piloted in Turkey and rolled-out to Russia, Brazil, Mexico, and Indonesia.

•	Established a center of excellence for local new product certification in Russia — rolling out to other High Growth Regions.

Restructuring Actions were funded through operations to enable sustainable productivity:

•	Funded restructuring actions in 2013 of $231 million gross ($201 million net).

(1)	Proforma, excludes pension mark-to-market adjustment.

Strategic acquisitions

•	Intermec expands our engineering capability and sales reach in Scanning & Mobility.

•	RAE Systems adds and expands key technologies to Honeywell’s Life Safety business.

Expanded capacity in high margin businesses. Capital expenditures increased 7% vs. 2012, with focus to meeting customer demand in our high ROI businesses.

High Growth Region Sales increased 8% vs. 2012 to approximately 23% of total revenue.

2014 | Proxy and Notice of Annual Meeting of Shareowners	| 29

Executive Compensation > Our Compensation Philosophy

•	Continued execution on previously funded projects to improve our cost structure; $347 million of restructuring projects still ongoing that will yield benefits in 2014 and beyond.

New 2018 Long-Term Targets

New 2018 long-term targets were communicated in March 2014 that reflect our commitment to sustained growth and continued value generation for our shareowners.

(1) CAGR - Compound Annual Growth Rate	(2) bps - basis points improvement

OUR COMPENSATION PHILOSOPHY

HOW COMPENSATION IS DETERMINED

Decisions about executive compensation are made by the Management Development and Compensation Committee of the Honeywell Board of Directors (the “Committee”). The Committee believes that a well designed, consistently applied compensation program for senior executives is fundamental to the long-term creation of shareowner value. In carrying out their responsibilities, the Committee considers a number of factors:

•	the competition for top-tier executive talent across our diverse range of businesses spanning the aerospace, automation and control, chemical and refining, and automotive industries;

•	the global nature of our businesses and the importance of growth outside of the United States for future success; and

•	the need to retain or attract executives with a proven track record of delivering consistent short-term financial results and driving “seed-planting” initiatives that will create long-term shareowner value and success.

Each year, the Committee reviews each NEO’s three-year compensation history in total and for each element of total annual direct compensation. They also review projected payouts under Honeywell’s retirement and deferred compensation plans, and any prior, non-recurring types of awards or grants such as performance-adjusted RSU awards issued for retention and/or succession planning purposes. This enables the Committee to understand how each element of compensation interacts with the other elements and to see how current compensation decisions may affect future wealth accumulation and executive retention. The Committee considers historical awards and/or grant levels when determining individual annual ICP awards and option grants, as well as the value and vesting dates of unvested equity holdings.

Our executive compensation programs support creation of shareowner value through four key objectives:

Attract and Retain World-Class Leadership Talent with the leadership abilities and experience necessary to develop and execute business strategies, drive superior results, meet diverse challenges and build long-term shareowner value in an enterprise with our scale, breadth, complexity and global footprint;

Pay for Superior Results and Sustainable Growth by rewarding and differentiating among executives based on the achievement of Company, SBG and functional objectives;

Drive Performance that Creates Shareowner Value by emphasizing variable, at-risk compensation with an appropriate balance of near-term and long-term objectives that align executive and shareowner interests; and

Manage Risk through Oversight and Compensation Design features and practices that balance short-term and long-term incentives, are not overly leveraged and cap maximum payments.

30 |	Proxy and Notice of Annual Meeting of Shareowners | 2014

Executive Compensation > Our Compensation Philosophy

The factors that generally shape the Committee’s overall assessment of compensation include:

•	Overall operational and financial performance — Corporate and SBG;

•	Stock price performance and total shareowner return;

•	Executive’s individual record of performance including success in deploying the Honeywell Enablers;

•	Named Executive Officer compensation history, including experience in the position;

•	Executive’s relative level of responsibility within Honeywell and the impact of his or her position on Honeywell’s performance with recognition that both the amount and “at-risk” nature of the compensation should increase with the level of responsibility;

•	Executive’s long-term leadership potential with Honeywell and associated retention risk (as discussed in “Succession Planning” on page 33);

•	The senior executive succession plan;

•	Stock ownership levels;

•	Annual share utilization and shareowner dilution levels resulting from the compensation plans;

•	Trends and best practices in executive compensation;

•	Peer group comparisons, including pay levels and practices for the competitive marketplace and company performance relative to the competitive marketplace (as discussed below);

•	Industry and macroeconomic conditions; and

•	Results of the most recent annual Say on Pay vote and discussions with shareowners through the Company’s outreach program.

The Committee believes in ensuring a clear alignment between pay and performance as evidenced by the strong correlation between TSR, financial performance and executive compensation. However, the Committee does not believe that the factoring of the various items it considers in making its compensation-related decisions for each NEO should, or can, be reduced to a linear formula.

The Company does not define specific internal pay ratios for its senior executives or NEOs. The compensation disparity between the CEO and the other NEOs is primarily due to the CEO having significantly greater responsibilities for management and oversight of a diversified, global enterprise.

Final compensation determinations are ultimately made by the Committee (together with the other independent directors in the case of the CEO) after review and evaluation of these considerations and the other items discussed in this Compensation Discussion and Analysis.

MIX OF COMPENSATION ELEMENTS

In setting total compensation, the Committee seeks to achieve the optimal balance between:

•	fixed and variable (or “at-risk”) pay elements;

•	short- and long-term pay elements; and

•	cash and equity-based elements.

Our executive compensation programs emphasize variable pay that aligns compensation with performance and shareowner value. The mix of compensation elements for NEOs is heavily leveraged toward variable, performance-based compensation. The CEO, in particular, has a greater emphasis on variable compensation than all other executives because his actions can have a greater influence on the performance of the Company.

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Executive Compensation > Our Compensation Philosophy

OUR COMPETITIVE MARKET — COMPENSATION PEER GROUP

The Committee believes it is important to understand the relevant market for executive talent to ensure that Honeywell’s executive compensation program supports the attraction and retention of highly-qualified leaders. However, the Committee does not target a specific competitive position relative to the market for executive compensation.

They annually assess market conditions through a review of compensation data compiled by the Committee’s independent compensation consultant regarding a peer group of companies (the “Compensation Peer Group”) with whom Honeywell competes for talent and which have one or more of the following attributes:

•	business operations in the industries and markets in which Honeywell participates;

•	similar revenue and market capitalization;

•	similar breadth of portfolio and complexity;

•	global scope of operations and/or diversified product lines; and

•	demonstrated competitor for executive talent.

The Committee believes that Honeywell executives are potentially attractive candidates for such companies because of their performance and visibility at Honeywell, and the depth of experience and management skill sets required to manage a global company of Honeywell’s scope and complexity. The Committee regularly reviews the appropriateness of the Compensation Peer Group and the purposes for which it is used. The Committee did not make any changes to the Compensation Peer Group in 2013.

COMPENSATION PEER GROUP

Alcoa	General Dynamics	Raytheon

Boeing	General Electric	Textron

Dow Chemical	Johnson Controls	3M

E.I. DuPont de Nemours	Lockheed Martin	United Technologies

Emerson Electric	Northrop Grumman

32 |	Proxy and Notice of Annual Meeting of Shareowners | 2014

Executive Compensation > Our Compensation Philosophy

For each Company in the Compensation Peer Group, the Committee reviews data including base salary, actual annual cash incentive awards, total annual cash compensation, long-term incentive compensation and total annual direct compensation of the NEOs. The Committee also reviews general industry survey data published by third parties as a general indicator of relevant market conditions and pay practices. This also serves as a broader reference point for specific business units where the breadth and relevance of Compensation Peer Group data may not be as comprehensive as desired. Neither the Committee nor the Company has any input into the scope of, or the companies included in, these general industry surveys.

SUCCESSION PLANNING

The Committee recognizes that retention of highly-qualified leadership talent is critical to the Company’s continued performance and to successful succession planning. The Committee annually considers, and reviews with the full Board, succession candidates for the CEO and other senior leadership positions under both near-term and long-term planning scenarios, taking into account demonstrated performance, leadership qualities and potential to take on more complex responsibilities. As part of this process, the Committee considers the potential retention risk regarding incumbent senior executives and the identified succession candidates, the competitive landscape for executive talent, the specific succession planning time horizon for each senior executive position, and the extent of disruption likely to be caused by unplanned attrition. Since January 2004, all of the Company’s open executive officer positions have been filled with executives promoted from within Honeywell.

Due to the sustained improvement in key performance metrics, strong long-term relative TSR outperformance and the breadth of our business operations, Honeywell’s senior executives are recognized as industry leaders with backgrounds and experience that are highly attractive to competitors. The Committee believes that these leaders may be presented with other career opportunities given the scope and complexity of the Company and each of its business segments.

Where the Committee believes it to be necessary, it will take appropriate compensation actions to reinforce the succession plan and to guard against competitive activity. These retention actions are designed to:

•	motivate the executive to forego outside career opportunities;

•	generate value for the recipient only if he or she remains employed by the Company for the period of time deemed optimal for succession planning purposes; and

•	strengthen restrictive covenants (e.g., non-competition, non-solicitation) and/or provide for transition periods that will guard against competitive harm to the Company at the time of the executive’s departure from Honeywell.

In 2013, the Committee awarded Mr. Kramvis 10,000 performance-adjusted RSU’s with a vesting period intended to reinforce his retention and recognize his strong performance and accomplishments in stabilizing and strengthening the PMT portfolio, and positioning the SBG for future growth.

2014 | Proxy and Notice of Annual Meeting of Shareowners	| 33

Executive Compensation > Compensation Programs

COMPENSATION PROGRAMS

ELEMENTS OF TOTAL ANNUAL DIRECT COMPENSATION

In this section, we describe the three elements of our compensation programs that make up “total annual direct compensation” or “Total ADC” for the NEOs. These three elements and their relative weighting in the total compensation mix are summarized in this table:

Compensation Element	Type of Compensation	Key Objectives
Base Salary	Fixed Annual Cash	Attract and compensate high-performing and experienced leaders at a competitive level of cash compensation.
Short-Term Incentive Awards
• Annual Incentive Compensation Plan (ICP)	Variable Annual Cash	Motivate and reward executives for achieving annual corporate, SBG and functional goals in key areas of financial and operational performance.
Long-Term Incentive (LTI) Awards
• Growth Plan Units	Variable, Performance Cash	The Growth Plan drives the achievement of specific, quantified two-year financial performance goals directly aligned with our operating and strategic plans.
• Stock Options	Equity	Stock options only have realizable value for executives if the operating performance driven by the annual ICP and Growth Plan results in stock price appreciation.

Target Weighting of Total Annual Direct Compensation Elements

For 2013, the target weighting of each of the elements of total annual direct compensation for the CEO and other NEOs was as follows:

The percentages above are based on target Total ADC. The 2013 portion of the 2012-2013 Growth Plan award is included assuming that the Company achieves the target financial metrics over the course of the 2012-2013 measurement period. This does not correspond to, and is not a substitute for, percentages derived from the amounts required to be disclosed in the Summary Compensation Table and supplemental tables.

Base Salary

Base salaries are determined based on scope of responsibility and years of experience. In 2013, base salary was 10% of the CEO’s total annual direct compensation and approximately 17% of total annual direct compensation for the other NEOs. Neither the CEO nor any of the other NEOs received a base salary increase in 2013.

Annual Incentive Compensation Plan (“ICP”)

Each NEO has an annual ICP target opportunity expressed as a percentage of base salary. The CEO’s target opportunity is 175% of base salary, while the other NEOs have target opportunities equal to 100% of base salary. The maximum ICP award that can be paid to each NEO is 200% of their annual ICP target opportunity.

The aggregate annual ICP payout for all senior executive employees, including the NEOs, is limited to 2% of the Company’s consolidated earnings (“Funding Cap”), as such term is defined in the Incentive Compensation Plan approved by shareowners in 2011. Consolidated earnings exclude unusual or infrequently occurring events or transactions, the effects of extraordinary items, gain or loss on the disposal of a business segment, the effects of changes in accounting principles and the effects of any annual pension mark-to-market adjustment that recognizes net actuarial gains and losses outside the corridor (calculated as 10% of the greater of plan assets or projected benefit obligation).

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Executive Compensation > Compensation Programs

Process for Determining Annual ICP Award:

STEP 1 Set ICP Goals	At the beginning of each year, the Committee sets specific annual corporate financial objectives (“Pre-Established ICP Goals”) consistent with our annual operating plan and external guidance that reflects then-current assumptions regarding macro-economic and key end-market conditions.

STEP 2 Determine Funding Cap	At the end of the year, the Committee first reviews our consolidated earnings performance for the year, and determines funding caps as defined in the Incentive Compensation Plan approved by shareowners.

STEP 3 Determine Overall ICP Pool Funding	Next, the Committee determines and approves ICP pool funding at a level below the aggregate plan Funding Cap, based on achievement of the annual Pre-Established ICP Goals, as well as an evaluation of other key performance measures and relevant factors necessary to ensure that the results against the Pre-Established ICP Goals are viewed in the proper context (“Supplemental Criteria”).

STEP 4 Determine and Approve Individual ICP Awards	Finally, the Committee determines individual awards for each NEO based on an assessment of their individual performance and behaviors, their application of the Honeywell Enablers, the performance of their respective business units and other relevant factors. The Committee also reviews and approves ICP awards for other participating executives, as proposed by the CEO. Awards to the NEOs are limited by individual funding caps, as defined by the plan, and the aggregate value of awards for the NEOs and other executives may not exceed the overall approved ICP pool funding amount.

The Pre-Established ICP Goals are based on the following metrics:

Earnings Per Share (“EPS”)(1)	Measures delivery of shareowner value at the Corporate level
Free Cash Flow (“FCF”)(2)	Measures our ability to generate cash from operations that may be reinvested in our businesses, used to make acquisitions, or returned to shareowners in the form of dividends or share repurchases
Working Capital Turns (“WCT”)(3)	Measures efficiency and effectiveness of our business operations

(1)	Proforma, excludes pension mark-to-market adjustment.

(2)	Free cash flow (cash flow from operations less capital expenditures) prior to any cash pension contributions, NARCO Trust establishment payments and cash taxes relating to the sale of available for sale investments.

(3)	Defined as sales divided by working capital, which is trade accounts receivable plus inventory less accounts payable and customer advances.

The Committee believes that over-reliance on narrow financial metrics for determination of ICP payments is not in the best interest of shareowners. Therefore, in addition to the pre-established financial metrics, the Committee also uses the Supplemental Criteria to further correlate ICP awards to our short- and long-term success.

Supplemental Criteria include:

•	Other key performance measures which assess both the strength and degree of difficulty of actual corporate and SBG performance, such as:

–	Year-over-year variance in revenue, segment profit and margin expansion;

–	Performance at new record levels for the Company;

–	Quality of earnings;

–	Relative performance among our SBGs, or business units within each SBG;

–	Relevant industry and economic conditions;

–	Performance compared to companies in the Compensation Peer Group; and

–	Degree of stretch in annual targets.

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Executive Compensation > Compensation Programs

•	Level of ICP awards relative to award levels and performance in prior years; and

•	Results against certain specific business unit and individual objectives.

While emphasis is placed on the achievement of the EPS(1) target, the Committee does not assign specific weights to the Pre-Established ICP Goals or Supplemental Criteria but looks at annual performance (absolute and relative) across all relevant metrics within the context of the overall strength or weakness of the economic environment and the Company’s end markets.

(1)	Proforma, excludes pension mark-to-market adjustment.

Long-Term Incentive Compensation (“LTI”)

All long-term incentive awards to officers are approved by the Committee (and by all of the independent directors in the case of the CEO). Target annual LTI awards are comprised of a mix of annual stock option grants and performance-contingent, cash-based Growth Plan Units, with Growth Plan Units issued only in the first year of each two-year performance cycle (i.e. 2012 for the 2012-2013 Growth Plan).

In addition to the annual consideration of LTI awards, the Committee periodically considers discretionary performance-adjusted RSU awards when deemed necessary for retention and succession planning purposes.

Stock Options

Annual stock option awards are long-term incentives intended to motivate and reward executives for making strategic decisions and taking actions that drive year-over-year improvements in company performance that translate into future increases in stock price. Stock options are directly aligned with the interests of our shareowners because executives only realize value if the stock price appreciates. This alignment is further strengthened by the our Stock Ownership Guidelines that require executives to hold net gain shares from option exercises for at least a year after exercise. The one-year holding period increases the likelihood that any stock price appreciation will be sustainable because the executive must wait a year after exercise to realize value.

Annual stock option grants are made in February of each year during an open trading window period following the release of financial results for the preceding fiscal year. Equity grants are subject to vesting restrictions that require executives to remain employed with the Company to receive value. For the NEOs, Stock Options represent approximately two-thirds of their target total annual LTI opportunity.

Stock options are granted with an exercise price which is set equal to the fair market value of our Common Stock on the grant date and only have value to recipients if the stock price increases over the exercise price. Options granted to NEOs vest in equal 25% increments over a four-year period. The Committee considers both the estimated grant date fair value of stock options and the number of stock options in determining award size, as well as vested and unvested equity held by the NEOs.

Growth Plan Units (“GPUs”)

The Growth Plan provides performance-contingent, cash-based, longer-term incentive awards to focus executives on achievement of objective, two-year financial metrics that are aligned with business fundamentals. It is intended as a complement to stock options that reward stock price appreciation. The Growth Plan is designed to reward sustainable, profitable growth, consistent with the Honeywell Initiative on Growth and our strategic plans. GPUs are awarded in February of the first year of a two-year performance cycle and the two-year performance cycles do not overlap. Thus, in 2013, there was no Growth Plan award because the 2012-2013 performance cycle was still in progress. For the NEOs, the Growth Plan represents approximately one-third of their target total annual LTI opportunity.

The Committee believes that a two-year performance cycle provides the necessary line of sight to set realistic targets aligned with our objectives. Non-overlapping cycles avoid the potential confusion associated with different targets on the same metric in the same year. In order to promote retention, 50% of an earned award is paid in the first quarter of the year following the completion of a performance cycle and the remaining 50% is paid a year later (3.2 years after the commencement of the performance cycle), with each payment contingent on the executive being employed with Honeywell on the date the payment is made.

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Executive Compensation > Compensation Programs

Growth Plan performance goals complement the primary corporate financial objectives used for annual incentive compensation purposes and are consistent with the Growth Plan’s focus on sustainable improvement. Performance targets for each goal are set at the beginning of the two-year performance cycle.

The 2012-2013 Growth Plan metrics were determined in February 2012. Each of the three metrics is equally weighted.

•	Total revenue (excluding the impact of acquisitions and divestitures);

•	Average return on investment (“ROI”); and

•	Segment margin expansion.

Total Revenue (1/3 weight)	•	Revenue goal (two-year total) was set above the Company’s annual operating plan for 2012 and strategic plan targets for 2013.
	•	Reflects aggressive growth rates for the SBGs based on then-current projections of growth in our end markets.
	•	Excludes the impact of acquisitions and divestitures

Average Return on Investment (1/3 weight)	•	ROI goal was set based on the two-year revenue targets and the projected income using 2012 annual operating plan and historical rates of incremental sales conversion of income for 2013.
	•	Net investment values were projected taking into account anticipated working capital improvements over the two-year period.

Segment Margin Expansion (1/3 weight)	•	New performance metric added to the Growth Plan in 2012 to address shareowner concerns over our ability to achieve the 2014 segment margin improvement targets set out in our long-term plan.
	•	Focused executives on driving continued operational improvements directly aligned with our 2014 Long-Term Targets.
	•	Segment margin expansion goal was set to achieve the mid-point of the range of our 2014 segment margin expansion target.

At the end of a performance cycle, Growth Plan payouts are determined on a purely formulaic basis. Each Growth Plan unit has a target value of $100 ($50 when annualized), with performance goals weighted equally in determining final payout. For each performance goal, a minimum level of achievement (i.e. threshold) must be met before the plan will fund an award for that goal. In addition, no awards will be funded if we do not achieve 1.25% compound annual growth in EPS(1) for the 2012-2013 period (excluding pension income/expenses).

Plan payouts are capped at 200% of target to the extent plan maximums are met or exceeded. For SBG executives (Messrs. Kramvis, Fradin, and Mahoney), 50% of their potential payout for the 2012-2013 performance cycle will be based on achievement of total Company metrics, and the remaining 50% will be based on achievement of corresponding SBG objectives for their respective SBG. For Corporate executives (Messrs. Cote and Anderson), payouts will be based solely on the achievement of total Company-level metrics.

(1)	Proforma, excludes pension mark-to-market adjustment.

Performance-Adjusted Restricted Stock Units (“RSUs”)

Performance-adjusted RSUs represent a right to receive Company stock only if certain conditions are met (e.g., the attainment of pre-established performance conditions and/or continued employment through a specific date). The Committee awards RSUs from time-to-time on a discretionary basis. They are not considered a component of a NEO’s target total annual direct compensation, as they are not granted on an annual basis and there is no target award level.

2014 | Proxy and Notice of Annual Meeting of Shareowners	| 37

Executive Compensation > 2013 Compensation Decisions

2013 COMPENSATION DECISIONS

Compensation decisions made for 2013 were aligned with our strong operational performance and reflected continued emphasis on variable, at-risk compensation. The Committee also continued to place greater emphasis on long-term incentives, especially stock options, to focus our executives on executing strategies aimed at creating sustained long-term value for shareowners.

The Committee took the following key compensation actions in 2013:

BASE SALARIES

Neither the CEO nor any of the other NEOs received base salary increases in 2013. The base salaries of Messrs. Cote, Anderson and Fradin have not been increased in any of the last five years.

2013 ICP — DISCUSSION, ANALYSIS AND AWARDS

The following section describes the analysis and decisions regarding 2013 ICP awards.

2013 Pre-Established ICP Goals: Robust Targets and Results

Annual ICP targets are set to drive meaningful, sustainable improvement in key metrics on a year-over-year basis and to ensure progress toward attaining Honeywell’s five-year plan goals. To fully assess results vs. target, the Committee considers both the absolute results and the strength of the comparable prior year results.

Consistent with the Company’s planning and external guidance, the EPS target and EPS actual results below exclude the impact of any pension mark-to-market adjustment. The free cash flow (FCF) target and FCF actual results are shown prior to any cash pension contributions, NARCO Trust establishment payments, and cash taxes relating to the sale of available for sale investments.

PERFORMANCE VS. ICP TARGETS (T = TARGET; A = ACTUAL)

	2012 A	2013 T	2013 A	Metrics shown are at the Honeywell Corporate level. Each SBG also has corresponding objectives, with net income being used in lieu of EPS(1); unusual, infrequently occurring items, extraordinary items, the effect of changes in accounting methods and any pension mark-to-market adjustment are excluded in determining achievement of Corporate and SBG objectives.

EPS(1)	$4.48	$4.75 – $4.95	$4.97

Free Cash Flow(2)	$3.7 billion	$3.7 billion	$3.8 billion

Working Capital Turns	7.0 turns	7.3 turns	7.0 turns

EPS(1): 2013 target range represented a 6-11% increase over 2012 EPS of $4.48; 2013 Actual reflects an 11% increase over 2012 and record Company performance; exceeding the top of the Target range despite challenging global economic conditions.

Free Cash Flow(2): 2013 Actual exceeded 2013 Target by $108 million, representing 96% free cash flow conversion and continued strong quality of earnings.

Working Capital Turns: Although 2013 Actual was lower than 2013 Target, WCT performance matched the prior record set in 2012.

(1)	Proforma, V% exclude pension market-to-market adjustment.

(2)	Free cash flow (cash flow from operations less capital expenditures) and free cash flow conversion prior to any cash pension contributions, NARCO Trust establishment payments and cash taxes relating to the sale of available for sale investments.

Supplemental Criteria

In addition to the Company’s performance versus the three financial metrics. Other key performance measures and factors considered by the Committee in determining ICP awards were:

•	8% segment profit improvement;

•	Segment margin expansion of 70 basis points to a record 16.3%;

•	2% organic sales growth driven by new product introductions, geographic expansion and commercial excellence;

•	Outperformance compared with peer group median on key operational metrics and multi-year TSR;

•	Successful attainment of the 2014 Long-Term Target for margin expansion one year early; and

•	The performance of the SBGs relative to each other and prior year.

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Executive Compensation > 2013 Compensation Decisions

Individual ICP Awards

Based on 2013 business results against the Pre-Established ICP Goals and the Supplemental Criteria discussed above, the Committee (and the independent members of the Board in the case of the CEO), in the first quarter of 2014, awarded annual ICP payouts to the CEO and other NEOs in the following amounts:

Mr. Cote	$ 5,200,000
Mr. Anderson	$ 1,225,000
Mr. Fradin	$ 1,200,000
Mr. Mahoney	$ 800,000
Mr. Kramvis	$ 950,000

In determining Mr. Cote’s ICP award, the Committee considered Honeywell’s strong 2013 operating results, the relative performance of the Company versus its peers, continued investments made to position the Company for continued growth, his individual performance and other factors discussed in this Compensation Discussion and Analysis. In determining 2013 ICP awards for the other NEOs, the Committee considered overall Honeywell and individual performance, as well as the relevant SBG performance for Messrs. Fradin, Mahoney and Kramvis. See “Named Executive Officers — 2013 Performance & Total Annual Direct Compensation Tables” for further discussion of individual performance highlights for each NEO.

2013 LTI AWARDS — DISCUSSION, ANALYSIS AND AWARDS

In light of our performance and in an effort to reinforce our goals of motivation and retention, the NEOs participated in the following LTI awards in 2013: Stock Options and GPUs.

Stock Options: Stock option grants to the NEOs in 2013 represented the most significant component of each officer’s target total annual LTI opportunity (approximately two-thirds). While option grant values varied (up for some, down for others), the aggregate value of stock options granted to the NEOs in 2013 was flat to 2012. In determining the stock option awards, the Committee considered the aggregate amount of vested and unvested equity held by the NEOs, as well as the annualized target value of the 2013 portion of the 2012-2013 two-year Growth Plan award made in February 2012, in the context of market compensation data. All stock options vest ratably over four years.

CEO: In reviewing the LTI component of the CEO’s Total ADC in February of each year, the Committee considers the Company’s operational performance and relative total shareowner returns as of the end of the prior fiscal year, the value of similar incentive awards to chief executive officers at Compensation Peer Group companies, and awards previously made to Mr. Cote. In 2013, the Committee also considered the Company’s sustained growth and consistent improvement over the course of Mr. Cote’s tenure, the amount of vested and unvested equity he holds, the grant date fair value of any proposed award compared to prior years and the annualized target value of the 2013 portion of the 2012-2013 two-year Growth Plan award made in 2012. Based on these considerations, in February 2013, the Committee granted Mr. Cote stock options, subject to vesting requirements, to acquire 750,000 shares in recognition of his anticipated leadership in driving sustained financial and operational performance.

Other NEOs: For each of the other NEOs, the Committee considers the executive officer’s performance in the prior fiscal year, his impact on overall Company performance and his potential to contribute to the future performance of the Company. In addition, the Committee considers the amount of vested and unvested equity each executive holds, the grant date fair value of any proposed award compared to prior years, the annualized target value of the 2013 portion of the 2012-2013 two-year Growth Plan award made in 2012, and the value of similar incentive awards to comparable named executive officers at Compensation Peer Group companies.

Based on these considerations, in February 2013, the Committee granted each of the other NEOs a number of stock options as follows:

Mr. Anderson	200,000
Mr. Fradin	225,000
Mr. Mahoney	200,000
Mr. Kramvis	150,000

Growth Plan Units or “GPU’s”

At target, Growth Plan awards represent approximately one-third of an officer’s target total annual LTI opportunity. In order to promote retention, awards earned under the 2012-2013 Growth Plan are paid in two installments, 50% in the first quarter of 2014 and 50% in the first quarter of 2015, with each payment contingent on the executive being employed with the Company on the date payment is made.

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Executive Compensation > 2013 Compensation Decisions

The following table presents the 2012-2013 Growth Plan performance goals and actual performance for the completed 2012-2013 cycle at the total Company level:

Actual Performance — Calculated earned award percentage of 95% at the total-Company level.

SBG earned award percentages attained: ACS: 77%; Aerospace: 113%; PMT: 107%; TS: 57%.

(1)	Total Revenue is cumulative total revenue for 2012 and 2013, excluding the impact of acquisitions and divestitures.
(2)	ROI is defined as the ratio of net income before interest expense to cash employed in the Company’s businesses. ROI is a measure of the Company’s ability to convert investments such as inventory, property, plant and equipment into profits. The ROI calculation excludes the impact of acquisitions and divestitures during the performance cycle and pension income/expense. The Growth Plan goal uses an arithmetic average of ROI for 2012 and 2013.
(3)	Segment Margin Expansion represents the change in 2013 total company segment margins from the base year of 2011 (14.7%). The segment margin calculation excludes the impact of acquisitions and divestitures during the performance cycle.

For the 2012-2013 performance cycle, NEOs earned awards ranging from 77% to 113% of their target award value, as the Company significantly outperformed its ROI and segment profit goals, but fell just short of attaining the threshold level of total organic revenue ($75.71 billion actual vs. $76.31 billion threshold, excluding the impact of acquisitions and divestitures).

When applied to the number of GPUs granted in February 2012, the annualized value of the Growth Plan award earned by each NEO is as follows:

	GPUs	Annualized
	Awarded	Award Value	*
Mr. Cote	95,000	$4,512,500		*	Total earned Growth Plan award for 2-year cycle annualized (i.e. divided by 2) to recognize non-overlapping cycles consistent with how the Committee plans target compensation.
Mr. Anderson	27,500	$1,306,250
Mr. Fradin	27,500	$1,058,750
Mr. Mahoney	21,000	$1,186,500
Mr. Kramvis	17,500	$936,250

Note on Annualized Award Values vs. amounts reflected on the Summary Compensation Table: SEC reporting rules require that the full amount of the Growth Plan payout earned over the performance cycle be reflected in the Summary Compensation Table as Non-Equity Incentive Compensation in the second year of the performance cycle (in this case, for 2013), regardless of the length of the related performance or payout cycles. This is inconsistent with the Committee’s view when planning NEO compensation and setting the Growth Plan targets, which considers the Growth Plan as being earned 50% in the first year of the performance cycle and 50% in the second year of the cycle. The amounts above and the supplemental tables in the “NEOs—2013 Performance & Total

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Executive Compensation > 2013 Compensation Decisions

Annual Direct Compensation Tables” section (see pages 42-47 below) reflect the Committee’s view of the annualized value of the 2012-2013 Growth Plan payout.

Total Shareowner Value Generated over the 2012-2013 Growth Plan Cycle

Over the 2012-2013 period corresponding with the Growth Plan performance cycle, shareowners experienced increased value as Honeywell’s market capitalization increased by almost $30 billion (71%), share price appreciated by 68% and cumulative TSR was 76%. The following reflects TSR performance over this period against our Compensation Peer Group and the broader market.

Discretionary Performance-Adjusted Restricted Stock Unit Award

In 2013, the Committee awarded Mr. Kramvis 10,000 performance-adjusted RSU’s with a vesting period intended to reinforce his retention and recognize his strong performance and accomplishments in stabilizing and strengthening the PMT portfolio, and positioning the SBG for future growth. No other NEOs were awarded RSUs in 2013. These RSUs are subject to a performance adjustment with the target grant subject to a 30% upward or downward adjustment based on Honeywell’s relative TSR performance ranking against its Compensation Peer Group over both a one-year (ending December 31, 2014) and 36-month period (ending December 31, 2016).

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Executive Compensation > Named Executive Officers

NAMED EXECUTIVE OFFICERS

2013 PERFORMANCE & TOTAL ANNUAL DIRECT COMPENSATION TABLES

Here we review the compensation actions for each NEO, reflecting how the Committee viewed their 2013 performance. Included is a table summarizing the Committee’s 2013 Total Annual Direct Compensation (“Total ADC”) actions for each NEO. The tables in this section differ from, and are not a substitute for, the Summary Compensation Table, which presents similar information in the format required by the SEC.

In deciding upon the direct compensation of the NEOs, the Committee gave consideration to Honeywell’s solid operational performance in 2012 (for compensation decisions made in February 2013) and 2013 (for ICP decisions made in February 2014), on both an absolute and relative basis. The Committee also recognized that consistency in strategy, a focus on execution and smart decisions enabled Honeywell to attain our 2014 segment margin goal one year early. Moreover, the Committee has confidence that the leadership team is striking the right balance between delivering quarter-on-quarter financial results, on the one hand, and making thoughtful “seed planting” investments, on the other hand, that will enable Honeywell to achieve the financial targets set out in the 2018 financial plan communicated to Shareowners in March 2014.

David Cote Chairman and Chief Executive Officer

2013 Performance Summary

•	Positioned Honeywell to grow faster than global GDP and key end-markets and outperform peers, despite challenging global economic conditions.

•	Delivered sales growth of 4%, segment margin expansion of 70 basis points to a new record of 16.3%, and proforma EPS(1) up 11% to $4.97.

•	Exceeded prior-year peaks on key financial metrics: EPS(1), segment profit, segment margin and sales.

•	Drove “seed planting” investment which will provide a tailwind for future growth, innovation and productivity.

	–	Increased capital expenditures by 7% to $947 million, investing in profitable, high ROI growth projects.

	–	Continued portfolio evolution through smart “bolt-on” acquisitions in adjacent, high growth, spaces and the divestiture of our Friction Materials business.

	–	Supported R&D spending at 4.6% of sales, while also expanding the organization’s focus on Velocity Product Development to improve R&D effectiveness.

•	Continued to advance and evolve Honeywell’s key process initiatives and the Honeywell Enablers.

	–	Focused on cycle time reduction and improvements in quality and delivery metrics.

	–	Expanded implementation of the Honeywell Operating System with 75% of operations now at Bronze level or better.

(1)	Proforma, V% exclude pension mark-to-market adjustment.

(a)	Represents the actual earned award under the Growth Plan for the 2012-2013 performance cycle; annualized over the 2-year performance cycle (represents adjustment to 2013 Proxy CD&A disclosure to reflect earned award in appropriate year).

(b)	2013 – 750,000 stock options with a grant date Black-Scholes value $11.84 (vests over 4 years – exercise price of $69.77/ share) 2012 – 700,000 stock options with a grant date Black-Scholes value $13.27 (vests over 4 years – exercise price of $59.87/ share)

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Executive Compensation > Named Executive Officers

CEO Leadership: Honeywell’s Performance 2003-Present

The Committee recognized the consistently strong performance of the Company over the course of Mr. Cote’s tenure with Honeywell, on both an absolute and relative basis.

The following charts set forth a comparison of Honeywell’s Long-Term Stock Price Performance and cumulative TSR versus the S&P 500 and the Compensation Peer Group since the first full year of Mr. Cote’s tenure.

The Committee also recognized Mr. Cote’s ability to grow the revenue of the Company and deliver strong operational performance, while at the same time reducing the number of ICP-eligible employees without materially increasing the aggregate level of annual ICP payments. Since Mr. Cote’s first full year with Honeywell (2003), proforma EPS(1) has increased 229%, total revenue has increased 77% and segment profit has increased 170%. This strong performance was achieved with only a 14% increase in the total amount of ICP payments made in 2013 versus 2003 and 4% fewer ICP-eligible executives in 2013 compared to 2003.

(1)	Proforma, V% exclude pension mark-to-market adjustment.

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Executive Compensation > Named Executive Officers

David Anderson Senior Vice President and Chief Financial Officer

2013 Performance Summary

•	Drove working capital and cost reduction initiatives which contributed to the Company exceeding its plan and external guidance for segment margin, and meeting its commitment for EPS(1) and FCF(2) despite challenging global economic conditions.

•	Ensured balanced, disciplined deployment of capital which funded growth through strategic acquisitions, allowed reinvestment in the Company’s businesses, and returned value to shareowners.

	–	Continued to drive disciplined acquisition valuation and integration processes, including maintaining a robust pipeline of new targets and conducting monthly assessments of actionable opportunities.

•	Returned value to shareowners — $1.1 billion of share repurchases: $1.4 billion cash dividends paid, including an increase of the dividend rate by 10% in the fourth quarter of 2013, consistent with the increase in 2012.

•	Funded investment in technology centers and new manufacturing capacity.

•	Continued to drive sustainable productivity improvements through funding of restructuring projects that are expected to benefit 2014 and future periods.

	–	Funded approximately $231 million of gross restructuring projects through operations and smart gain deployment actions.

	–	Maintained organizational focus on the implementation of previously-funded restructuring projects.

	–	Restructuring projects commenced in prior years are expected to generate approximately $150 million of incremental savings in 2014.

•	Effectively led Honeywell’s Organizational Efficiency and Functional Transformation initiatives to improve customer satisfaction while reducing the cost to serve.

	–	Maximizing labor cost efficiency through Organizational Efficiency — productivity initiatives resulting in a reduction in employee costs of 60 basis points as a percentage of 2013 sales, while still growing sales and successfully retaining the workforce.

•	Achieved pension funded status for global pension plans of 100%.

(1)	Proforma, exclude pension mark-to-market adjustment.

(2)	Free cash flow (cash flow from operations less capital expenditures) prior to any cash pension contributions, NARCO Trust establishment payments and cash taxes relating to the sale of available for sale investments.

(a)	Represents the actual earned award under the Growth Plan for the 2012-2013 performance cycle; annualized over the 2-year performance cycle (represents adjustment to 2013 Proxy CD&A disclosure to reflect earned award in appropriate year).
(b)	2013 – 200,000 stock options with a grant date Black-Scholes value $11.84 (vests over 4 years – exercise price of $69.77/share) 2012 – 200,000 stock options with a grant date Black-Scholes value $13.27 (vests over 4 years – exercise price of $59.87/share)
(c)	2012 Total ADC does not include discretionary award of 44,000 performance-adjusted RSUs issued for retention and succession planning purposes.

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Executive Compensation > Named Executive Officers

Roger Fradin—President and Chief Executive Officer—Automation and Control Solutions (ACS)

2013 Performance Summary

•	Grew ACS sales 4% (2% organic) in a tough environment, outperforming its key end-markets and building on its leading positions.

•	Converted incremental organic sales at over 50% bringing segment profit to $2.4 billion. Expanded ACS segment margin 60 basis points by driving price and productivity (net of inflation) while continuing to invest for future growth.

•	Continued ACS global organic sales expansion in emerging markets, with the Middle East up 9%, India up 10%, and China up 5%.

•	Improved WCTs by 0.1 turns to 7.4 and delivered 123% FCF conversion.

•	Launched over 570 new products across the ACS portfolio, aligned to the mega-trends of energy efficiency, safety and security, and globalization. These new product launches are expected to drive $750 million to $800 million of future sales. Removed almost $80 million in cost from existing product designs.

•	Successfully completed key strategic acquisitions (RAE Systems and Intermec) that expand ACS’ position and capabilities in gas and radiation detection systems; and scanning, RFID and mobile computing solutions for the Automatic Identification and Data Capture (AIDC) industry.

•	Significant wins in the services and energy markets including a $61 million contract to modernize the U.S. Army’s largest Arsenal Manufacturing Technology Center; and a $37 million contract with Airbus to design, build and operate a utility plant for their newest production facility. Continued to expand One Honeywell contract wins across Strategic Business Groups, displacing competitors and driving contracts with approximately $40 million in lifetime value.

(a)	Represents the actual earned award under the Growth Plan for the 2012-2013 performance cycle; annualized over the 2-year performance cycle (represents adjustment to 2013 Proxy CD&A disclosure to reflect earned award in appropriate year).
(b)	2013 – 225,000 stock options with a grant date Black-Scholes value $11.84 (vests over 4 years – exercise price of $69.77/share) 2012 – 200,000 stock options with a grant date Black-Scholes value $13.27 (vests over 4 years – exercise price of $59.87/share)
(c)	2012 Total ADC does not include discretionary award of 53,000 performance-adjusted RSUs issued for retention and succession planning purposes.

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Executive Compensation > Named Executive Officers

Timothy Mahoney President and Chief Executive Officer—Aerospace

2013 Performance Summary

•	Grew pipeline of high impact aircraft with major wins including the $5.9 billion Bombardier CL350 business jet, $1.3 billion Irkut MS-21 Airliner, $815 million Dassault Falcon 5x, and $430 million Pilatus PC-24.

•	Developed record-level backlog of $9 billion providing strong momentum for the future.

•	Increased year-over-year Aerospace segment profit 4% to nearly $2.4 billion, with segment margin expanding 90 basis points to 19.8%.

•	Free Cash Flow was up 11% to $1.7 billion.

•	Expanded product and services breadth with new innovations such as the Inmarsat GX Aviation portfolio that offers global high speed internet connectivity, Synthetic Vision Cockpit Upgrades to improve safety in Business Aviation, and successful demonstration of the Electric Green Taxi System, which will provide significant fuel savings for airliners.

•	Sales of retrofits, modifications and upgrades, which provide global customers with improved aircraft efficiency, safety and performance, increased year-over-year $140 million, or 20%.

•	Successfully completed first engine tests of the first HPW3000 Next Generation 3000 horsepower helicopter engine, which is a candidate to replace the existing engine on the AH-64 Apache and UH-60 Blackhawk global helicopter fleets.

•	Made significant progress in further deployment of the Honeywell Operating System, and improved delivery and quality performance 9% and 23%, respectively.

•	Expanded sales 10% in high growth regions.

(a)	Represents the actual earned award under the Growth Plan for the 2012-2013 performance cycle; annualized over the 2-year performance cycle (represents adjustment to 2013 Proxy CD&A disclosure to reflect earned award in appropriate year).
(b)	2013 – 200,000 stock options with a grant date Black-Scholes value $11.84 (vests over 4 years – exercise price of $69.77/share) 2012 – 150,000 stock options with a grant date Black-Scholes value $13.27 (vests over 4 years - exercise price of $59.87/share)
(c)	2012 Total ADC does not include discretionary award of 45,000 performance-adjusted RSUs issued for retention and succession planning purposes.

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Executive Compensation > Named Executive Officers

Andreas Kramvis President and Chief Executive Officer—Performance Materials and Technologies (PMT)

2013 Performance Summary

•	Increased PMT sales by 9% to $6.8 billion through successful integration of the Thomas Russell acquisition, new product offerings and the effective globalization of PMT. Sales outside the U.S. accounted for 53% of PMT’s total.

•	Increased PMT backlog 30% to $7.5 billion. Against this backlog, PMT designed and commissioned a large number of new plants that are now under construction to meet generated demand.

•	Increased PMT segment profit by $117 million to a record $1.27 billion; and delivered segment margin of 18.8%. This performance continues to exceed that of our specialty and diversified peer chemical companies.

•	Delivered significant year-over-year improvement in Working Capital Turns to 15.2 turns (4.6 turns improvement).

•	Launched over 60 new products generating in excess of $500 million in 2013 sales.

•	Executed pricing, strategic sourcing, and supply chain management initiatives contributing to solid profit and margin performance. Further productivity gains have been achieved with expanded use of e-Auctions, cycle-time reduction projects, and a highly integrated sales and inventory operational planning process.

•	Secured key wins with Whirlpool and other major appliance manufacturers to successfully establish the Honeywell Solstice® Liquid Blowing Agent (LBA) product offering. Won eight additional contracts for UOP’s Oleflex™ technology, which enables the direct conversion of propane natural gas to propylene.

(a)	Represents the actual earned award under the Growth Plan for the 2012-2013 performance cycle; annualized over the 2-year performance cycle (represents adjustment to 2013 Proxy CD&A disclosure to reflect earned award in appropriate year).
(b)	2013 – 150,000 stock options with a grant date Black-Scholes value $11.84 (vests over 4 years – exercise price of $69.77/ share) 2012 – 125,000 stock options with a grant date Black-Scholes value $13.27 (vests over 4 years – exercise price of $59.87/ share)
(c)	2013 Total ADC does not include discretionary award of 10,000 performance-adjusted RSUs (valued at $878,100) issued for retention purposes; vests over 3.5 years with adjustment based on TSR performance relative to the Compensation Peer Group. 2012 Total ADC does not include discretionary award of 40,000 performance-adjusted RSUs issued for retention and succession planning purpose.

2014 | Proxy and Notice of Annual Meeting of Shareowners	| 47

Executive Compensation > Other Compensation & Benefit Programs

OTHER COMPENSATION & BENEFIT PROGRAMS

Retirement Plans. We offer certain retirement benefits to our NEOs. Specifically, NEOs may participate in broad-based plans including a defined benefit pension plan and a 401(k) savings plan that provides matching Company contributions. We also maintain an unfunded supplemental retirement plan to replace the portion of an executive’s pension benefit that cannot be paid under the broad-based plans because of Internal Revenue Service (“IRS”) limitations. In addition, certain NEOs, including the CEO, are entitled to supplemental retirement benefits that were provided under separate arrangements deemed necessary to either recruit the executive at the time of their hiring or retain the executive as circumstances demanded. These plans are explained in detail beginning on page 59.

The 2013 Change in Pension Value reflected on the Summary Compensation Table for Mr. Fradin is not the result of a pension enhancement action taken by the Committee in 2013. Rather, it relates to a previously disclosed retention action taken in 2010 to address immediate retention and succession planning needs and to retain Mr. Fradin’s services for the Company. The benefit from that action was contingent on Mr. Fradin remaining employed until attaining the age of 60. As Mr. Fradin reached the age of 60 in 2013, that condition has been met and the full value of the pension-related retention action is now earned and reportable as a single figure for 2013 even though it relates to his employment over the past four years. In connection with the prior retention actions, Mr. Fradin agreed to certain restrictive covenants, including an extension of his non-competition and non-solicitation obligations to the later of age 65 or two years following the termination of his employment, and his agreement to provide a transition period of a least 12 months prior to his retirement (may be reduced to 6 months under certain limited circumstances).

Nonqualified Deferred Compensation Plans. Executive officers (including the NEOs) may choose to participate in certain nonqualified deferred compensation plans to permit retirement savings in a tax-efficient manner. Executive officers can elect to defer up to 100% of their annual ICP awards. In addition, executive officers may also participate in the Honeywell Supplemental Savings Plan maintained in order to permit deferral of base salary that cannot be contributed to the Company’s 401(k) savings plan due to IRS limitations. These amounts are matched by the Company only to the extent required to make up for a shortfall in the available match under the 401(k) savings plan due to such IRS limitations. Deferred compensation balances earn interest at a fixed rate based on the Company’s 15-year cost of borrowing, which is subject to change on an annual basis (2.9% in 2013). Consistent with the long-term focus of the executive compensation program, matching contributions are treated as if invested in Company Common Stock. These plans are explained in detail beginning on page 62.

Benefits and Perquisites. Our NEOs are entitled to participate in Honeywell-wide benefits such as life, medical, dental, accidental death and disability insurance that are competitive with other similarly-sized companies. The NEOs participate in these programs on the same basis as the rest of our salaried employees. We maintain excess liability coverage for management personnel, including the NEOs. The CEO also receives additional life insurance benefits agreed at his time of hire in 2002 to replace lost benefits from his prior employer. Our security policy requires the CEO to use Honeywell aircraft for all air travel (business or personal) to ensure the personal security of the CEO and protect the confidentiality of our business, and to have home security and back-up power systems. From time to time, we also permit other executive officers to use Honeywell aircraft for personal or business use.

48 |	Proxy and Notice of Annual Meeting of Shareowners | 2014

Executive Compensation > Compensation Practices and Policies

COMPENSATION PRACTICES AND POLICIES

Best Practices

The Committee regularly reviews best practices in governance and executive compensation and has revised Honeywell’s policies and practices over time. Here is a summary of our current policies and practices.

GOVERNANCE AND EXECUTIVE COMPENSATION POLICIES AND PRACTICES
Stock Ownership and other requirements for executive officers
•	Require officers to hold and maintain Common Stock equal in value to at least four times their base salary (six times for the CEO).
•	Require officers to hold the net shares from RSU vesting and the net gain shares from option exercises for at least one year.
•	Require automatic reinvestment of dividend equivalents on RSUs into additional RSUs, which vest according to the same schedule as the underlying RSUs to which they relate.
•	Prohibit granting of stock options with an exercise price less than the fair market value of Honeywell’s Common Stock on the date of grant.
•	Prohibit repricing (reduction in exercise price) or reloading of stock options.
•	Prohibit hedging and pledging of shares by our executive officers and directors.
Performance Metrics extended to further align pay with performance
•	Apply a relative TSR performance-based adjustment mechanism to discretionary RSU grants to officers.
Independent Compensation Consultant
•	Employ an independent compensation consultant to review and advise the Committee on executive compensation.
•	Prohibit them from performing any other services for Honeywell.
•	Regularly review the independence of any outside advisors as a component of the Committee’s charter.
Compensation Recovery (Clawbacks)
•	Permit the recapture of incentive compensation from senior executives in the event of a significant financial restatement.
•	Permit the cancellation and recovery of gains attributable to equity awards from employees who leave the Company to join a competitor.
Guard the Company against competitive harm
•	Obtain enhanced restrictive covenants in connection with annual equity grants and certain succession planning actions.
Changed method for determining the interest rate on deferred compensation
•	Tie to the Company’s 15-year borrowing rate (2.9% in 2013) to better align with market rates.
Upon a Change in Control
•	Pay ICP awards at the time they would typically be paid (no acceleration) and based on business performance rather than target.
•	Eliminate excise tax gross-ups for any new officers.
•	For LTI granted after the 2014 Annual Meeting of Shareowners, eliminate the right to single trigger accelerated vesting of options, RSUs and GPUs. See our response to Proposal No. 6: Eliminate Accelerated Vesting in a Change in Control on page 79.
Limit perquisites
•	Eliminate annual cash flexible perquisite allowance for executive officers.
•	Eliminate tax gross-ups on perquisites for officers and directors.

2014 | Proxy and Notice of Annual Meeting of Shareowners	| 49

Executive Compensation > Compensation Practices and Policies

Risk Oversight Considerations

The Committee believes that balancing the various elements of Honeywell’s executive compensation program:

•	Supports the achievement of competitive revenue, earnings and cash performance in variable economic and industry conditions without undue risk; and

•	Mitigates the potential to reward risk-taking that may produce short-term results that appear in isolation to be favorable, but that may undermine the successful execution of the Company’s long-term business strategy and destroy shareowner value.

Here is a summary of our risk oversight and compensation design features that guard against unnecessary or excessive risk-taking:

RISK OVERSIGHT AND COMPENSATION DESIGN FEATURES
Robust processes for developing strategic and annual operating plans, approval of capital investments, internal control over financial reporting and other financial, operational and compliance policies and practices.
Diversity of the Company’s overall portfolio of businesses with respect to industries and markets served (types, long cycle/short cycle), products and services sold, and geographic footprint.
Corporate, SBG and individual executive officer objectives are reviewed and approved by the Committee to ensure that these goals are aligned with the Company’s annual operating and strategic plans, achieve the proper risk/reward balance, and do not encourage unnecessary or excessive risk-taking.
Executive Compensation features that guard against unnecessary or excessive risk-taking include:
• Pay mix between fixed and variable, annual and long-term, and cash and equity compensation is designed to encourage strategies and actions that are in the Company’s long-term best interests;
• Base salaries are positioned to be consistent with executives’ responsibilities so that they are not motivated to take excessive risks to achieve financial security;
• Incentive awards are determined based on a review of a variety of indicators of performance, thus diversifying the risk associated with any single indicator of performance;
• Design of long-term compensation program rewards executives for driving sustainable, profitable, growth for shareowners;
• Vesting periods for equity compensation awards encourage executives to focus on sustained stock price appreciation; and
• Incentive plans are not overly leveraged, cap the maximum payouts and contain design features intended to balance pay for performance with an appropriate level of risk taking. The Committee also has discretionary authority to adjust annual ICP payments, which further reduces the potential for negative business risk associated with such plans.
Adoption of “clawback” policies, which provide for the recoupment of incentive compensation paid to senior executives in event of a significant restatement of Company financial results. “Clawback” provisions in the Company’s current stock plan also allow the Company to cancel shares or recover gains realized by an executive if non-competition provisions are violated.
Prohibition on hedging and pledging of shares by our executive officers and directors.
Ownership thresholds in the Company’s stock ownership guidelines for officers that require NEOs to hold shares of Common Stock equal to four times their current annual base salary (six times for the CEO), as detailed in the Stock Ownership Guidelines.
• Officers must also hold the net shares from RSU vestings and the net gain shares from option exercises for at least one year.

Based upon the Committee’s risk oversight and compensation policies, we believe that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on Honeywell’s operations or results. For a full discussion of the role of the Board of Directors in the risk oversight process see page 11 of this proxy statement.

Stock Ownership Guidelines

The Committee believes that our executives will more effectively pursue our shareowners’ long-term interests if our executives hold substantial amounts of stock. Accordingly, the Committee adopted minimum stock ownership guidelines in May 2003 for all executive officers.

Under these guidelines, the CEO must hold shares of Common Stock equal in value to six times his current annual base salary. Other executive officers are required to own shares equal in value to four times their current base salary. Shares used in determining whether these guidelines are met include shares held personally, share equivalents held in qualified and nonqualified retirement accounts, and RSUs. Executive officers have five years to meet these guidelines. Each of the NEOs has attained the prescribed ownership threshold.

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Executive Compensation > Compensation Practices and Policies

In addition, the stock ownership guidelines require officers to hold for at least one year the “net shares” from an RSU vesting or the “net gain shares” of Common Stock that they receive by exercising stock options. “Net shares” means the number of shares obtained from an RSU vesting, less the number of shares withheld or sold to pay applicable taxes. “Net gain shares” means the number of shares obtained by exercising the option, less the number of shares the officer sells to cover the exercise price of the options and pay applicable taxes.

After the one-year holding period, officers may sell net shares or net gain shares, provided that, following any sale, they continue to hold shares of Common Stock in excess of the prescribed minimum stock ownership level.

Recoupment

Our Corporate Governance Guidelines provide for the recoupment (or “clawback”) of incentive compensation paid to senior executives in the event of a significant restatement of financial results (a “Restatement”). Under the guidelines, the Board can seek recoupment if and to the extent that:

(i)	the amount of incentive compensation was calculated based upon the achievement of financial results that were subsequently reduced due to a Restatement;

(ii)	the senior executive engaged in misconduct, and

(iii)	the amount of incentive compensation that would have been awarded to the senior executive had the financial results been properly reported would have been lower than the amount actually awarded.

The complete text of the Corporate Governance Guidelines is posted on our website at www.honeywell.com (see “Investors/Corporate Governance/Guidelines”).

If during the two-year period following an executive officer’s termination of employment with Honeywell, he or she commences employment with, or otherwise provides services to a Honeywell competitor without the Committee’s prior approval, then the Company reserves the right, for awards issued under the 2003, 2006 and 2011 Stock Incentive Plans, to:

•	cancel all unexercised options; and

•	recover any gains attributable to options that were exercised, and any value attributable to GPUs and RSUs that were paid, during the period beginning six months before and ending two years after the executive officer’s termination of employment.

In addition, we have entered into non-competition agreements with our executive officers that preclude them from going to work for a competitor for up to two years after termination of employment. The list of competitors and the duration of the non-competition covenant has been tailored, in each case, to the executive officer’s position and the competitive threat this represents. Because money damages cannot adequately compensate Honeywell for violations of these non-competition covenants, we have a full range of equitable remedies at our disposal to enforce these agreements, including the ability to seek injunctive relief.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code restricts deductibility for federal income tax purposes of annual individual compensation in excess of $1 million to the NEOs (excluding the Chief Financial Officer) if certain conditions are not satisfied. Honeywell intends, to the extent practicable, to preserve deductibility of compensation paid to its NEOs while maintaining compensation programs that effectively attract, motivate and retain exceptional executives in a highly competitive environment.

We believe that our annual and long-term cash incentive and stock option awards qualify for full deductibility. The plans under which these awards are made have been approved by the shareowners and provide for awards that are eligible for deductibility as performance-based compensation. The Committee may use its discretion to set actual compensation below the maximum amount calculated by application of the relevant performance criteria. The Committee intended that all annual ICP payments earned by the NEOs for 2013 and all Growth Plan payments earned by the NEOs for 2012-2013 would be deductible for federal income tax purposes.

The Committee does not believe, however, that it would be in the best interests of Honeywell or its shareowners to restrict the Committee’s discretion and flexibility (an integral part of our compensation philosophy) to design compensation plans and arrangements that may result in non-deductible compensation expenses. Accordingly, the Committee from time to time has approved elements of compensation for certain NEOs that were consistent with the objectives of the Company’s executive compensation program, but that were not fully deductible (which includes, among other things, a portion of the CEO’s base salary for 2013).

Pledging and Hedging Transactions in Company Securities

It is our policy that pledging Honeywell’s securities or using Honeywell’s securities to support margin debt by executive officers and directors is prohibited. All other employees must exercise extreme caution in pledging Honeywell’s securities or using Honeywell’s securities to support margin debt.

2014 | Proxy and Notice of Annual Meeting of Shareowners	| 51

Executive Compensation > Compensation Practices and Policies

Hedging by directors, executive officers and employees on our restricted trading list is prohibited and is strongly discouraged for all other employees. For this purpose, hedging means purchasing financial instruments (including forward sale contracts, swaps, collars and interests in exchange funds) that are designed to offset any decrease in the market value of Company stock held, directly or indirectly by them, whether the stock was acquired pursuant to a compensation arrangement or otherwise.

Employees and directors are prohibited from engaging in short sales of Honeywell securities. Also, selling or purchasing puts or calls or otherwise trading in or writing options on Honeywell’s securities by employees, officers and directors is also prohibited.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE REPORT

The Management Development and Compensation Committee reviewed and discussed Honeywell’s Compensation Discussion and Analysis with management. Based on this review and discussion, the Committee recommended that the Board of Directors include the Compensation Discussion and Analysis in this proxy statement and the Form 10-K for the year ended December 31, 2013.

The Management Development and Compensation Committee

D. Scott Davis, Chair
Gordon M. Bethune
Clive Hollick
Grace D. Lieblein
Bradley T. Sheares

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal year 2013, all of the members of the Management Development and Compensation Committee were independent directors, and no member was an employee or former employee of Honeywell. No Committee member had any relationship requiring disclosure under “Certain Relationships and Related Transactions” on page 17 of this proxy statement. During fiscal year 2013, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on the Management Development and Compensation Committee.

52 |	Proxy and Notice of Annual Meeting of Shareowners | 2014

Executive Compensation > Summary Compensation Table

SUMMARY COMPENSATION TABLE

Named Executive Officer and Principal Position	Year	Salary($)(1)	Bonus($)(2)	Stock Awards($)(3)	Option Awards($)(4)	Non-Equity Incentive Plan Compensation($)(5)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings($)(6)	All Other Compensation($)(7)	Total
David M. Cote Chairman of the Board and Chief Executive Officer	2013	$1,800,000	$5,200,000	$0	$8,880,000	$9,025,000	$532,288	$535,958	$25,973,246
	2012	$1,800,000	$4,800,000	$0	$9,289,000	$0	$16,968,206	$389,972	$33,247,178
	2011	$1,800,000	$4,300,000	$0	$9,849,750	$19,000,000	$2,464,474	$428,499	$37,842,723

David J. Anderson Senior Vice President, Chief Financial Officer	2013	$900,000	$1,225,000	$0	$2,368,000	$2,612,500	$203,603	$55,000	$7,364,103
	2012	$900,000	$1,225,000	$2,789,160	$2,654,000	$0	$1,299,579	$50,500	$8,918,239
	2011	$900,000	$1,225,000	$0	$3,451,250	$5,500,000	$1,907,615	$96,360	$13,080,225

Roger Fradin President & Chief Executive Officer, Automation and Control Solutions	2013	$1,050,000	$1,200,000	$0	$2,664,000	$2,117,500	$14,965,962	$64,000	$22,061,462
	2012	$1,050,000	$1,200,000	$3,359,670	$2,654,000	$0	$659,129	$153,339	$9,076,138
	2011	$1,050,000	$1,300,000	$0	$3,451,250	$5,472,500	$484,143	$66,200	$11,824,093

Timothy O. Mahoney President & Chief Executive Officer, Aerospace	2013	$825,000	$800,000	$0	$2,368,000	$2,373,000	$720,953	$50,500	$7,137,453
	2012	$818,750	$900,000	$2,852,550	$1,990,500	$0	$1,508,898	$46,039	$8,116,737
	2011	$763,385	$800,000	$0	$2,635,500	$3,192,000	$955,005	$35,153	$8,381,043

Andreas C. Kramvis President & Chief Executive Officer, Performance Materials and Technologies	2013	$700,000	$950,000	$878,100	$1,776,000	$1,872,500	$171,448	$59,506	$6,407,554
	2012	$687,500	$950,000	$2,535,600	$1,658,750	$0	$270,862	$58,882	$6,161,594
	2011	$623,846	$875,000	$0	$2,196,250	$3,500,000	$205,825	$58,540	$7,459,461

(1)	None of the NEOs received merit increases in 2013.

(2)	Amounts reflect annual ICP awards.

(3)	Mr. Cote did not receive a stock award in 2013, 2012 or 2011. For the other Named Executive Officers, the amounts reflect the aggregate grant date fair value of performance-adjusted RSU awards, computed in accordance with FASB ASC Topic 718. For RSU awards made in 2013 (Mr. Kramvis only) and 2012, the grant date fair value per share includes an assumption with respect to the achievement of the performance adjustment attached to the award which is based on Honeywell’s TSR relative to the Compensation Peer Group (refer to footnotes to the Outstanding Equity Awards table for a description of the performance adjustment). Specifically, the grant date fair values of the performance-adjusted RSUs granted in December 2013 and July 2012 were $87.81 and $63.39 per share, respectively, calculated in accordance with FASB ASC Topic 718 based on a multifactor Monte Carlo model which simulates Honeywell’s stock price and TSR relative to each of the other companies in the Compensation Peer Group.

(4)	Amounts reflect the aggregate grant date fair value of stock option awards computed in accordance with FASB ASC Topic 718, using the Black-Scholes option-pricing model at the time of grant, with the expected-term input derived from a risk-adjusted Monte Carlo simulation model that considers historical exercise behavior and probability-weighted movements in Honeywell’s stock price over time. 2013 option awards were made on February 27, 2013 with a Black-Scholes value of $11.84 per share. A discussion of the assumptions used in the valuation of option awards made in fiscal year 2013 may be found in Note 20 of the Notes to the Financial Statements in the Company’s Form 10-K for the year ended December 31, 2013.

(5)	2013 Non-Equity Incentive Plan Compensation values reflect the full earned amount under the Growth Plan with respect to the 2012-2013 performance cycle, reported in a single year as required by applicable SEC rules. Actual payments of earned Growth Plan awards are made in two equal installments following the performance period and contingent on continued active employment on each applicable payment date. The first payment for the 2012-2013 Growth Plan performance cycle award was made in March 2014 and the second is scheduled to be made in March 2015.

(6)	2013 values represent (a) the aggregate change in the present value of each Named Executive Officer’s accumulated benefit under the Company’s pension plans from December 31, 2012 to December 31, 2013 (as disclosed in the Pension Benefits table on page 59 of this proxy statement) and (b) interest earned in 2013 on deferred compensation that is considered “above-market interest” under SEC rules (as discussed beginning on page 63 of this proxy statement). Each of these components is shown in the following table:

Named Executive Officer	Change in Aggregate Pension Value		Above Market Interest
David M. Cote	$0	(a)	$532,288
David J. Anderson	$0	(b)	$203,603
Roger Fradin	$14,825,883	(c)	$140,079
Timothy O. Mahoney	$659,200		$61,753
Andreas Kramvis	$92,467		$78,981

(a)	The present value of Mr. Cote’s aggregate pension value declined by $3,020,666 in 2013. This reduction was due to his prior attainment of full retirement age under a pension formula that does not grow with additional service, and the impact of an increase in the discount rate required to be used to determine his reportable pension value as of December 31, 2013 (the rate increased from 4.06% at December 31, 2012 to 4.89% at December 31, 2013). SEC rules do not permit the recording of a negative value in the Summary Compensation Table.

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Executive Compensation > Summary Compensation Table

(b)	The present value of Mr. Anderson’s aggregate pension value declined by $46,167 in 2013. This reduction was due to his attainment of his fully subsidized retirement age in 2012 and an increase in the discount rate required to be used to determine his reportable pension value as of December 31, 2013 (the rate increased from 4.06% at December 31, 2012 to 4.89% at December 31, 2013). SEC rules do not permit the recording of a negative value in the Summary Compensation Table.

(c)	The increase in the aggregate present value of Mr. Fradin’s pension in 2013 was primarily due to him reaching age 60 in 2013 while remaining in his current role, the age and continued service requirements associated with a succession planning and retention action taken by the Committee in 2010, which set a minimum pension annuity value of $1.4 million and was also contingent on his agreement to certain restrictive covenants and a transition period of at least 12 months prior to his retirement (see discussion under Retirement Plans on page 48).

(7)	For 2013, all other compensation consists of the following:

Item	Mr. Cote	Mr. Anderson	Mr. Fradin	Mr. Mahoney	Mr. Kramvis
Excess liability insurance(a)	$1,000	$1,000	$1,000	$1,000	$1,000
Executive life insurance(b)	$62,000	—	—	—	—
Matching Contributions(c)	$108,000	$54,000	$63,000	$49,500	$42,000
Personal use of Company aircraft(d)	$325,665	—	—	—	$16,506
Security Systems(e)	$24,927	—	—	—	—
Transportation/ Other(f)	$14,366	—	—	—	—
Totals	$535,958	$55,000	$64,000	$50,500	$59,506

(a)	Represents the annual premiums paid by the Company to purchase excess liability insurance coverage for each Named Executive Officer.

(b)	Under the terms of Mr. Cote’s 2002 employment agreement, which was entered into upon his joining the Company, the Company is obligated to provide Mr. Cote with $10 million in life insurance coverage at the Company’s cost. The Company reimbursed Mr. Cote a total of $62,000 for life insurance premiums paid by him in 2013.

(c)	Represents total Company contributions to each Named Executive Officer’s accounts in the tax-qualified Honeywell Savings and Ownership Plan and the non-tax-qualified Supplemental Savings Plan.

(d)	For security reasons, Mr. Cote is required by Company policy to use Company aircraft for all business and personal travel. The amount shown for each Named Executive Officer represents the aggregate incremental cost of personal travel by the Named Executive Officer. This amount is calculated by multiplying the total number of personal flight hours times the average direct variable operating costs (expenses for aviation employees, business meals, aircraft maintenance, telecommunications, transportation charges, including but not limited to hangar and landing fees, aviation fuel, and commissaries) per flight hour for Company aircraft. Use of Company aircraft saves substantial time and allows the CEO better access to employees and customers around the world. Over 98% of the use of Company aircraft is for business purposes.

(e)	In accordance with the Company’s CEO security plan, represents the total cost paid by the Company in 2013 for equipment and expenses relating to personal home security systems provided to Mr. Cote.

(f)	Represents personal transportation costs and the invoice cost of Honeywell products and services provided for personal use. Mr. Cote was imputed for income related to these costs (no tax gross-up).

54 |	Proxy and Notice of Annual Meeting of Shareowners | 2014

Executive Compensation > Grants of Plan-Based Awards—Fiscal Year 2013

GRANTS OF PLAN-BASED AWARDS—FISCAL YEAR 2013

			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Closing Price on Date of Grant of Option	Grant Date Fair Value of Stock
Named Executive Officer	Award Type(1)	Grant Date	Threshold (#)	Target (#)	Maximum (#)	Options (#)(3)	Awards ($/Sh)	Awards ($/Sh)	and Option Awards(4)
David M. Cote	NQSO	2/27/13	—	—	—	750,000	$69.77	$70.35	$8,880,000
David J. Anderson	NQSO	2/27/13	—	—	—	200,000	$69.77	$70.35	$2,368,000
Roger Fradin	NQSO	2/27/13	—	—	—	225,000	$69.77	$70.35	$2,664,000
Timothy O. Mahoney	NQSO	2/27/13	—	—	—	200,000	$69.77	$70.35	$2,368,000
Andreas C. Kramvis	NQSO	2/27/13	—	—	—	150,000	$69.77	$70.35	$1,776,000
	RSU	12/12/13	7,000	10,000	13,000	—	—	—	$878,100

(1)	Award Type: NQSO = Nonqualified Stock Option RSU = Performance-Adjusted Restricted Stock Unit

(2)	The amount in the Target column represents the number of RSUs granted to the Named Executive Officer on the grant date under the 2011 SIP. The RSUs granted to Mr. Kramvis vest 100% on June 12, 2017 and are subject to a 30% increase or decrease based on 1-year and 36-month relative TSR versus Honeywell’s Compensation Peer Group beginning January 1, 2014. This grant is eligible to receive dividend equivalents in the form of additional shares which vest in accordance with the vesting schedule of the underlying RSUs.

(3)	Represents annual stock options granted to the Named Executive Officers on the grant date. The stock options vest in equal annual installments over a period of four years.

(4)	The grant date fair value of each stock option was $11.84 calculated in accordance with FASB ASC Topic 718, using the Black-Scholes option valuation model at the time of grant, with the expected-term input derived from a risk-adjusted Monte Carlo simulation model that considers historical exercise behavior and probability-weighted movements in Honeywell’s stock price over time. The grant date fair value of the performance-adjusted RSU award was $87.81 per share, calculated in accordance with FASB ASC Topic 718 based on a multifactor Monte Carlo model which simulates Honeywell’s stock price and TSR relative to each of the other companies in the Compensation Peer Group.

DESCRIPTION OF PLAN-BASED AWARDS

All NQSO and RSU awards granted to the Named Executive Officers in fiscal year 2013 were granted under Honeywell’s 2011 Stock Incentive Plan and are governed by and subject to the terms and conditions of the 2011 Stock Incentive Plan and the relevant award agreements. A detailed discussion of stock options and RSUs can be found beginning on page 36 of this proxy statement.

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Executive Compensation > Outstanding Equity Awards at 2013 Fiscal Year-End

OUTSTANDING EQUITY AWARDS AT 2013 FISCAL YEAR-END

		Option Awards					Stock Awards
Named Executive Officer	Grant Year	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable		Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)		Market Value of Shares or Units of Stock That Have Not Vested($)(1)
David M. Cote	2013	—	750,000	(2)	$69.77	2/26/23	—		—
	2012	175,000	525,000	(3)	$59.87	2/28/22	—		—
	2011	387,500	387,500	(4)	$57.05	2/24/21	—		—
	2010	712,500	237,500	(5)	$40.17	2/25/20	—		—
	2009	950,000	—		$28.35	2/23/19	—		—
	2008	650,000	—		$58.48	2/25/18	—		—
	2007	700,000	—		$47.38	2/25/17	—		—
	2006	700,000	—		$42.32	2/16/16	—		—
	2005	600,000	—		$36.51	2/1/15	—		—
	Total	4,875,000	1,900,000				0		$0
David J. Anderson	2013	—	200,000	(2)	$69.77	2/26/23	—		—
	2012	50,000	150,000	(3)	$59.87	2/28/22	45,503	(6)	$4,157,609
	2011	137,500	137,500	(4)	$57.05	2/24/21	—		—
	2010	206,250	68,750	(5)	$40.17	2/25/20	42,178	(7)	$3,853,804
	2009	175,000	—		$28.35	2/23/19	—		—
	2008	160,000	—		$58.48	2/25/18	—		—
	2007	175,000	—		$47.38	2/25/17	—		—
	2006	175,000	—		$42.32	2/16/16	—		—
	Total	1,078,750	556,250				87,681		$8,011,413
Roger Fradin	2013	—	225,000	(2)	$69.77	2/26/23	—		—
	2012	—	—				18,615	(8)	$1,700,853
	2012	50,000	150,000	(3)	$59.87	2/28/22	36,196	(6)	$3,307,229
	2011	137,500	137,500	(4)	$57.05	2/24/21	—		—
	2010	206,250	68,750	(5)	$40.17	2/25/20	84,279	(9)	$7,700,572
	2008	160,000	—		$58.48	2/25/18	—		—
	2007	175,000	—		$47.38	2/25/17	—		—
	Total	728,750	581,250				139,090		$12,708,654
Timothy O. Mahoney	2013	—	200,000	(2)	$69.77	2/26/23	—		—
	2012	37,500	112,500	(3)	$59.87	2/28/22	46,537	(10)	$4,252,086
	2011	105,000	105,000	(4)	$57.05	2/24/21	—		—
	2010	157,500	52,500	(5)	$40.17	2/25/20	43,476	(11)	$3,972,402
	2009	—	—				8,269	(12)	$755,539
	2009	40,000	—		$28.35	2/23/19	—		—
	2008	—	—				7,992	(13)	$730,229
	2008	20,000	—		$58.48	2/25/18	—		—
	2007	20,000	—		$47.38	2/25/17	—		—
	Total	380,000	470,000				106,274		$9,710,256
Andreas C. Kramvis	2013	—	150,000	(2)	$69.77	2/26/23	10,000	(14)	$913,700
	2012	31,250	93,750	(3)	$59.87	2/28/22	41,366	(15)	$3,779,611
	2011	87,500	87,500	(4)	$57.05	2/24/21	—		—
	2010	131,250	43,750	(5)	$40.17	2/25/20	108,151	(16)	$9,881,757
	2010	—	—				25,932	(17)	$2,369,407
	2008	66,000	—		$56.35	3/31/18	19,776	(18)	$1,806,933
	2008	14,000	—		$58.48	2/25/18	—		—
	2007	16,000	—		$47.38	2/25/17	—		—
	Total	346,000	375,000				205,225		$18,751,408

56 |	Proxy and Notice of Annual Meeting of Shareowners | 2014

Executive Compensation > Outstanding Equity Awards at 2013 Fiscal Year-End

(1)	Market value determined using the closing market price of $91.37 per share of Common Stock on December 31, 2013.

(2)	2013 option grants vest in four annual installments at the rate of 25% per year. Installments vest on February 27, 2014, February 27, 2015, February 27, 2016 and February 27, 2017.

(3)	2012 option grants vest in four annual installments at the rate of 25% per year. The first installment vested on March 1, 2013. The remaining installments will vest on March 1, 2014, March 1, 2015 and March 1, 2016.

(4)	2011 option grants vest in four annual installments at the rate of 25% per year. The first two installments vested on February 25, 2012 and February 25, 2013. The remaining installments will vest on February 25, 2014 and February 25, 2015.

(5)	2010 option grants vest in four annual installments at the rate of 25% per year. The first three installments vested on February 26, 2011, February 26, 2012 and February 26, 2013. The remaining installment will vest on February 26, 2014.

(6)	These RSUs will vest 100% on July 25, 2015. RSUs reflected here include dividend equivalents granted through December 31, 2013 which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule of the RSUs to which they relate. These RSUs are subject to a performance adjustment with the target grant subject to a 30% upward or downward adjustment based on Honeywell’s relative TSR performance ranking against its Compensation Peer Group over both a one-year period (ended July 31, 2013) and 30-month period (ending December 31, 2014).

(7)	50% of these RSUs vested on October 6, 2013. The remaining 50% will vest on October 6, 2014. RSUs reflected here include dividend equivalents granted through December 31, 2013 which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule of the RSUs to which they relate. These outstanding RSUs reflect the impact of a positive 20% performance adjustment as a result of Honeywell’s relative TSR performance ranking against its Compensation Peer Group being in the top third over both the one-year period ended June 30, 2011 (Honeywell ranked #3 of 15) and 30-month period ended December 31, 2012 (Honeywell ranked #1 of 15).

(8)	These RSUs will vest 100% on July 26, 2018. RSUs reflected here include dividend equivalents granted through December 31, 2013 which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule of the RSUs to which they relate. These RSUs are subject to a performance adjustment with the target grant subject to a 30% upward or downward adjustment based on Honeywell’s relative TSR performance ranking against its Compensation Peer Group over both a one-year period (ended July 31, 2013) and 30-month period (ending December 31, 2014).

(9)	These RSUs will vest 100% on October 7, 2014. RSUs reflected here include dividend equivalents granted through December 31, 2013 which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule of the RSUs to which they relate. These outstanding RSUs reflect the impact of a positive 20% performance adjustment as a result of Honeywell’s relative TSR performance ranking against its Compensation Peer Group being in the top third over both the one-year period ended June 30, 2011 (Honeywell ranked #3 of 15) and 30-month period ended December 31, 2012 (Honeywell ranked #1 of 15).

(10)	These RSUs will vest 33% on each of July 25, 2015 and July 25, 2017, with the remaining RSUs vesting on July 25, 2019. RSUs reflected here include dividend equivalents granted through December 31, 2013 which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule of the RSUs to which they relate. These RSUs are subject to a performance adjustment with the target grant subject to a 30% upward or downward adjustment based on Honeywell’s relative TSR performance ranking against its Compensation Peer Group over both a one-year period (ended July 31, 2013) and 30-month period (ending December 31, 2014).

(11)	33% of these RSUs vested on October 6, 2013. 33% will vest on October 6, 2015, with the remaining RSUs vesting on October 6, 2017. RSUs reflected here include dividend equivalents granted through December 31, 2013 which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule of the RSUs to which they relate. These outstanding RSUs reflect the impact of a positive 20% performance adjustment as a result of Honeywell’s relative TSR performance ranking against its Compensation Peer Group being in the top third over both the one-year period ended June 30, 2011 (Honeywell ranked #3 of 15) and 30-month period ended December 31, 2012 (Honeywell ranked #1 of 15).

(12)	49% of these RSUs will vest on July 31, 2014, with the remaining RSUs vesting on July 31, 2016. RSUs reflected here include dividend equivalents granted through December 31, 2013 which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule of the RSUs to which they relate.

(13)	49% of these RSUs vested on February 26, 2013. The remaining RSUs will vest on February 26, 2015. RSUs reflected here include dividend equivalents granted through December 31, 2013 which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule of the RSUs to which they relate.

(14)	100% of these RSUs will vest on June 12, 2017. These RSUs are subject to a performance adjustment with the target grant subject to a 30% upward or downward adjustment based on Honeywell’s relative TSR performance ranking against its Compensation Peer Group over both a one-year period (ending December 31, 2014) and 36-month period (ending December 31, 2016).

(15)	These RSUs will vest 50% on each of July 25, 2016 and July 25, 2017. RSUs reflected here include dividend equivalents granted through December 31, 2013 which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule of the RSUs to which they relate. These RSUs are subject to a performance adjustment with the target grant subject to a 30% upward or downward adjustment based on Honeywell’s relative TSR performance ranking against its Compensation Peer Group over both a one-year period (ended July 31, 2013) and 30-month period (ending December 31, 2014).

(16)	These RSUs will vest 100% on October 26, 2014. RSUs reflected here include dividend equivalents granted through December 31, 2013 which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule of the RSUs to which they relate. These RSUs are subject to a performance adjustment with the target grant subject to a 25% upward or downward adjustment based on Honeywell’s relative TSR performance ranking against its Compensation Peer Group over a four-year period ending September 30, 2014.

(17)	50% of these RSUs vested on October 7, 2013. The remaining 50% will vest on October 7, 2015. RSUs reflected here include dividend equivalents granted through December 31, 2013 which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule of the RSUs to which they relate. These outstanding RSUs reflect the impact of a positive 20% performance adjust-

2014 | Proxy and Notice of Annual Meeting of Shareowners	| 57

Executive Compensation > Option Exercises and Stock Vested—Fiscal Year 2013

ment as a result of Honeywell’s relative TSR performance ranking against its Compensation Peer Group being in the top third over both the one-year period ended June 30, 2011 (Honeywell ranked #3 of 15) and 30-month period ended December 31, 2012 (Honeywell ranked #1 of 15).

(18)	49% of these RSUs vested on July 25, 2013. The remaining RSUs will vest on July 25, 2015. RSUs reflected here include dividend equivalents granted through December 31, 2013 which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule of the RSUs to which they relate.

OPTION EXERCISES AND STOCK VESTED—FISCAL YEAR 2013

	Option Awards			Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise(#)(1)		Value Realized on Exercise($)(2)	Number of Shares Acquired on Vesting(#)(3)		Value Realized on Vesting($)(4)
David M. Cote	600,000	(5)	$30,310,260	—		—
David J. Anderson	250,000	(6)	$11,627,680	41,964	(7)	$3,444,427
Roger Fradin	600,000	(8)	$28,402,090	—		—
Timothy O. Mahoney	43,500	(9)	$2,098,936	34,678	(10)	$2,735,111
Andreas Kramvis	205,000	(11)	$9,386,295	44,800	(12)	$3,694,831

(1)	Represents the total number of stock options exercised during 2013 before the sale of option shares to cover the option exercise price, transaction costs and applicable taxes.

(2)	Represents “in the money” value of stock options at exercise calculated as: the difference between the market price at exercise and the exercise price, multiplied by the total number of options exercised. The individual totals may include multiple exercise transactions during the year. Under Honeywell’s Stock Ownership Guidelines, an officer must hold after-tax net gain shares from an options exercise for at least one year before they can be sold.

(3)	Represents the total number of RSUs that vested during 2013 before share withholding for taxes and transaction costs, and without considering prior deferral elections.

(4)	Represents the total value of RSUs at the vesting date calculated the average of the high and low share price of one share of Common Stock on the day of vesting multiplied by the total number of RSUs that vested. The individual totals may include multiple vesting transactions during the year. Under Honeywell’s Stock Ownership Guidelines, an officer must hold after-tax net shares from an RSU vesting for at least one year before they can be sold.

(5)	Relates to options originally granted in February 2004 with a 10-year term. In connection with the stock option exercise, shares were sold to cover the payment of the exercise price and the applicable taxes due upon exercise with Mr. Cote retaining a total of 181,479 net gain shares. Net gain shares must be held at least one year before they can be sold.

(6)	In connection with these stock option exercises, shares were sold to cover the payment of the exercise price and the applicable taxes due upon exercise with Mr. Anderson retaining a total of 74,457 net gain shares. Net gain shares must be held at least one year before they can be sold.

(7)	Payout of the 41,964 shares acquired upon the vesting of these RSUs has been deferred and will be paid to Mr. Anderson in five equal annual installments commencing the year following his separation of service from Honeywell.

(8)	In connection with these stock option exercises, shares were sold to cover the payment of the exercise price and the applicable taxes due upon exercise with Mr. Fradin retaining a total of 167,044 net gain shares. Net gain shares must be held at least one year before they can be sold.

(9)	In connection with this stock option exercise, shares were sold to cover the payment of the exercise price and the applicable taxes due upon exercise with Mr. Mahoney retaining a total of 12,702 net gain shares. Net gain shares must be held at least one year before they can be sold.

(10)	Payout of 21,305 shares acquired upon the vesting of these RSUs has been deferred and will be paid to Mr. Mahoney in five equal annual installments beginning the year following his separation of service from Honeywell. Of the remaining 13,373 RSUs not subject to a prior deferral election, after withholding shares sufficient to cover applicable taxes and fees due upon vesting, Mr. Mahoney retained a total of 8,330 net shares. Net shares must be held at least one year before they can be sold.

(11)	In connection with these stock option exercises, shares were sold to cover the payment of the exercise price and the applicable taxes due upon exercise with Mr. Kramvis retaining a total of 59,743 net gain shares. Net gain shares must be held at least one year before they can be sold.

(13)	Payout of 25,800 shares acquired upon the vesting of these RSUs has been deferred and will be paid to Mr. Kramvis in a single installment in the year following his separation of service from Honeywell. Of the remaining 19,000 RSUs not subject to a prior deferral election, after withholding shares sufficient to cover applicable taxes and fees due upon vesting. Mr. Kramvis retained a total of 9,210 net shares. Net shares must be held at least one year before they can be sold.

58 |	Proxy and Notice of Annual Meeting of Shareowners | 2014

Executive Compensation > Pension Benefits

PENSION BENEFITS

The following table provides summary information about the pension benefits that have been earned by our Named Executive Officers under two pension plans, the Honeywell International Inc. Supplemental Executive Retirement Plan (the “SERP”) and the Honeywell International Inc. Retirement Earnings Plan (the “REP”). The SERP and REP benefits depend on the length of each Named Executive Officer’s employment with us (and companies that have been acquired by us and, with respect to Mr. Anderson, service with certain prior employers). This information is provided in the table below under the column entitled “Number of years of credited service.” The column in the table below entitled “Present value of accumulated benefit” represents a financial calculation that estimates the cash value today of the full pension benefit that has been earned by each Named Executive Officer. It is based on various assumptions, including assumptions about how long each Named Executive Officer will live and future interest rates. Additional details about the pension benefits for each Named Executive Officer follow the table.

Pension Benefits—Fiscal Year 2013

Named Executive Officer	Plan Name	Number of Years of Credited Service(#)		Present Value of Accumulated Benefits($)(2)
David M. Cote	REP	11.9		$113,958
	SERP	11.9		$49,515,159
	Total	—		$49,629,117
David J. Anderson	REP	10.5	(1)	$159,830
	SERP	14.1	(1)	$9,095,734
	Total	—		$9,255,564
Roger Fradin	REP	37.6		$993,302
	SERP	37.6		$16,463,543
	Total	—		$17,456,845
Timothy O. Mahoney	REP	16.1		$577,063
	SERP	16.1		$4,274,044
	Total	—		$4,851,107
Andreas C. Kramvis	REP	26.2		$601,744
	SERP	26.2		$610,390
	Total	—		$1,212,134

(1)	The service taken into account in calculating Mr. Anderson’s SERP benefit includes 3.6 years of employment with his former employer. The portion of the present value of the accumulated SERP benefit attributable to these additional years of service is $1,837,567.

(2)	The present value of the accumulated retirement benefit for each Named Executive Officer is calculated using a 4.89% discount rate, the RP-2000 mortality table using scale BB and a retirement age of 61 for Mr. Cote, 62 for Mr. Mahoney, 64 for Mr. Anderson, and 65 for Messrs. Fradin and Kramvis, the earliest ages at which the Named Executive Officer can retire without an early retirement benefit reduction.

SUMMARY INFORMATION

•	The REP is a tax-qualified pension plan in which substantially all of our U.S. employees participate.

•	The REP complies with tax requirements applicable to broad-based pension plans, which impose dollar limits on the amount of benefits that can be provided. As a result, the pensions that can be paid under the REP for higher-paid employees represent a much smaller fraction of current income than the pensions that can be paid to less highly paid employees. We make up for this difference, in part, by providing supplemental pensions through the SERP.

•	In addition, Messrs. Cote, Fradin and Anderson are entitled to additional supplemental pension benefits which are described under the Contractual formula below. These additional supplemental pension benefits are also provided by the SERP.

•	All SERP and Contractual benefits other than Mr. Anderson’s Contractual benefit will be paid on the first day of the first month that begins following the 105th day after the later of the officer’s separation from service (as that term is defined in Internal Revenue Code Section 409A) or his earliest retirement date.

2014 | Proxy and Notice of Annual Meeting of Shareowners	| 59

Executive Compensation > Pension Benefit Calculation Formulas

PENSION BENEFIT CALCULATION FORMULAS

Within the REP and the SERP, a variety of formulas are used to determine pension benefits. Different benefit formulas apply for different groups of employees for historical reasons. Generally, as we have grown through acquisitions, we have in many cases retained the benefit formulas under pension plans that were maintained by the companies that we acquired, in order to provide continuity for employees. The differences in the benefit formulas for our Named Executive Officers reflect this history. The explanation below describes the formulas that are used to determine the amount of pension benefits for each of our Named Executive Officers under the REP and the SERP.

Name of Formula	Benefit Calculation
REP	Lump sum equal to (1) 6% of final average compensation (annual average compensation for the five calendar years out of the previous ten calendar years that produces highest average) times (2) credited service.
Allied Salaried	Single life annuity equal to (1)(A) 2% of final average compensation (average of compensation for the 60 consecutive months out of prior 120 months that produces highest average) times (B) credited service (up to 25 years), minus (2) 64% of estimated Social Security benefits.
Signal	Single life annuity equal to (1)(A) 1.5% of final average compensation (average compensation for the 60 consecutive months out of the last 120 that produces the highest average) times (B) credited service (with no limit on service) minus (2)(A) 1.5% of estimated Social Security times (B) credited service up to 33 1/3 years.
Pittway	Single life annuity equal to (1) 1.2% of eligible compensation each year, up to the average of the Social Security wage bases, plus (2) 1.85% of eligible compensation in excess of such average.
Contractual

For Mr. Cote, single life annuity at age 60 equal to 60% of the average of final three years of base salary and bonus (with his bonus for 2012 limited to $4,300,000).

For Mr. Anderson, an annual amount equal to $175,000 payable in the form of a single life annuity if he retires, his termination occurs as a result of an involuntary termination without cause, or a change in control occurs.

For Mr. Fradin, single life annuity at the termination of employment equal to 50% of the average of final three years of base salary and bonus, subject to a $1,400,000 minimum annual benefit in most cases.

For each formula listed in the chart above, compensation taken into account in calculating pension benefits includes base pay, short-term incentive compensation, payroll-based rewards and recognition and lump sum incentives. Calculations for pension formulas other than the REP formula include the annual incentive compensation in the year earned. The REP formula includes annual incentive compensation in the year paid. The amount of compensation taken into account under the REP is limited by tax rules. The amount of compensation taken into account under the SERP and under the Contractual formula is not limited by tax rules, except SERP compensation under the Pittway formula is limited to $300,000. Compensation taken into account in calculating pension benefits under the SERP for 2009 (other than for the CEO) includes the greater of annual incentive compensation earned in 2009 (paid in 2010) or paid in 2009 (earned in 2008).

The benefit formulas above describe the pension benefits in terms of a lump sum cash payment (for the REP formula) or a single life annuity (for the other formulas). Participants are entitled to receive their benefits in other payment forms, including, for example joint and survivor annuities, period certain annuities and level income payments. However, the value of each available payment form is the same. Based on prior elections, Messrs. Cote, Fradin and Kramvis will receive their SERP benefits and any Contractual benefits in the form of a lump sum, and Messrs. Anderson and Mahoney will receive their SERP benefits and Contractual benefits in the form of an annuity.

The Allied Salaried formula also provides for early retirement benefits. A participant is eligible for early retirement if the participant’s age and years of service equal or exceed 60 and the participant has attained age 50 with at least five years of service or if the participant’s age and years of service equal or exceed 80 regardless of the participant’s age. If the participant retires early, the participant’s benefit at normal retirement age is reduced by ¼ of 1% for each month payments begin before age 62 (3% per year). In addition, the Social Security benefit reduction portion of the formula is reduced by 1/180 for each month benefits are paid between ages 60 and 65, and 1/360 for each month benefits are paid before the participant’s 60th birthday.

The Pittway formula provides for early retirement benefits. A participant is eligible for early retirement if the participant has attained age 55 with at least ten years of service. If the participant retires early, the participant’s benefit at normal retirement age is reduced by 1/180 for each of the first 60 months and 1/360 for each of the next 60 months by which the commencement of the payment of the retirement income precedes the participant’s normal retirement date.

60 |	Proxy and Notice of Annual Meeting of Shareowners | 2014

Executive Compensation > Pension Benefit Calculation Formulas

As stated above, the pension formula used to determine the amount of pension benefits under each of the plans for our Named Executive Officers differs for historical reasons. Also, additional contractual pension benefits have been provided to certain Named Executive Officers as deemed necessary and appropriate at the time of their recruitment to the Company or to retain the executive. The table below describes which formulas are applicable to each of our Named Executive Officers.

Name	Description of Total Pension Benefits
Mr. Cote	•	Mr. Cote’s total pension benefits are equal to his Contractual formula benefits. The amount payable under the Contractual formula is reduced by amounts calculated under the REP formula and payable under the REP and the SERP plans. Mr. Cote’s Contractual formula benefits are also reduced by amounts he will receive from the retirement plans of his former employer, General Electric Company.
	•	Mr. Cote is currently eligible for retirement benefits payable under his Contractual formula without reduction or subsidy.
	•	Since Mr. Cote is currently unmarried, his Contractual formula benefits included in the table reflect the present value of a single life annuity with no surviving spouse benefit.
	•	Mr. Cote is entitled to a monthly pension benefit from his former employer, General Electric Company, in an amount of $5,649.
Mr. Anderson	•	Mr. Anderson’s total pension benefits are equal to the sum of his Allied Salaried formula benefits and his Contractual formula benefits.
	•	Mr. Anderson’s Allied Salaried formula benefits are determined by including his years of employment with a former employer, ITT Industries (3.6 years). Mr. Anderson is currently eligible for early retirement benefits payable under the Allied Salaried formula without subsidy.
	•	Mr. Anderson’s Contractual formula benefits are payable only if he retires from the Company, he is terminated by the Company for reasons other than cause or there is a change in control of the Company.
	•	Mr. Anderson’s pension benefits under the REP and a portion of his SERP benefits are determined under the REP formula. These amounts are part of, not in addition to, his Allied Salaried formula benefits.
Mr. Fradin	•	Mr. Fradin’s total pension benefits are equal to the sum of his Pittway formula benefits, his REP formula benefits and his Contractual formula benefits.
	•	Mr. Fradin’s 26.5 years of service before July 1, 2003 will be used for his Pittway formula benefits.
	•	Mr. Fradin’s years of service after June 30, 2003 will be used for his REP formula benefits.
	•	Mr. Fradin is currently eligible for early retirement benefits payable under the Pittway formula. Mr. Fradin’s Contractual formula benefit will be at least $1,400,000 per year. Due to subsidized early retirement, the value of his benefit payable on December 31, 2013 exceeds the benefit shown in the table above by $5,040,978.
	•	If Mr. Fradin dies before he has received a lump sum of his Contractual formula benefits, his surviving spouse will receive an annual benefit of 50% of the Contractual formula benefits.
Mr. Mahoney	•	Mr. Mahoney’s total pension benefits are equal to his Allied Salaried formula benefits.
	•	Mr. Mahoney is currently eligible for early retirement benefits payable under the Allied Salaried formula. Due to subsidized early retirement, the value of his benefit payable on December 31, 2013 exceeds the benefit shown in the table above by $375,917.
	•	A portion of Mr. Mahoney’s pension benefits under the REP and a portion of his SERP benefits are determined under the Signal formula. These amounts are part of, not in addition to, his Allied Salaried formula benefits.
Mr. Kramvis	•	Mr. Kramvis’ total pension benefits are equal to the sum of his Pittway formula benefits and his REP formula benefits.
	•	Mr. Kramvis’ 17.2 years of service before January 1, 2005 will be used for his Pittway formula benefits.
	•	Mr. Kramvis’ years of service after December 31, 2004 will be used for his REP formula benefits.
	•	Mr. Kramvis is currently eligible for early retirement benefits under the Pittway formula without subsidy.

2014 | Proxy and Notice of Annual Meeting of Shareowners	| 61

Executive Compensation > Nonqualified Deferred Compensation—Fiscal Year 2013

NONQUALIFIED DEFERRED COMPENSATION—FISCAL YEAR 2013

Since 2005, Honeywell has taken steps to limit deferred compensation amounts owed to executives by reducing the overall interest rate earned on new deferrals and accelerating the payout of deferred amounts, thereby limiting the period over which interest is earned. These include changing the interest rate accruing on new deferrals under the Honeywell Supplemental Savings Plan (the “SS Plan”) and the Honeywell Salary and Incentive Award Deferral Plan for Selected Employees (the “DIC Plan”) from a fixed above-market rate to a rate that changes annually based on the Company’s 15-year cost of borrowing; and requiring payment of new SS Plan or DIC deferrals to begin shortly after termination of employment in a lump sum unless the participant leaves the Company after reaching retirement (age 55 with ten years of service). In addition, cash dividend equivalents on vested deferred RSUs cannot be deferred and dividend equivalents on unvested RSUs are reinvested in additional RSUs and subject to the same vesting schedule as the underlying RSUs.

		Executive	Registrant	Aggregate		Aggregate
		Contributions	Contributions	Earnings	Aggregate	Balance
		in last	in last	in last	Withdrawals/	at last
Named Executive Officer	Plan	FY($)(2)	FY($)(2)	FY($)(2)	Distributions($)	FYE($)(2)
David M. Cote	SS Plan	$126,500	$94,875	$719,092	—	$4,123,092
	DIC Plan	—	—	$1,555,070	—	$16,546,589
	Deferred RSUs(1)	—	—	$23,973,042	—	$78,107,734
	Total	$126,500	$94,875	$26,247,204	—	$98,777,415
David J. Anderson	SS Plan	$144,500	$40,875	$232,640	—	$1,854,363
	DIC Plan	—	—	$538,897	—	$5,663,650
	Deferred RSUs(1)	$3,479,235	—	$8,003,600	—	$28,857,113
	Total	$3,623,735	$40,875	$8,775,137	—	$36,375,126
Roger Fradin	SS Plan	$329,000	$49,287	$364,801	—	$3,994,430
	DIC Plan	—	—	$486,292	—	$7,519,719
	Deferred RSUs(1)	—	—	$3,150,147	—	$10,796,832
	Total	$329,000	$49,287	$4,001,240	—	$22,310,981
Timothy O. Mahoney	SS Plan	$254,750	$35,787	$196,897	—	$2,318,184
	DIC Plan	$900,000	—	$232,554	—	$5,189,048
	Deferred RSUs(1)	$1,766,398	—	$123,138	—	$2,142,718
	Total	$2,921,148	$35,787	$552,590	—	$9,649,950
Andreas Kramvis	SS Plan	$38,500	$28,875	$177,428	—	$1,316,294
	DIC Plan	—	—	$254,729	—	$3,885,357
	Deferred RSUs(1)	$2,139,078	—	$230,512	—	$2,369,590
	Total	$2,177,578	$28,875	$662,669	—	$7,571,241

All deferred compensation amounts, regardless of the plan, are unfunded and unsecured obligations of the Company and are subject to the same risks as any of the Company’s general obligations.

(1)	The value of executive contributions in the last fiscal year is calculated by multiplying the number of deferred RSUs that vested in 2013 by the closing price of a share of Common Stock on the vesting date (or the next business day following the vesting date). The value of the aggregate balance at the last fiscal year is calculated by multiplying the total number of vested, deferred RSUs on December 31, 2013 by the closing price of a share of Common Stock on December 31, 2013 ($91.37), and then adding the cash value of deferred dividend equivalents and interest. This column reflects the following: 850,286 units and $417,102 in cash for Mr. Cote, 312,443 units and $309,196 in cash for Mr. Anderson, 109,563 units and $786,061 in cash for Mr. Fradin, 23,451 units for Mr. Mahoney, and 25,934 units for Mr. Kramvis.

(2)	The following table details the extent to which amounts reported in the contributions and earnings columns are reported in the Summary Compensation Table and amounts reported in the aggregate balance column were reported in the Summary Compensation Table for previous years. In the table above, for the SS Plan, the “Aggregate earnings in last FY” column includes interest credits and changes in the value of the Company Common Stock fund. The value of the Company Common Stock fund increases or decreases in accordance with the Company’s stock price and the reinvestment of dividends. In the table above, for the deferred RSUs, the “Aggregate earnings in last FY” column includes dividend equivalent credits and any increase (or decrease) in the Company’s stock price.

62 |	Proxy and Notice of Annual Meeting of Shareowners | 2014

Executive Compensation > Honeywell Supplemental Savings Plan

	Executive	Registrant		Portion of Aggregate
	Contributions	Contributions	Earnings	Balance Included
Named Executive Officer	in SCT	in SCT	in SCT	in Prior SCTs
David M. Cote	$126,500	$94,875	$532,288	$37,730,704
David J. Anderson	$144,500	$40,875	$203,603	$11,522,291
Roger Fradin	$329,000	$49,287	$140,079	$6,729,896
Timothy O. Mahoney	$254,750	$35,787	$61,753	$4,100,580
Andreas C. Kramvis	$38,500	$28,875	$78,981	$2,671,788

HONEYWELL SUPPLEMENTAL SAVINGS PLAN

The Supplemental Savings Plan allows Honeywell executives, including the Named Executive Officers, to defer the portion of their annual base salary that cannot be contributed to the Company’s tax-qualified 401(k) plan due to the annual deferral and compensation limits imposed by the Internal Revenue Code and/or up to an additional 25% of base annual salary for the plan year. After one year of service, and to the extent amounts have not already been matched on a similar basis under the Company’s 401(k) plan, Honeywell matched for deferrals posted to the SS Plan at the rate of 37.5% on the first 8% of eligible pay deferred for the first five years of match participation, and 75.0% on the first 8% of eligible pay deferred thereafter. Matching contributions are always vested. Participant deferrals for the 2005 plan year and later are credited with a rate of interest, compounded daily, based on the Company’s 15-year cost of borrowing. The rate is subject to change annually, and for 2013, this rate was 2.90%. For 2014, this rate has been set at 4.09%. Participant deferrals for the 2004 plan year and earlier are credited with a rate of interest, compounded daily, that was set by the Committee before the beginning of each plan year and is fixed until the deferral is distributed. Prior to the 2005 plan year, the Committee would set the rate at an above-market rate to retain executives. Above-market interest credited on SS Plan deferrals and reflected in the Summary Compensation Table on page 53 above represent the difference between market interest rates determined by SEC rules and the interest credited under the SS Plan. Matching contributions are treated as invested in Common Stock. Dividends are treated as reinvested in additional shares of Common Stock.

Amounts deferred for the 2005 plan year and later will be distributed in a lump sum in January of the year following the termination of the participant’s active employment. For the 2006 plan year and later, a participant can elect to receive up to ten installments in lieu of the lump sum payment, which election will take effect only if the participant terminates employment after reaching age 55 with ten years of service.

Except in hardship circumstances, amounts deferred for the 2004 plan year and earlier will be distributed either in January of any subsequent year or in January of the year following termination of employment, as elected by the participant. The participant can elect to receive distributions in a lump sum or up to 15 annual installments.

Participant deferrals to the SS Plan are distributed in cash only. Matching contributions are distributed in shares of Common Stock.

Amounts deferred for the 2005 plan year and later cannot be withdrawn before the distribution date for any reason. Amounts deferred for the 2004 plan year and earlier may be withdrawn before the distribution date if a hardship exists or the participant requests an immediate withdrawal subject to a penalty of 6%.

2014 | Proxy and Notice of Annual Meeting of Shareowners	| 63

Executive Compensation > Honeywell Salary and Incentive Award Deferral Plan for Selected Employees

HONEYWELL SALARY AND INCENTIVE AWARD DEFERRAL PLAN FOR SELECTED EMPLOYEES

The Honeywell DIC Plan allows Honeywell executives, including the Named Executive Officers, to defer all or a portion of their annual cash incentive compensation.

Beginning in 2005, deferrals are credited with a rate of interest, based on Honeywell’s 15-year borrowing rate which is set annually at the beginning of the year (2.90% for 2013, 4.09% for 2014). Amounts deferred for the 2004 plan year and earlier are credited with a rate of interest, compounded daily, that was set by the Committee before the beginning of each plan year and is fixed until the deferral is distributed. Prior to the 2005 plan year, the Committee would set the total rate at an above-market rate to retain executives. Above-market interest credited on DIC Plan deferrals and reflected in the Summary Compensation Table on page 53 above represent the difference between market interest rates determined by SEC rules and the interest credited under the DIC Plan.

Amounts deferred for the 2006 plan year and later will be distributed in a lump sum in January of the year following the termination of the participant’s active employment. A participant can elect to receive up to ten installments in lieu of the lump sum payment, which election will take effect only if the participant terminates employment after reaching age 55 with ten years of service.

Except in hardship circumstances, amounts deferred for the 2005 plan year and earlier will be distributed either in January of any year three years after the compensation was earned or in January of the year following termination of the participant’s employment, as elected by the participant. The participant could elect to receive non-hardship distributions in a lump sum or up to 15 annual installments.

Amounts deferred for the 2002 plan year and later cannot be withdrawn before the distribution date for any reason. Amounts deferred for the 2001 plan year and earlier may be withdrawn before the distribution date if a hardship exists or the participant requests an immediate withdrawal subject to a penalty that ranges from 0% to 6% and that is based on the 10-year Treasury bond rate at the beginning of the calendar quarter.

DEFERRAL OF RSUs

The Named Executive Officers may defer the receipt of up to 100% of their RSUs upon vesting based on an election made at the time of grant. The executive may defer payment to (a) a specific year that is four or more years from the vesting year, or (b) to the year following the executive’s termination of active employment. The executive can also choose to receive payment in a lump sum or up to 15 annual installments and can also elect at the time of grant to accelerate the form and timing of payment following a change in control to a lump sum paid no later than 90 days following the change in control. For grants made before July 2004, an executive could also defer dividend equivalents in cash and such amounts are credited with interest at a 10% rate, compounded daily, until payment. The practice of deferring dividend equivalents in cash ended in July 2004. Above-market interest related to the deferred dividend equivalents and reflected in the Summary Compensation Table on page 53 above represents the difference between market interest rates determined by SEC rules and the 10% interest credited by the Company on the pre-July 2004 grants, the terms of which cannot be amended.

UNVESTED DIVIDEND EQUIVALENTS

Cash dividend equivalents on unvested RSUs (determined at the same rate as a regular share of Common Stock) are converted to additional unvested RSUs as of the dividend payment date and are subject to the same vesting schedule and restrictions as the underlying RSUs.

The terms of the SERP Plan, the SS Plan, the DIC Plan, the deferred RSUs and the unvested dividend equivalents are subject to the requirements of, and regulations and guidance published by, Section 409A of the Internal Revenue Code.

64 |	Proxy and Notice of Annual Meeting of Shareowners | 2014

Executive Compensation > Potential Payments Upon Termination or Change in Control

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Overview

This section describes the benefits payable to our Named Executive Officers in two circumstances:

•	Termination of Employment

•	Change in Control

These benefits are determined primarily under a plan that we refer to as our “Senior Severance Plan.” In addition to the Senior Severance Plan, other of our benefits plans, such as our annual incentive compensation plan, also have provisions that impact these benefits. For Mr. Cote, these benefits are also affected by provisions of his employment agreement, which has a rolling three-year term.

These benefits ensure that our executives are motivated primarily by the needs of the businesses for which they are responsible, rather than circumstances that are outside the ordinary course of business—i.e. circumstances that might lead to the termination of an executive’s employment or that might lead to a Change in Control of the Company. Generally, this is achieved by assuring our Named Executive Officers that they will receive a level of continued compensation if their employment is adversely affected in these circumstances, subject to certain conditions. We believe that these benefits help ensure that affected executives act in the best interests of our shareowners, even if such actions are otherwise contrary to their personal interests. This is critical because these are circumstances in which the actions of our Named Executive Officers may have a material impact upon our shareowners. Accordingly, we set the level and terms of these benefits in a way that we believe is necessary to obtain the desired results. The level of benefit and rights to benefits are determined by the type of termination event, as described below. We believe that these benefits are generally in line with current market practices and are particularly important as, except with respect to our CEO, we do not maintain employment agreements with our Named Executive Officers.

Benefits provided under the Senior Severance Plan are conditioned on the executive executing a full release of claims and certain non-competition and non-solicitation covenants in favor of the Company. The right to continued severance benefits under the plan ceases in the event of a violation of such covenants. In addition, we would seek to recover severance benefits already paid to any executive who violates such restrictive covenants.

In the case of a Change in Control, cash severance benefits are payable only in the event that both parts of the “double trigger” are satisfied. That is, (i) there must be a Change in Control of our Company, and (ii)(A) the Named Executive Officer must be involuntarily terminated other than for cause, or (ii)(B) the Named Executive Officer must initiate the termination of his own employment for good reason. In response to shareowner feedback, the Company’s stock incentive plan was amended in 2014 to provide double-trigger vesting for future equity-based and Growth Plan awards that are rolled-over upon a Change in Control.

In 2009, the Company’s severance plans were amended to eliminate the excise tax gross-up provisions applicable to any excise taxes that may become due upon a Change in Control for any executive not already eligible for such treatment prior to January 1, 2010. No NEO would have received an excise tax gross-up if a Change in Control had occurred as of December 31, 2013.

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Executive Compensation > Summary of Benefits

SUMMARY OF BENEFITS

The following table summarizes the termination of employment and Change in Control benefits payable to our Named Executive Officers. No termination benefits are payable to Named Executive Officers who voluntarily quit (other than voluntary resignations for good reason) or whose employment is terminated by us for cause. The information in the table below is based on the assumption, in each case, that termination of employment occurred on December 31, 2013. Pension and non-qualified deferred compensation benefits, which are described elsewhere in this proxy statement, are not included in the table below in accordance with the applicable proxy statement disclosure requirements, even though they may become payable at the times specified in the table. The effect of a termination of employment or Change in Control on outstanding stock options and RSUs is described in the section below entitled “Impact on Equity-Based Awards.”

Payments and Benefits	Named Executive Officer	Termination by the Company Without Cause	Death	Disability	Change in Control—No Termination of Employment	Change in Control— Termination of Employment by Company Without Cause, By NEO for Good Reason or Due to Disability
Cash Severance	David M. Cote	$14,850,000	—	—	—	$14,850,000
(Base Salary + Bonus)	David J. Anderson	$5,400,000	—	—	—	$5,400,000
	Roger Fradin	$3,150,000	—	—	—	$4,200,000
	Timothy O. Mahoney	$2,475,000	—	—	—	$3,300,000
	Andreas C. Kramvis	$2,100,000	—	—	—	$2,800,000
ICP	David M. Cote	$3,811,500	$3,150,000	$3,811,500	$5,200,000	$5,200,000
(Year of Termination)	David J. Anderson	—	—	—	$1,225,000	$1,432,692
	Roger Fradin	—	—	—	$1,200,000	$1,200,000
	Timothy O. Mahoney	—	—	—	$800,000	$800,000
	Andreas C. Kramvis	—	—	—	$950,000	$950,000
Growth Plan	David M. Cote	—	$9,025,000	$9,025,000	$9,025,000	$9,025,000
	David J. Anderson	—	$2,612,500	$2,612,500	$2,612,500	$2,612,500
	Roger Fradin	—	$2,117,500	$2,117,500	$2,117,500	$2,117,500
	Timothy O. Mahoney	—	$2,373,000	$2,373,000	$2,373,000	$2,373,000
	Andreas C. Kramvis	—	$1,872,500	$1,872,500	$1,872,500	$1,872,500
Benefits and Perquisites	David M. Cote	$40,536	—	—	—	$40,536
	David J. Anderson	$52,344	—	—	—	$260,036
	Roger Fradin	$17,514	—	—	—	$23,352
	Timothy O. Mahoney	$16,038	—	—	—	$21,384
	Andreas C. Kramvis	$18,198	—	—	—	$24,264
All Other-	David M. Cote	—	—	—	—	—
Payments/Benefits	David J. Anderson	—	—	—	—	$401,486
	Roger Fradin	—	—	—	—	—
	Timothy O. Mahoney	$669,315	—	—	—	$1,704,664
	Andreas C. Kramvis	$88,521	—	—	—	$336,020
Excise Tax-Gross Up	David M. Cote	—	—	—	—	—
	David J. Anderson	—	—	—	—	—
	Roger Fradin	—	—	—	—	—
	Timothy O. Mahoney	—	—	—	—	—
	Andreas C. Kramvis	—	—	—	—	—
Total	David M. Cote	$18,702,036	$12,175,000	$12,836,500	$14,225,000	$29,115,536
	David J. Anderson	$5,452,344	$2,612,500	$2,612,500	$3,837,500	$10,106,714
	Roger Fradin	$3,167,514	$2,117,500	$2,117,500	$3,317,500	$7,540,852
	Timothy O. Mahoney	$3,160,353	$2,373,000	$2,373,000	$3,173,000	$8,199,048
	Andreas C. Kramvis	$2,206,719	$1,872,500	$1,872,500	$2,822,500	$5,982,784

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Executive Compensation > Explanation of Benefits

EXPLANATION OF BENEFITS

The following describes the benefits that are quantified in the table above. In regard to each portion of the benefit, the benefits that are paid in the context of a Change in Control are, except as noted, the same as the benefits paid other than as a result of a Change in Control.

Severance Benefits—Cash Payment

Severance benefits are payable upon involuntary termination of employment by the Company without cause and, following a Change in Control, upon termination of employment of a Named Executive Officer without cause or by a Named Executive Officer for good reason. The amount and terms of the payments are as follows:

Other than upon a Change in Control	Upon a Change in Control

• Three years of base salary and bonus for Messrs. Cote and Anderson, and 18 months of base salary and bonus for Messrs. Kramvis, Fradin, and Mahoney.

• Paid in cash.

• Paid in accordance with our normal payroll practices.

• Bonus is equal to target percentage of base salary.

• Payment conditioned upon a general release in favor of the Company, non-disclosure (indefinite duration) and non-solicitation covenants (two years for customers and two years for employees) and refraining from certain other misconduct.

• For Messrs. Kramvis, Fradin and Mahoney, severance period is increased from 18 months to two years.

• Amounts are paid in a lump sum within 60 days following the later of the date of termination or the Change in Control date.

• Bonus is based on the average of the target percentages for the three years before the year in which these benefits are determined, if greater than target percentage for that year.

Annual Bonus for the Year of Termination—Cash Payment

An annual bonus is payable to Named Executive Officers under the ICP plan for the year in which a Change in Control occurs. In addition, an annual bonus is payable to Mr. Cote if his employment is terminated by the Company without cause, by Mr. Cote for good reason, or upon his death. The amount and timing of the payments are as follows:

Other than upon a Change in Control	Upon a Change in Control

• Equal to target in the event of death. Upon termination without cause or disability, equal to Mr. Cote’s individual bonus target times the actual average funding performance for officers for the year in which these benefits are determined, prorated through date of termination (Not applicable to the other Named Executive Officers).

• Paid in cash to Mr. Cote at the time bonuses are typically paid to executives for the year of termination (Not applicable to the other Named Executive Officers).

• Based on achievement of pre-established ICP goals and the Committee’s assessment of other relevant criteria, for the stub period ending on the Change in Control (as defined in the ICP Plan) date, prorated through the Change in Control date.

• Paid in cash at the time ICP awards are typically paid to Honeywell executives for the year in which a Change in Control occurs, but only if the employee is actively employed on the payment date, has been involuntarily terminated other than for cause or has terminated employment for good reason.

Growth Plan—Cash Payment

Growth Plan awards are paid out in the event of death, disability and Change in Control, as follows:

Other than upon a Change in Control	Upon a Change in Control

• Benefits are paid only in the event of death or disability.

• The 2012-2013 Growth Plan would be paid out, in full, based on actual plan performance as determined at the end of the performance cycle. Payment would be made no later than the 15th day of the third month following the end of the performance cycle. The amounts in the Potential Payments upon Termination or Change in Control Table above reflects 2012-2013 Growth Plan payouts assuming death or disability occurred on December 31, 2013.

• Full payment of the 2012-2013 Growth Plan would be made based on actual performance. The amounts in the Potential Payments upon Termination or Change in Control Table above include these Growth Plan payouts assuming a Change in Control occurred on December 31, 2013.

• Payment would be made in a lump sum within 90 days of the Change in Control.

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Executive Compensation > Explanation of Benefits

Certain Perquisites

Certain perquisites are payable upon termination of employment without cause and, following a Change in Control, upon voluntary termination of employment by a Named Executive Officer for good reason. The amount and terms of these payments are as follows:

Other than upon a Change in Control	Upon a Change in Control
• Life insurance coverage is continued at Honeywell’s cost for the severance period. • Medical and dental benefits are continued during the severance period at active employee contribution rates.	• Funds sufficient to pay all projected annual reimbursements needed to satisfy the life insurance reimbursement agreement for Mr. Cote are set aside in a trust for Mr. Cote’s benefit.

All Other Payments/Benefits

Unvested dividend equivalents are vested and paid upon death, or Change in Control. In addition, certain pension adjustments are provided upon a Change in Control, death, disability, involuntary termination of employment by the Company without cause and, following a Change in Control, upon voluntary termination of employment by a Named Executive Officer for good reason.

Other than upon a Change in Control	Upon a Change in Control
• Service credit for pension purposes during the first 12 months of the severance period; however, for Mr. Cote there is no incremental value attributable to this credit because his benefit formula does not include service as a component thereof.	• None

Excise Tax Reimbursement

No NEO would have been subject to excise tax if a Change in Control had occurred on December 31, 2013. U.S. tax laws may impose an excise tax on employees who receive benefits in connection with a Change in Control in certain circumstances and subject to certain conditions. Participants in the Company’s Senior Severance Plan as of December 31, 2009 are eligible to receive a tax gross-up with respect to any such excise tax that might be payable. Effective January 1, 2010, new participants in Honeywell’s Senior Severance Plan are not eligible to receive this benefit. For purposes of calculating whether an “excise tax gross-up” would have applied if a Change in Control occurred on December 31, 2013, non-competition commitments by employees were assigned a value equal to the lesser of (i) 50% of one year of 2013 target annual direct compensation applied to the applicable non-compete period, or (ii) the cash severance amount, consistent with the Company’s expectation about how tax would be calculated in the event of an actual Change in Control transaction. Target annual direct compensation includes base salary, target ICP opportunity, annualized value of GPUs, and the grant date value of stock options granted.

Impact on Equity-Based Awards

This section describes the impact of a termination of employment or a Change in Control on outstanding stock options and RSUs held by our Named Executive Officers. Additional information about these awards is set forth in the Outstanding Equity Awards Table on page 56 of this proxy statement.

Summary of Outstanding Award Values

The following table sets forth the value of outstanding unvested stock options and RSUs held by our Named Executive Officers as of December 31, 2013, based on the closing price of a share of Common Stock as reported on the New York Stock Exchange on December 31, 2013 ($91.37).

These awards are scheduled to vest and to expire on various dates in the future, subject to continued employment. As described below, the vesting of these awards will be accelerated in certain termination of employment circumstances and upon a Change in Control. In addition, stock options will remain outstanding for different periods depending on the circumstances. The value to a Named Executive Officer of these provisions depends on the vesting period and remaining terms of the awards. For example, the value to a Named Executive Officer of accelerating the vesting of an option by one month is very different from the value of accelerating the vesting of an option by three years. The table below does not distinguish between acceleration of vesting in these two different circumstances, or assign a value to the other provisions. Rather, it only indicates the aggregate amount of the awards to which these provisions would apply at December 31, 2013.

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Executive Compensation > Explanation of Benefits

	In-the-Money
	Value of	Unvested Value
	Unvested Stock	of Restricted
Named Executive Officer	Options	Stock Units
Mr. Cote	$58,196,500	$—
Mr. Anderson	$17,284,000	$8,011,413
Mr. Fradin	$17,824,000	$12,708,654
Mr. Mahoney	$14,155,350	$9,710,256
Mr. Kramvis	$11,436,125	$18,751,408

Impact on Outstanding Awards

The treatment of stock options and RSUs following termination of employment depends on the plan under which the awards were granted, as follows:

•	2003 Stock Incentive Plan of Honeywell International Inc. and its Affiliates. Following termination of employment, participants (or their beneficiaries) have the following periods in which to exercise vested options: (i) three years in the event of death, disability or a voluntary or involuntary termination (other than for cause) after qualifying for “early retirement” (age 55 and ten years of service) or “full retirement” (age 60 and ten years of service); (ii) one year in the case of any other involuntary termination without cause; and (iii) 30 days in the case of a voluntary termination without good reason. If an employee dies, becomes disabled or retires after meeting the requirements of full retirement, unvested options become vested. RSUs become vested upon full retirement, death, disability or a Change in Control. In other circumstances, unvested options and RSUs are immediately forfeited.
•	2006 Stock Incentive Plan of Honeywell International Inc. and its Affiliates. The rules under this plan are the same as under the 2003 Stock Incentive Plan described above, except that for stock options granted after 2006 full retirement will not result in vesting acceleration, with the effect that unvested options are immediately forfeited following full retirement. Similarly, instead of full vesting at retirement, RSUs awarded after 2006 vest pro-rata based on the number of complete years of service between the grant date and the retirement date.
•	2011 Stock Incentive Plan of Honeywell International Inc. and its Affiliates. The rules under this plan are the same as under the 2006 Stock Incentive Plan. However, for RSU grants made after June 2012, RSU awards will no longer automatically vest on a pro-rata basis upon full retirement.
•	Under each of the foregoing plans, unvested stock options and RSUs vest upon a Change in Control. Performance awards vest at target upon a Change in Control unless otherwise provided in the applicable award agreement. RSUs and performance awards that vest upon a Change in Control shall be paid out within 90 days (subject to any existing deferral elections).
•	For Mr. Cote, stock options and RSUs continue to remain outstanding and vest as scheduled if his employment is terminated by the Company other than for cause or by him for good reason. Mr. Cote’s unvested options and RSUs vest immediately if he dies or becomes disabled. In addition, under the terms and conditions of an agreement entered into with Mr. Cote on July 29, 2011 for retention and succession planning purposes, stock options (other than stock options subject to performance conditions) granted (i) prior to April 1, 2015, and (ii) more than 12 months prior to Mr. Cote’s retirement date, shall become fully vested on his retirement date, provided such retirement date is no earlier than April 1, 2015, and he will have the full remaining term to exercise any such vested stock options. The same terms and conditions apply to stock options subject to performance conditions; however, vesting will not occur until the end of the applicable performance cycle and then, only to the extent the applicable performance metrics have been satisfied.
•	Mr. Kramvis received special equity vesting on 100,000 RSUs granted in October of 2010. In the event that Mr. Kramvis is involuntarily terminated other than for cause, or his employment is terminated as a result of his death or disability, in each case, prior to October 26, 2014, the October 2010 RSUs, along with any dividend shares attributable to that, shall immediately become vested and distributable to Mr. Kramvis or his estate, as applicable, in shares. In the event Mr. Kramvis voluntarily terminates employment, whether by reason of full retirement or otherwise, or is involuntarily terminated for cause, in each case prior to October 26, 2014, the October 2010 RSUs, along with any dividend shares attributable to that, shall be forfeited. In the event of a Change in Control prior to October 26, 2014, the October 2010 RSUs, along with any dividend shares attributable to that, shall immediately become vested and distributable in cash or shares to Mr. Kramvis.

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Executive Compensation > Explanation of Benefits

•	Mr. Fradin is subject to a retention agreement that provides special equity vesting rules that pertain to a termination of employment prior to August 5, 2015. These rules apply only to stock options and RSUs granted more than 12 months prior to Mr. Fradin’s date of termination. In addition, the award of 18,000 performance-adjusted RSUs granted to Mr. Fradin on July 26, 2012 was excluded from these special vesting provisions. If Mr. Fradin is involuntarily terminated other than for cause prior to August 5, 2015, unvested stock options and unvested RSUs not subject to performance criteria shall become vested as of his date of termination. If Mr. Fradin is involuntarily terminated other than for cause prior to August 5, 2015, unvested stock options and unvested RSUs that include one or more performance criteria shall become vested at the end of the performance cycle to the extent the performance metrics have been satisfied and to the extent subject to such performance criteria. These special equity vesting rules only apply to the extent Mr. Fradin (i) adheres to certain non-competition and non-solicitation covenants, (ii) refrains from certain actions that would affect his ability to devote 100% of his energy to the Company’s affairs, and (iii) provides twelve (12) months of transition services prior to his voluntary retirement.

Defined Terms Used in This Section

As used in our plans, the following terms are assigned the meanings summarized below.

Term	Summary of Definition
Change in Control	(a) the acquisition of 30% or more of the Common Stock; (b) the purchase of all or part of the Common Stock pursuant to a tender offer or exchange offer; (c) a merger where Honeywell does not survive as an independent, publicly-owned corporation; (d) a sale of substantially all of Honeywell’s assets; or (e) a substantial change in Honeywell’s Board over a two-year period; and in addition under the Senior Severance Plan any event that the Committee, in its discretion, determines to be a Change in Control for purposes of that plan; provided that under the 2006 or 2011 Stock Incentive Plan, each of the events described in (a) through (e) would only be a Change in Control if it constitutes a “change in control event” within the meaning of United States Department of Treasury Regulation §1.409A-3(i)(5)(i).
Termination for cause (for Mr. Cote)	(a) in carrying out his duties, Mr. Cote engages in conduct that constitutes willful gross neglect or gross misconduct resulting in material economic harm to Honeywell; or (b) Mr. Cote is convicted of a felony.
Termination for cause (for other Named Executive Officers)	(a) clear and convincing evidence of a significant violation of the Company’s Code of Business Conduct; (b) the misappropriation, embezzlement or willful destruction of Company property of significant value; (c)(i) the willful failure to perform, (ii) gross negligence in the performance of, or (iii) intentional misconduct in the performance of, significant duties that results in material harm to the business of the Company; (d) the conviction (treating a nolo contendere plea as a conviction) of a felony (whether or not any right to appeal has been or may be exercised); or (e) clear and convincing evidence of the willful falsification of any financial records of the Company that are used in compiling the Company’s financial statements or related disclosures, with the intent of violating Generally Accepted Accounting Principles or, if applicable, International Financial Reporting Standards.
Termination for good reason (for Mr. Cote)	(a) the Board assigns Mr. Cote duties that are inconsistent with the duties associated with his position as Chairman of the Board and CEO of the Company; (b) the failure of Mr. Cote to be retained as Honeywell’s Chairman of the Board and CEO; (c) any significant diminution of Mr. Cote’s position, authority, duties or responsibilities; (d) the failure of the Company to have any successor entity expressly assume Honeywell’s obligations under Mr. Cote’s employment agreement; (e) the occurrence of acts or conduct by the Company, the Board or our officers, representatives or stockholders that prevent Mr. Cote from, or substantively hinder him in, performing his duties or responsibilities under his employment agreement; (f) any material breach of Mr. Cote’s employment agreement by the Company that goes unremedied; (g) the provision of notice by the Company to Mr. Cote that his employment agreement will not be extended; or (h) any other action that would be considered “Good Reason” under the Senior Severance Plan.
Termination for good reason (for other Named Executive Officers)	(a) a material diminution in the Named Executive Officer’s authority, duties or responsibilities; (b) a material decrease in base compensation; (c) a material reduction in the aggregate benefits available to the Named Executive Officer where such reduction does not apply to all similarly-situated employees; (d) any geographic relocation of the Named Executive Officer’s position to a location that is more than 50 miles from his or her previous work location; (e) any action that constitutes a constructive discharge; or (f) the failure of a successor to assume these obligations under the Senior Severance Plan.

70 |	Proxy and Notice of Annual Meeting of Shareowners | 2014

Audit Committee Report

AUDIT COMMITTEE REPORT

The Audit Committee consists of the six directors named below. Each member of the Audit Committee is an independent director as defined by applicable SEC rules and NYSE listing standards. In addition, the Board of Directors has determined that Mr. Paz is the “audit committee financial expert” as defined by applicable SEC rules and that, Mr. Paz, Mr. Burke, Mr. Davis, Ms. Deily, and Mrs. Washington satisfy the “accounting or related financial management expertise” criteria established by the NYSE.

Management is responsible for the Honeywell’s internal controls and preparing the Company’s consolidated financial statements. The Company’s independent accountants, PricewaterhouseCoopers LLP (“PwC”), are responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon. The Committee is responsible for overseeing the conduct of these activities and, subject to shareowner ratification, appointing the Company’s independent accountants. As stated above and in the Committee’s charter, the Committee’s responsibility is one of oversight. The Committee does not provide any expert or special assurance as to Honeywell’s financial statements concerning compliance with laws, regulations or generally accepted accounting principles. In performing its oversight function, the Committee relies, without independent verification, on the information provided to it and on representations made by management and the independent accountants.

The Audit Committee reviewed and discussed Honeywell’s consolidated financial statements for the year ended December 31, 2013 with management and the independent accountants. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standard No. 16, Communications with Audit Committees, as amended, and as adopted by the Public Company Accounting Oversight Board. The Committee also reviewed, and discussed with management and PwC, management’s report and PwC’s report on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.

Honeywell’s independent accountants provided to the Audit Committee the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and the Committee discussed with the independent accountants their independence. The Audit Committee concluded that PwC’s provision of non-audit services, as described in the following section of this proxy statement, to the Company and its affiliates is compatible with PwC’s independence.

Based on the Audit Committee’s discussion with management and the independent accountants and the Audit Committee’s review of the representations of management and the report of the independent accountants, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Form 10-K for the year ended December 31, 2013 filed with the SEC.

THE AUDIT COMMITTEE

George Paz (Chair)
Kevin Burke
D. Scott Davis
Linnet Deily
Judd Gregg
Robin Washington

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Other Proposals > Proposal No. 2: Approval of Independent Accountants

OTHER PROPOSALS

Proposal No. 2: APPROVAL OF INDEPENDENT ACCOUNTANTS

The Audit Committee, which consists entirely of independent directors, is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm. The Audit Committee is recommending approval of its appointment of PricewaterhouseCoopers LLP (“PWC”) as independent accountants for Honeywell to audit its consolidated financial statements for 2014 and to perform audit-related services. These services include reviewing our quarterly interim financial information and periodic reports and registration statements filed with the SEC and consultation in connection with various accounting and financial reporting matters. If shareowners do not approve, the Audit Committee will reconsider the appointment.

PwC provided the following audit and other services during 2013 and 2012:

(in millions of $)	2013	2012
Audit Fees	$20.3	$20.3	Annual integrated audit of the Company’s consolidated financial statements, and internal control over financial reporting, statutory audits of foreign subsidiaries, attest services, consents, issuance of comfort letters and review of documents filed with the SEC.
Audit-Related Fees	$2.0	$ 1.5	Audit-related services primarily associated with the Company’s merger and acquisition activity, audits of standalone financial statements of subsidiaries and employee benefit plan audits.
Tax Fees	$3.0	$ 5.2	Tax compliance services were $4.9 in 2012 and $5.6 in 2011, relating primarily to federal and international income tax compliance, value-added taxes and sales and use tax compliance. Tax consultation and planning services were $0.3 in 2012 and $0.8 in 2011, relating primarily to reorganizations.
All Other Fees	$ —	$ —
Total Fees	$25.3	$27.0

The Audit Committee reviews non-audit services proposed to be provided by PwC to determine whether they would be compatible with maintaining PwC’s independence. The Audit Committee has established policies and procedures for the engagement of PwC to provide non-audit services. The Audit Committee reviews and approves an annual budget for specific categories of non-audit services (that are detailed as to the particular services) which PwC is to be permitted to provide (those categories do not include any of the prohibited services in the auditor independence provisions of the Sarbanes-Oxley Act of 2002). This review includes an evaluation of the possible impact of the provision of such services by PwC on the firm’s independence in performing its audit and audit-related services.

The Audit Committee reviews the non-audit services performed by, and amount of fees paid to, PwC, by category in comparison to the pre-approved budget. The engagement of PwC to provide non-audit services that do not fall within a specific category of pre-approved services, or that would result in the total fees payable to PwC in any category exceeding the approved budgeted amount, requires the prior approval of the Audit Committee. Between regularly scheduled meetings of the Audit Committee, the Chair of the Committee may represent the entire Committee for purposes of the review and approval of any such engagement, and the Chair is required to report on all such interim reviews at the Committee’s next regularly scheduled meeting.

The Audit Committee and Honeywell’s Board of Directors believe that the continued retention of PwC as the Company’s independent registered public accounting firm is in the best interests of the Company and its shareowners. Honeywell has been advised by PwC that it will have a representative present at the Annual Meeting who will be available to respond to appropriate questions. The representative will also have the opportunity to make a statement if he or she desires to do so.

The Board of Directors recommends that the shareowners vote FOR the approval of the appointment of PricewaterhouseCoopers LLP as independent accountants.

The Board of Directors recommends a vote
FOR this proposal.

The Audit Committee and the Board of Directors believe that the continued retention of PwC as our independent registered public accounting firm is in the best interests of Honeywell and our shareowners.

72 |	Proxy and Notice of Annual Meeting of Shareowners | 2014

Other Proposals > Proposal No. 3: Advisory Vote to Approve Executive Compensation

The Board of Directors recommends a vote
FOR this proposal.

Honeywell’s Total
Shareowner Return (TSR)

1-year

3-year

5-year

New Company records were achieved for sales, segment margins, segment profit and proforma EPS(1).

Earnings Per Share(1) up 11% to $4.97.

Total Sales up 4% to new company record of $39.1 billion.

Segment Margins increased 70 basis points to a record 16.3%.

Segment Profit up 8% to $6.4 billion.

Proposal No. 3: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Honeywell seeks a non-binding advisory vote from its shareowners to approve executive compensation. We encourage you to read the Compensation Discussion and Analysis section beginning on page 24 to learn more about our executive compensation programs and policies.

The Board believes that its 2013 compensation decisions and Honeywell’s executive compensation programs align the interests of shareowners and executives by emphasizing variable, at-risk compensation largely tied to measurable performance goals utilizing an appropriate balance of near-term and long-term objectives.

In deciding how to vote, you should consider the following factors:

Honeywell’s 2013 performance results continued to be very strong:

•	New Company records were achieved for sales, segment margins, segment profit and proforma EPS.(1)

•	We continued our investor-friendly use of cash. We returned $1.1 billion in cash to our shareowners in 2013 through share repurchases and a 10% increase in the dividend rate, which was the ninth dividend rate increase of at least 10% in the last ten years.

•	With respect to revenue and segment profit targets established in 2010, we are on-track to achieve our 2014 revenue target and attained the lower-end of the 2014 segment margin range one year early.

•	We released new 2018 revenue and segment margin targets of $46-$51 billion ($51-$59 billion including M&A) and 18.5%-20%, respectively.

•	We announced the sale of our Friction Materials Business demonstrating continued smart portfolio management decision-making and focus on Honeywell’s core differentiated technologies and long-term growth plans.

Executive compensation continues to be linked to delivering great results for shareowners:

•	The CEO’s target compensation consisted of 90% variable incentive compensation (cash and equity-based).

•	The other four Named Executive Officers’ target compensation consisted of 83% variable incentive compensation (cash and equity-based).

•	Since 2009, sales, proforma EPS(1), segment profit and prior year TSR have all grown faster than the CEO’s compensation. See page 25 for a chart illustrating this alignment.

•	Key components of the Named Executive Officer’s compensation are linked to measurable, objective targets. For example, an important element in the determination of annual bonuses, which we call the Incentive Compensation Program (“ICP”), is measurement of performance against three financial metrics: EPS(1), free cash flow(2) and working capital turns. Likewise, our Growth Plan, which is one of our principal long-term incentive programs, is based entirely on long-term revenue growth, return on investment and margin expansion performance.

Highlights of 2013 Compensation Decisions:

•	No base salary increase for any Named Executive Officer;

•	ICP awards to Named Executive Officers for performance in 2013 ranged from 97% to 165% of target;

•	Annual stock option grant values in the aggregate were flat to 2012; and

•	Earned awards for the 2012-2013 Growth Plan performance cycle to Named Executive Officers ranged from 77% to 113% of target with 50% of the payment deferred until March 2015.

(1)	Proforma, V% exclude pension mark-to-market adjustment.

(2)	Free cash flow (cash flow from operations less capital expenditures) prior to any cash pension contributions, NARCO Trust establishment payments and cash taxes relating to the sale of available for sale investments.

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Shareowner Proposals > Proposal No. 4: Independent Board Chairman

In structuring our compensation programs and policies, we try to be best in class:

•	Executive compensation decisions are made by the Management Development and Compensation Committee comprised of all independent directors and advised by an independent compensation consultant.

•	We require executive officers to maintain specific stock ownership levels and to hold the net shares from RSU vesting and the net gain shares from option exercises for at least one year (see “Stock Ownership Guidelines” beginning on page 50).

•	We prohibit repricing and backdating of stock options and our compensation programs contain clawback and non-competition restrictions.

For the reasons discussed above, the Board recommends that shareowners vote in favor of the following resolution:

“RESOLVED, that the Company’s shareowners approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s proxy statement for the 2014 Annual Meeting of Shareowners pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2014 Summary Compensation Table and the other related tables and disclosure.”

Because the vote is advisory, it will not be binding upon the Board. However, the Board will take into account the outcome of the vote and discussions with investors when considering future executive compensation arrangements.

The Board of Directors unanimously recommends a vote FOR this proposal.

SHAREOWNER PROPOSALS

Shareowners have given Honeywell notice of their intention to introduce the following proposals for consideration and action by the shareowners at the Annual Meeting. The proponents have provided the proposed resolutions and accompanying statements and Honeywell is not responsible for any inaccuracies contained in them.

For the reasons stated below each proposal, the Board of Directors unanimously recommends a vote AGAINST each of these proposals.

Proposal No. 4: INDEPENDENT BOARD CHAIRMAN

This proposal has been submitted by John Chevedden (co-sponsored with the Teamsters General Fund), 2215 Nelson Ave., No. 205, Redondo Beach, CA 90278 (the beneficial owner of at least 23 shares of Common Stock).

RESOLVED: Shareholders request that our Board of Directors adopt a policy and, amend other governing documents as necessary to reflect this policy, to require the Chair of the Board of Directors to be an independent member of the Board. This independence requirement shall apply prospectively so as not to violate any contractual obligation at the time this resolution is adopted. Compliance with this policy is waived if no independent director is available and willing to serve as Chair. The policy should also specify how to select a new independent chairman if a current chairman ceases to be independent between annual shareholder meetings.

When our CEO is our board chairman, this arrangement can hinder our board’s ability to monitor our CEO’s performance. Many companies already have an independent Chairman. An independent Chairman is the prevailing practice in the United Kingdom and many international markets. This proposal topic won 50%-plus support at 5 major U.S. companies in 2013 including 73%-support at Netflix. This proposal topic previously received 48% support at our company. Plus our company did not even have an independent Lead Director and our board was packed with 4 CEO directors.

This proposal should also be more favorably evaluated due to deficiencies in our company’s corporate governance as reported in 2013:

The Board of Directors recommends a vote
AGAINST this proposal.

Since the first full year Dave Cote became Honeywell’s Chairman and CEO, Honeywell’s shareowners have enjoyed a cumulative TSR of 400%. That is well in excess of the median TSR for the same period for our Compensation Peer Group (223%) and the S&P 500 (163%).

Our strong independent Board, Presiding Director system, and robust corporate governance practices provide strong counter-balances to the combined Chairman/CEO role.

74 |	Proxy and Notice of Annual Meeting of Shareowners | 2014

Shareowner Proposals > Proposal No. 4: Independent Board Chairman

GMI Ratings, an independent investment research firm rated Honeywell D in governance and F in executive pay, F in environmental issues and F in social issues. Negative factors in executive pay included $33 million for Dave Cote, executive pay incentives for below-median job performance, excessive CEO perks and an excessive CEO pension relative to peers and a lack of environmental or social performance criteria in determining executive incentive pay. Meanwhile shareholders faced a potential 10% dilution.

We had overboarded directors who did not have adequate time to devote to Honeywell. There was not one non-executive member of our audit committee who had substantial industry knowledge. There was not one non-executive member of the board who has general expertise in risk management. Honeywell had a higher shareholder class action litigation risk than 85% of rated companies. Linnet Deily received our highest negative votes and was on our audit and governance committees.

GMI said Honeywell came under investigation, or had been subject to fine, settlement or conviction as a result of its environmental practices. It was alleged or reported that Honeywell caused or substantially contributed to environmental damage as a result of chemical/oil spills, toxic dumping or waste disposal. Honeywell experienced a workplace safety event. Our company did not actively disclose its workplace safety record in its annual report. Honeywell was not a UN Global Compact signatory.

Returning to the core topic of this proposal from the context of our clearly improvable corporate governance, please vote to protect shareholder value:

Independent Board Chairman—Proposal No. 4.

Board of Directors’ Recommendation—The Board of Directors unanimously recommends that the shareowners vote AGAINST this proposal for the following reasons:

The structure of Honeywell’s Board of Directors serves shareowners extremely well.

Our consistent level of performance over the course of Mr. Cote’s tenure demonstrates the effectiveness of our current structure with Mr. Cote serving as both Chief Executive Officer and Chairman of the Board. Honeywell’s shareowners have enjoyed a cumulative TSR of 400% since Mr. Cote’s arrival. That is well in excess of the median TSR for the same period for our Compensation Peer Group (223%) and the S&P 500 (163%). And, during this period there have been no material oversight or governance lapses. There is simply no basis for believing that separating the role of CEO and Chairman would improve our performance.

The proposal seeks to replace the judgment of the Board about what’s best for Honeywell with a “one-size fits all” requirement.

The Board believes that the breadth and complexity of our Company’s businesses warrants a combined role of CEO and Chairman and that separating these roles undermines the clarity of Honeywell’s strategic focus. However, the Board retains the flexibility to separate the two roles if and when the Board believes that a separation will improve our performance or better serve shareowners. The proposal removes the Board’s discretion. Instead, the Board would be required to combine the two roles, replacing its judgment and insight into how Honeywell functions best with a “one size fits all” mandate that may, or may not, be best for Honeywell.

Our strong, independent Board and rotating Presiding Director provide an appropriate counter-balance to Mr. Cote’s combined CEO/Chairman role.

With the exception of Mr. Cote, all of our directors are independent. Our strong, independent Board provides an appropriate counter-balance to Mr. Cote’s combined role as Chairman and CEO. The independent directors frequently meet in executive session without Mr. Cote present. Executive session meetings are chaired by a Presiding Director who then provides direct feedback to Mr. Cote on the outcome. Moreover, the Board has also implemented robust governance practices to further provide strong counterbalances to the combined Chairman/CEO role. Our four Board Committees work extensively in key areas such as financial reporting, internal controls, compliance, corporate governance, succession planning and compensation to provide independent oversight of, and constructive engagement with, management.

To ensure the appropriate balance between Mr. Cote’s role as the combined Chairman and CEO and board oversight, we have implemented a Presiding Director system. At each meeting of the Board, one of the independent directors serves as the Presiding Director and leads an executive session of the independent directors. The presiding director then provides direct feedback to Mr. Cote. The presiding director rotates on a meeting-by-meeting basis, and the Board believes this approach has been highly effective in promoting a sense of shared responsibility for the Board’s operations among the independent directors, without resulting in significant additional hierarchy.

Mr. Cote’s combined role as Chairman and CEO enables clear leadership and a coherent strategic purpose.

Combining the roles of CEO and Chairman enables strong, decisive leadership and drives strong performance and long-term value creation for shareowners. Throughout his tenure at Honeywell, Mr. Cote has driven the implementation of uniform

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Shareowner Proposals > Proposal No. 4: Independent Board Chairman

management and operating methodologies across our diverse portfolio of businesses and delivered a consistent “One Honeywell” message.

Our large shareowners are mixed on whether separation of the Chair and CEO role is warranted.

We maintain an active dialogue with our largest shareowners about a range of governance matters including whether we should separate the roles of Chairman and CEO. See page 21 for a description of our shareowner outreach efforts. While many of these shareowners have told us that they would like to see a strong lead director, none of the shareowners with whom we speak have stated that separating the roles of Chairman and CEO is necessary at this time. Moreover, our shareowners’ opinions on whether and how to alter our existing Presiding Director system to improve governance is by no means uniform.

Proposals to separate the roles of Chairman and CEO have been consistently rejected by shareowners in each of 2003, 2005, 2010, 2012 and 2013. Indeed, support for this proposal actually declined in 2013, falling 3%. Following the 2012 annual meeting, we specifically solicited shareowner feedback about Mr. Cote’s combined roles of Chairman and CEO. Several shareowners expressed concern that no single director was permanently authorized to convene the Board should a crisis arise, such as the incapacitation of the CEO. The Board therefore strengthened its practices by authorizing the Chair of the Corporate Governance and Responsibility Committee (an independent director) to call a special meeting of the Company’s directors at any time and for any reason. Additionally, in response to feedback from shareowners, we designated the Chair of the Corporate Governance and Responsibility Committee as a point of contact for shareowner communications.

Our corporate governance is favorable to shareowners. Hence, there is no reason for shareowners to favor the proposal based on governance considerations.

We have many positive governance attributes. Among others, we do not have a staggered Board; we regularly engage in open communications with our shareowners; every member of our Board except Mr. Cote is independent; and since 2012, we have bolstered our Board with the addition of two new independent directors who are women and who have brought a fresh perspective to our Board. The proponent’s supporting statement urges shareowners to vote for the proposal “due to deficiencies in our company’s corporate governance.” However, the evidence cited by the proponent is false, incomplete or unsubstantiated. To cite just a few examples:

•	We have not seen a full report of the GMI Ratings report cited by the proponent. Only a summary report was made available to us. The summary report does not support any of the following statements made by proponent: “Negative factors in executive pay included $33 million for Dave Cote, executive pay incentives for below-median job performance, excessive CEO perks and an excessive CEO pension relative to peers and a lack of environmental or social performance criteria in determining executive incentive pay. Meanwhile shareholders faced a potential 10% dilution.” These false and misleading statements are belied by the fact that since Mr. Cote’s arrival our shareowners have enjoyed a cumulative TSR that is substantially higher than the TSR of our peers.

•	Proponent’s statement that “[w]e had overboarded directors who did not have adequate time to devote to Honeywell” is simply wrong. All of our directors meet the ISS and Glass Lewis requirements for outside Board service and adherence to these policies is enshrined in our publicly available Corporate Governance Guidelines.

•	There is no known basis for the statement in the proposal that “Honeywell had a higher shareholder class action litigation risk than 85% of rated companies.”

•	Proponent’s statement that “[t]here was not one non-executive member of the board who has general expertise in risk management” is false. In reality, as disclosed in our directors’ biographies, each of our non-executive directors has general experience in risk assessment and, through his or her years of experience on our Board, has a deep understanding of the risk management considerations that apply specifically to Honeywell.

Indeed, many of our governance practices are considered best-in-class. See pages 8 and 49 for a description of our governance practices. Contrary to the proponent’s unsupported allegations, the awards and citations received by Honeywell and our officers in recent years and listed on the inside cover of this proxy statement demonstrate the high regard with which the Company is held. While the Board does not believe that any of the alleged deficiencies have any bearing on the merits of the proposal, it wishes to ensure that shareowners are not misled by these statements.

For the reasons stated above, your Board of Directors unanimously recommends a vote AGAINST this proposal.

76 |	Proxy and Notice of Annual Meeting of Shareowners | 2014

Shareowner Proposals > Proposal No. 5: Right to Act By Written Consent

The Board of Directors
recommends a vote
AGAINST this proposal.

Adoption of this proposal is unnecessary since shareowners already have the ability to call special meetings based on the vote of 20% of outstanding shares. This guards against the exertion of undue influence by individual shareowners in pursuit of special interests that may be inconsistent with the long-term best interests of Honeywell and our shareowners in general.

The prohibition against shareowner action by written consent serves a critically important function, since it is designed to encourage a party making an unsolicited bid for Honeywell to negotiate with the Board to reach terms that are fair and in the best interests of all shareowners.

Proposal No. 5: RIGHT TO ACT BY WRITTEN CONSENT

This proposal has been submitted by June Kreutzer and Cathy Snyder, 54 Argyle Place, Orchard Park, New York 14127 (the owner of 292 shares of Common Stock).

Resolved, Shareholders request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This written consent is to be consistent with giving shareholders the fullest power to act by written consent in accordance with applicable law. This includes shareholder ability to initiate any topic for written consent consistent with applicable law.

The shareholders of Wet Seal (WTSLA) successfully used written consent to replace certain underperforming directors in 2012. This proposal topic also won majority shareholder support at 13 major companies in a single year. This included 67%-support at both Allstate and Sprint. Hundreds of major companies enable shareholder action by written consent.

This proposal would empower shareholders by giving them the ability to effect change at our company without being forced to wait until an annual shareholder meeting to do so. Shareholders could replace a board member using action by written consent. Shareholder action by written consent could save our company the cost of holding a physical meeting between annual meetings. This proposal topic exceeded 40% support 3-times at Honeywell since 2010 and would have probably received majority votes had our board been neutral on this topic.

Please vote to protect shareholder value:

Right To Act By Written Consent—Proposal No. 5

Board of Directors’ Recommendation—The Board of Directors unanimously recommends that the shareowners vote AGAINST this proposal for the following reasons:

Our shareowners already have the right to call a special meeting at any time.

The Board believes that adoption of this proposal about shareowner action by written consent is unnecessary in light of the ability of shareowners to call special meetings based on the vote of 20% of outstanding shares.

Allowing any shareowner, regardless of ownership interest, to initiate a potentially unlimited number of consent solicitations on any topic at any time could enable a single shareowner to advance its own narrow, parochial interests to the detriment of the majority of shareowners. The 20% threshold required to call a special meeting of shareowners guards against the exertion of undue influence by individual shareowners in pursuit of special interests that may be inconsistent with the long-term best interests of the Company and shareowners in general. The Board believes this approach strikes the right balance between the rights of shareowners to have a voice in driving Honeywell’s governance, on the one hand, and protecting against abusive actions that may disrupt the effective management of our company and be detrimental to shareowner interests, on the other. Conversely, the written consent procedure may not provide all shareowners with the same rights or adequate procedural protections, particularly with respect to having sufficient time to review or vote upon a proposed action.

Action by written consent is an undemocratic means for shareowners to express their views.

The regular or a special meeting of shareowners is the most democratic way for shareowners to express their views on important financial, governance or strategic questions related to Honeywell. In this forum, the shareowner vote takes place on a specified date that is publicly announced well in advance of the meeting, and all interested parties have an opportunity to express their views. By contrast, action by written consent does not require notice to all shareowners about a proposed action. The Board does not believe that it is appropriate for some shareowners to take action affecting all shareowners without first informing all shareowners of the proposed action and allowing all shareowners to voice their views and vote on the proposed action.

The lack of transparency of the voting process when shareowners are able to act by written consent is of particular importance in light of the potential abilities of activist investors who may have a special agenda that may not be in the best interests of all shareowners. The right to act by written consent would make it possible for a group of shareowners to accumulate a short-

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Shareowner Proposals > Proposal No. 5: Right to Act By Written Consent

term voting position by borrowing shares from shareowners and then taking action without those shareowners knowing that their voting rights were being used to take such action. Accordingly, temporary borrowings of shares by an investor could distort an investor’s true ownership interest, simply for the purpose of trying to cause an action to be effected by written consent outside of a shareowner meeting.

In a Change in Control situation, action by written consent can undermine the Board’s ability to obtain the highest value for shareowners.

The prohibition against shareowner action by written consent also serves a critically important function, since it is designed to encourage a party making an unsolicited bid for Honeywell to negotiate with the Board to reach terms that are fair and in the best interests of all shareowners. The Board weighs diligently and thoroughly the merits of takeover offers and is best positioned to evaluate those offers, to negotiate on behalf of all shareowners and to protect shareowners from abusive takeover tactics. The ability of shareowners to approve the sale of the Company via written consent could result in shareowners receiving less value than they might otherwise receive as the Board may not have an opportunity to assess proposed actions or seek higher-value alternatives. Shareowners could also use a consent solicitation to remove and replace directors and effectively assume control without having to pay a control premium to shareowners. The significant ownership of Honeywell stock required of both the Board and management ensures alignment between shareowners, Board members and management in the event of a Change in Control opportunity.

Related Honeywell Corporate Governance Best Practices.

In addition to providing for shareowners’ right to call special meetings, Honeywell has enhanced its governance practices over the past several years to facilitate broad shareowner representation. The Board believes the need for adoption of this proposal should be evaluated in the context of the Company’s other governance best practices, including:

•	The ability of shareowners to submit proposals for presentation at an annual meeting;

•	The designation of the Chair of the Corporate Governance and Responsibility Committee as a point of contact for shareowner communications (instituted in 2013 in response to shareowner feedback) (see “Communicating with Board Members” in this proxy statement);

•	The annual election of directors and majority voting in uncontested director elections;

•	The authority of the Chair of the Corporate Governance and Responsibility Committee to call special meetings of the Board at any time for any reason (instituted in 2012 in response to shareowner feedback);

•	The elimination of supermajority voting provisions in its organizational documents;

•	Shareowner approval of poison pills;

•	The recoupment of incentive compensation in the event of a significant restatement; and

•	The engagement by management with major institutional investors on an annual basis about governance matters, executive compensation and shareowner proposals.

Given the actions that Honeywell has taken to protect shareowner value, increase shareowner rights and ensure director accountability, the Board believes that adoption of this proposal would not add significant value to the Company’s growth or performance or to shareowners’ interests and instead would have the detrimental effect of providing the means for short-term or individual shareowners to act in their own self-interest by advocating proposals that neither enhance shareowner value nor advance the interests of shareowners as a whole.

For the reasons stated above, your Board of Directors unanimously recommends a vote AGAINST this proposal.

78 |	Proxy and Notice of Annual Meeting of Shareowners | 2014

Shareowner Proposals > Proposal No. 6: Eliminate Accelerated Vesting in a Change in Control

The Board of Directors
recommends a vote
AGAINST this proposal.

Effective in 2014, Honeywell is amending its Stock Incentive Plan to eliminate automatic single trigger vesting upon a change-in-control transaction. This action is based on shareowner feedback and consistent with our overall compensation philosophy, which was supported by 94% of our shareowners in 2013.

Proposal No. 6: ELIMINATE ACCELERATED VESTING IN A CHANGE IN CONTROL

This proposal has been submitted by the AFL-CIO Reserve Fund, 815 Sixteenth Street, N.W., Washington, D.C. 20006 (the beneficial owner of 589 shares of Common Stock).

RESOLVED: The shareholders urge the Board of Directors of Honeywell International Inc. (the “Company”) to adopt a policy that in the event of a change in control of the Company, as defined under any applicable employment agreement, equity incentive plan or other plan, there shall be no acceleration of vesting of any equity award granted to any senior executive. However, under this policy the Compensation Committee may provide in an applicable grant or purchase agreement that any unvested award will vest on a partial, pro rata basis up to the time of the senior executive’s termination, with such qualifications for an award as the Compensation Committee may determine.

For purposes of this policy, an “equity award” means an award granted under an equity incentive plan as defined by the Securities and Exchange Commission’s Item 402 of Regulation S-K, which addresses executive compensation. This policy shall be implemented so as not affect any contractual rights in existence on the date adopted.

SUPPORTING STATEMENT

Honeywell International allows senior executives to receive accelerated equity awards under certain conditions after a change in control of the Company. These accelerated equity awards can significantly increase the total value of senior executives’ “golden parachutes” after a change in control. We do not question that a reasonable amount of severance payments may be appropriate for senior executives and other employees.

We are concerned, however, that current practices at our Company may permit windfall awards to senior executives. As of December 31, 2012, our Company’s Chairman and CEO David Cote had $25.6 million of unvested stock options subject to acceleration. This amount is in addition to $38.7 million in cash and other severance benefits that Mr. Cote would have received following a termination after a change in control.

We note that many companies use a “double trigger” system to determine eligibility for accelerated vesting of equity awards—there must be a change in control, and the executive must be involuntarily terminated. While we support the use of double triggers, we are not convinced that executives deserve to receive all unvested awards after a termination event. We do believe, however, that an affected executive should be eligible to receive vesting of equity awards on a pro rata basis as of his or her termination date, with the details of any pro rata award to be determined by the Compensation Committee.

Other leading companies, including Apple Inc., Chevron Corporation, Exxon Mobil Corporation, International Business Machines Corporation, Intel Corporation, Microsoft Corporation and Occidental Petroleum Corporation, impose limitations on accelerated vesting of equity, such as providing pro rata awards or simply forfeiting unearned awards.

We urge you to vote FOR this proposal.

Board of Directors’ Recommendation—The Board of Directors unanimously recommends that the shareowners vote AGAINST this proposal for the following reasons:

Honeywell is amending its Stock Incentive Plan to eliminate automatic accelerated vesting upon a change-in-control transaction. This action is based on shareowner feedback and consistent with our overall compensation philosophy, which was supported by 94% of our shareowners in 2013.

For the second year, we have received a shareowner proposal that calls for two policy changes: (a) elimination of accelerated vesting of equity awards upon a change-in-control (“CIC”); and (b) requiring partial or prorated vesting of equity awards in the event of an executive’s termination of employment following a CIC. In 2013, a similar proposal was supported by shareowners holding approximately 43.6% of our outstanding shares. Although the proposal did not pass, the Management Development and Compensation Committee of our Board of Directors (“MDCC”) is committed to proactive engagement with shareowners. Therefore, in the second half of 2013, we met with many of our largest shareowners to discuss their views on a range of issues and

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Shareowner Proposals > Proposal No. 6: Eliminate Accelerated Vesting in a Change in Control

solicited additional input regarding their preferred treatment of unvested equity awards in the event of a CIC. See page 21 for a description of our shareowner outreach efforts.

The shareowners with whom we spoke expressed a range of views on this matter. One common theme was that vesting of equity awards upon a CIC should not be automatic. Executives should only be entitled to accelerated vesting of equity upon a CIC if the successor entity (“Successor”) does not continue or replace (i.e. “rollover”) existing equity awards at closing. To the extent that the Successor does rollover existing awards, then accelerated vesting should not occur automatically as a result of the CIC itself (i.e. “single-trigger” vesting), but should occur only if an executive’s employment is terminated after the CIC, either by the Successor without cause, or by the executive for good reason (i.e. “double-trigger” vesting). Automatic single-trigger vesting is disfavored because it may result in significant payments to executives without a continuing commitment to work for the Successor, which could result in the loss of key talent required for the ongoing performance of the business.

In contrast, while there was support for adopting a double-trigger approach, only a minority of our shareowners support a cut-back in the previously granted equity awards, via partial or prorated vesting, in the event of an executive’s subsequent termination of employment in connection with the CIC. Many shareowners reason that the financial interests of executives should be as aligned as possible with those of shareowners when faced with making critical decisions regarding a CIC situation. Pro-rata vesting might bias executives against a transaction if the executives face the prospect of losing both their previously granted compensation and employment.

After careful review of our compensation program and taking into consideration feedback from our shareowners, the MDCC has amended Honeywell’s 2011 Stock Incentive Plan to eliminate automatic single-trigger CIC vesting for new equity grants made after the 2014 annual meeting of shareowners. Under this amendment, unvested equity awards that are rolled over by the Successor will not automatically vest upon the closing date of the CIC. A double-trigger would apply so that vesting of equity grants will only occur if an executive is terminated by the Successor without cause or for good reason within two years following the CIC. An executive who voluntarily ends his or her employment with the Successor after the CIC, without good reason, will forfeit all such unvested equity awards. To accommodate unforeseen situations and the specific requirements of any future CICs, the MDCC would still retain the right to negotiate a rollover (on prescribed terms) or cash out of outstanding equity awards.

The amendment to our stock incentive plan will eliminate an executive’s right to the immediate vesting of unvested equity awards in the event of a change-in-control.

The Board of Directors and the MDCC believe that the amendments to the 2011 Stock Incentive Plan will provide the appropriate balance between competing considerations: the need for Honeywell to retain key talent until a transaction is actually consummated; the need to appropriately motivate executives to consider CICs that are in the best interest of shareowners; and, avoidance of over-sized payments to executives who are unwilling to make their employment services available to the Successor. The second prong of the shareowner proposal which asks that unvested equity be cut back if an executive’s employment is terminated by the Successor is unfairly punitive and inconsistent with our compensation philosophy of rewarding executives for taking actions that are in the best interest of the shareowners. We believe our balanced approach addresses the primary concern of the shareowner proposal (i.e. single-trigger vs. double-trigger vesting) without creating a conflict of interest for senior executives whose services are unlikely to be retained by the Successor.

Our compensation program and approach has garnered overwhelming support from shareowners and further changes are not warranted at this time.

Our 2011 Stock Incentive Plan received overwhelming support from our shareowners in 2011, and since 2010 our annual “Say-on-Pay” vote has exceeded 90% (94% in 2013). Shareowners have consistently supported the MDCC’s decision-making on how best to structure our compensation programs to align pay and performance. In adopting double-trigger CIC vesting for future equity awards as described above, the MDCC has taken proactive steps to address the principal shareowner concern while retaining latitude to apply their judgment and expertise in the context of a specific CIC transaction. The MDCC believes the second part of the shareowner resolution, which requires partial or prorated payment to executives who are terminated by a Successor due to no fault of their own, attempts to impose a “one size fits all” approach that is overly punitive and may be wholly inappropriate for a particular transaction.

For the reasons stated above, your Board of Directors unanimously recommends a vote AGAINST this proposal.

80 |	Proxy and Notice of Annual Meeting of Shareowners | 2014

Shareowner Proposals > Proposal No. 7: Political Lobbying and Contributions

The Board of Directors
recommends a vote
AGAINST this proposal.

In response to shareowner feedback, Honeywell has updated its public disclosures on political lobbying and contributions.

The revised disclosure provides more details on management and board oversight of our lobbying activities.

We have not made any political contributions using corporate funds since at least 2009.

Proposal No. 7: POLITICAL LOBBYING AND CONTRIBUTIONS

This proposal has been submitted by the American Federation of State, County and Municipal Employees (AFL-CIO), 1625 L Street, NW Washington, D.C. 20036 (the beneficial owner of 5,974 shares of Common Stock).

Whereas, corporate lobbying exposes our company to risks that could adversely affect the company’s stated goals, objectives, and ultimately shareholder value, and

Whereas, we rely on the information provided by our company, and, therefore, have a strong interest in full disclosure of our company’s lobbying to evaluate whether it is consistent with our company’s expressed goals and in the best interests of shareholders and long-term value;

Resolved, the shareholders of Honeywell International Inc. (“Honeywell”) request that the Board authorize the preparation of a report, updated annually, disclosing:

1.	Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.

2.	Payments by Honeywell used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.

3.	Honeywell’s membership in and payments to any tax-exempt organization that writes and endorses model legislation.

4.	Description of management’s and the Board’s decision making process and oversight for making payments described in sections 2 and 3 above.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which Honeywell is a member.

Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels.

The report shall be presented to the Audit Committee or other relevant oversight committees and posted on the company’s website.

SUPPORTING STATEMENT

As shareholders, we encourage transparency and accountability in our company’s use of corporate funds to influence legislation and regulation. Honeywell is listed as a member of the Business Roundtable, which spent approximately $13.9 million lobbying in 2012. Honeywell does not disclose its memberships in, or payments to, trade associations, or the portions of such amounts used for lobbying. Absent a system of accountability, company assets could be used for objectives contrary to Honeywell’s long-term interests.

Honeywell spent more than $15 million in 2011 and 2012 on direct federal lobbying activities (opensecrets.org). Honeywell also lobbies at the state level and was noted as the third largest lobbying spender in New Jersey for 2012 for spending $756,000 (“PSE&G, hospital association, Honeywell top list of N.J. companies that spent the most on lobbying,” NJ.com, Oct. 7, 2013). Honeywell does not disclose its membership in or contributions to tax-exempt organizations that write and endorse model legislation, such as Honeywell’s service on the Civil Justice Task Force of the American Legislative Exchange Council (ALEC). At least 50 companies have publicly left ALEC because their business objectives and values did not align with ALEC’s activities, including General Electric, Johnson & Johnson and Merck.

We urge shareholders to vote for this proposal.

Board of Directors’ Recommendation—The Board of Directors unanimously recommends that the shareowners vote AGAINST this proposal for the following reasons:

Honeywell submits public quarterly lobbying disclosures in accordance with federal law which provide timely and detailed information on lobbying expenditures.

Each quarter we file a publicly available federal Lobbying Disclosure Act report. The report provides specific information on all Honeywell activities associated with influencing legislation through communications with any member or employee of a legislative body or with any covered executive branch office. The report also quantifies our expenditures for the quarter, describes

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Shareowner Proposals > Proposal No. 7: Political Lobbying and Contributions

the specific pieces of legislation that were the subject of our lobbying efforts and identifies the individuals who lobbied on behalf of our company. Outside consultants who lobby on our behalf also file reports detailing their efforts on Honeywell’s behalf. All of these reports are available from the web sites of the Secretary of the United States Senate and the Clerk of the United States House of Representatives.

Honeywell is updating its disclosure on political lobbying and contributions in response to this proposal.

In response to this shareowner proposal, Honeywell has updated its disclosure on political lobbying and contributions. The updated disclosure is available on our website at www.honeywell.com (see “Investors/Corporate Governance/Political Contributions”). The revised disclosure is intended to highlight the following aspects of our political lobbying and contributions:

•	A list of our top legislative and regulatory priorities, most of which relate to key elements of our brand promise of making society safer and more energy efficient and improving public infrastructure.

•	Increased disclosure on our lobbying organization.

•	Greater details on management and board oversight of our lobbying activities.

•	More disclosure on the use of corporate funds for political contributions.

The extent to which we have increased disclosure was also influenced by the feedback we received from our largest shareowners when we met with them in the second half of 2013 to discuss their views on a range of issues, including our disclosure on lobbying and political contributions. See page 21 for a description of our shareowner outreach efforts. In general, our shareowners told us that they are comfortable with the level of Honeywell’s disclosure in this area and do not consider Honeywell’s level of engagement in the political process a significant risk factor.

We have not made any political contributions using corporate funds since at least 2009 and have no intention of making such political contributions in the near future.

We have not made any political contributions using corporate funds since at least 2009 and have no intention of making such political contributions in the near future.

Even before 2009, any such contributions were extremely rare and for minimal amounts of less than $5,000. Similarly, we have not used corporate funds to directly or indirectly influence the outcome of any ballot measures and have no intention of doing so in the near future. Any use of corporate funds for political expenditures or ballot measures would require the prior approval of the Company’s General Counsel. These policies on political contributions are imbedded in our Corporate Governance Guidelines and Code of Business Conduct.

Honeywell maintains a rigorous compliance process to ensure that the Company’s political activities are lawful, properly disclosed and aligned with our Code of Business Conduct.

We strive to always engage responsibly in the political process and to ensure that our participation is fully consistent with all applicable laws and regulations, our principles of good governance, and our high standards of ethical conduct. Honeywell’s law department oversees our lobbying activities. The Senior Vice President, Global Government Relations reports to the General Counsel and also works closely with the Vice President, Global Compliance whose organization ensures compliance with our political spending policy. The General Counsel, Senior Vice President, Global Government Relations and Vice President, Global Compliance meet regularly with the Chairman and Chief Executive Officer and his leadership team about legislative, regulatory and political developments.

Each year the Senior Vice President, Global Government Relations reports to the full Board of Directors on our global lobbying and government relations program. In addition, each year the Corporate Governance and Responsibility Committee (“CGRC Committee”) receives an annual report on Honeywell’s policies and practices regarding political contributions. The CGRC Committee’s oversight of our political activities ensures compliance with applicable law and alignment with our policies and our Code of Business Conduct. As stated above, we do not make political contributions using corporate funds. A description of our policy and procedures governing lobbying can be found on our website at www.honeywell.com (see “Investors/Corporate Governance/Political Contributions”).

For the reasons stated above, your Board of Directors unanimously recommends a vote AGAINST this proposal.

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Voting Procedures

VOTING PROCEDURES

YOUR VOTE IS VERY IMPORTANT

Whether or not you plan to attend the meeting, please take the time to vote your shares as soon as possible.

NOTICE AND ACCESS

The SEC’s “Notice and Access” rule allows companies to deliver a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) to shareowners in lieu of a paper copy of the proxy statement and related materials and the Company’s Annual Report to Shareowners (the “Proxy Materials”). The Notice of Internet Availability provides instructions as to how shareowners can access the Proxy Materials online, contains a listing of matters to be considered at the meeting, and sets forth instructions as to how shares can be voted. Shares must be voted either by telephone, online or by completing and returning a proxy card. Shares cannot be voted by marking, writing on and/or returning the Notice of Internet Availability. Any Notices of Internet Availability that are returned will not be counted as votes. Instructions for requesting a paper copy of the Proxy Materials are set forth on the Notice of Internet Availability.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS

Proxy Materials are available at www.proxyvote.com. You will need to enter the 12-digit control number located on the Notice of Internet Availability or proxy card.

METHODS OF VOTING

Shareowners of Record

If your shares are registered directly in your name with Honeywell’s transfer agent, American Stock Transfer & Trust Company, you are considered the shareowner of record of those shares. Shareowners of record can vote via the Internet at www.proxyvote.com, by scanning the QR code with a mobile device, by calling +1 (800) 690-6903 or by signing and returning a proxy card. Votes submitted by Internet, mobile device or telephone must be received by 11:59 p.m. Eastern Daylight Time on April 27, 2014.

Beneficial Owners

If your shares are held in a stock brokerage account, by a bank, broker, trustee, or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your bank, broker, trustee or nominee who is considered the shareowner of record of those shares. As the beneficial owner, you have the right to direct your bank, broker, trustee or nominee on how to vote via the Internet or by telephone or mobile device if the bank, broker, trustee or nominee offers these options or by signing and returning a proxy card. Your bank, broker, trustee or nominee will send you instructions for voting your shares. NYSE rules prohibit brokers from voting on Proposal Nos. 1 and 3 through 7 without receiving instructions from the beneficial owner of the shares. In the absence of instructions, shares subject to such broker non-votes will not be counted as voted or as present or represented on those proposals and so will have no effect on the vote. Please note that brokers may not vote your shares on the election of directors in the absence of your specific instructions as to how to vote so we encourage you to provide instructions to your broker regarding the voting of your shares. Votes directed by Internet, mobile device or telephone through such a bank, broker, trustee or nominee must be received by 11:59 p.m. Eastern Daylight Time on April 27, 2014.

Participants in Honeywell Savings Plans

Participants in the Honeywell stock funds within Honeywell savings plans are considered the beneficial owners of the shares held by the savings plans. The trustee of each savings plan is the shareowner of record for shares held by Honeywell stock funds within that plan. Participants in Honeywell stock funds within Honeywell savings plans can direct the trustee of the relevant plan to vote their shares via the Internet at www.proxyvote.com, by scanning the QR Code with a mobile device, by calling (800) 690-6903 or by signing and returning a proxy card. The trustee will vote shares as to which no directions are received in the same ratio as shares with respect to which directions have been received from other participants in the relevant plan, unless contrary to the Employee Retirement Income Security Act of 1974 (ERISA). So we encourage you to provide instructions to the trustee regarding the voting of your shares. Directions provided by Internet, mobile device or telephone must be received by 5:00 p.m. Eastern Daylight Time on April 24, 2014.

REVOKING YOUR PROXY

Whether you vote or direct your vote by mail, telephone, mobile device or via the Internet, if you are a shareowner of record or a participant in Honeywell stock funds within Honeywell savings plans, unless otherwise noted, you may later revoke your proxy by:

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Voting Procedures

•	sending a written statement to that effect to the Corporate Secretary of Honeywell;

•	submitting a properly signed proxy with a later date;

•	voting by telephone, mobile device or via the Internet at a later time (if initially able to vote in that manner) so long as such vote or voting direction is received by the applicable date and time set forth above for shareowners of record and participants in Honeywell savings plans; or

•	voting in person at the Annual Meeting (except for shares held in the savings plans).

If you hold your shares through a bank, broker, trustee or nominee and you have instructed the bank, broker, trustee or nominee to vote your shares, you must follow the directions received from your bank, broker, trustee or nominee to change those instructions.

QUORUM; VOTE REQUIRED; ABSTENTIONS AND BROKER NON-VOTES

The required quorum for the transaction of business at the meeting is a majority of the total outstanding shares of Common Stock entitled to vote at the meeting, either present in person or represented by proxy.

Regarding Proposal No. 1, Honeywell’s By-Laws provide that in any uncontested election of directors (an election in which the number of nominees does not exceed the number of directors to be elected), any nominee who receives a greater number of votes cast “FOR” his or her election than votes cast “AGAINST” his or her election will be elected to the Board of Directors. Shares not represented in person or by proxy at the Annual Meeting, abstentions and broker non-votes will have no effect on the election of directors. The By-Laws also provide that any incumbent nominee who does not receive a majority of votes cast in an uncontested election is expected to promptly tender his or her resignation to the Chairman of the Board following the certification of the shareowner vote. This resignation will be promptly considered through a process managed by the Corporate Governance and Responsibility Committee, excluding any director nominees who did not receive a majority of votes cast to elect him or her to the Board.

The affirmative vote of a majority of shares present or represented and entitled to vote on each of Proposal Nos. 2, 3, 4, 5, 6 and 7 is required for approval of these proposals. Abstentions will be counted toward the tabulation of votes present or represented on these proposals and will have the same effect as votes against these proposals. Shares not represented in person or by proxy at the Annual Meeting and broker non-votes will have no effect on the vote outcome of these proposals. While the vote on Proposal No. 3 is advisory and not binding on the Board or the Company, the Board will take into consideration the outcome of the vote when making future executive compensation decisions.

OTHER BUSINESS

The Board knows of no other matters to be presented for shareowner action at the meeting. If other matters are properly brought before the meeting, the persons named as proxies in the accompanying proxy card intend to vote the shares represented by them in accordance with their best judgment.

CONFIDENTIAL VOTING POLICY

It is our policy that any proxy, ballot or other voting material that identifies the particular vote of a shareowner and contains the shareowner’s request for confidential treatment will be kept confidential, except in the event of a contested proxy solicitation or as may be required by law. We may be informed whether or not a particular shareowner has voted and will have access to any comment written on a proxy, ballot or other material and to the identity of the commenting shareowner. Under the policy, the inspectors of election at any shareowner meeting will be independent parties unaffiliated with Honeywell.

RESULTS OF THE VOTE

We will announce preliminary voting results at the Annual Meeting and publish them on our website www.honeywell.com. Voting results will also be disclosed on a Form 8-K filed with the SEC within four business days after the Annual Meeting, which will be available on our website.

SHARES OUTSTANDING

At the close of business on February 28, 2014, there were 781,993,295 shares of Common Stock outstanding. Each share outstanding as of the February 28, 2014 record date is entitled to one vote at the Annual Meeting on each matter properly brought before the meeting.

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Voting Procedures

HOUSEHOLDING

Beneficial owners of Common Stock who share a single address may receive only one copy of the Notice of Internet Availability or the Proxy Materials, as the case may be, unless their broker, bank, trustee or nominee has received contrary instructions from any beneficial owner at that address. This practice, known as “householding,” is designed to reduce printing and mailing costs. If any beneficial shareowner(s) sharing a single address wish to discontinue householding and receive a separate copy of the Notice of Internet Availability or the Proxy Materials, as the case may be, they may contact Broadridge, either by calling (800) 542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.

ELECTRONIC ACCESS TO THE PROXY MATERIALS

You can elect to receive future proxy materials by email, which will save us the cost of producing and mailing documents to you. Shareowners may enroll to receive proxy materials electronically as follows:

Shareowners of Record: If you are a registered shareowner, you may request electronic delivery when voting for this meeting on the Internet at www.proxyvote.com.

Beneficial Holders: If your shares are not registered in your name, check the information provided to you by your bank or broker, or contact your bank or broker for information on electronic delivery service.

ATTENDANCE AT THE ANNUAL MEETING

Attendance at the Annual Meeting is limited to our shareowners or their legal proxy holders. If you are a shareowner of record and plan to attend the meeting, please mark the appropriate box on your proxy card or follow the instructions provided when you vote via the Internet, mobile device or telephone. If your shares are held by a bank, broker, trustee or nominee and you plan to attend, please send written notification to Honeywell Shareowner Services, P.O. Box 50000, Morris Township, New Jersey 07962, and enclose evidence of your ownership of shares of Common Stock as of February 28, 2014 (such as a letter from the bank, broker, trustee or nominee confirming your ownership or a bank or brokerage firm account statement). The names of all those planning to attend will be placed on an admission list held at the registration desk at the entrance to the meeting. All shareowners attending the meeting will be asked to provide proof of identification. If your shares are held by a bank, broker, trustee or nominee and you have not provided advance written notification that you will attend the meeting, you will be admitted to the meeting only if you present evidence of ownership of shares of Common Stock as of February 28, 2014.

If you are not a shareowner, you will be admitted only if you have a valid legal proxy and form of photo identification. If you are receiving a legal proxy from a shareowner of record, you must bring a form of photo identification and a legal proxy from the record holder to you. If you are receiving a legal proxy from a street name shareowner, you must bring a form of photo identification, a legal proxy from the record holder (i.e. the bank, broker or other holder of record) to the street name holder that is assignable, and a legal proxy from the street name holder to you. We reserve the right to limit the number of representatives for any shareowner who may attend the meeting.

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Other Information

OTHER INFORMATION

SHAREOWNER PROPOSALS FOR 2015 ANNUAL MEETING

•	In order for a shareowner proposal to be considered for inclusion in Honeywell’s proxy statement for the 2015 Annual Meeting pursuant to Rule 14a-8 of the SEC, the proposal must be received at the Company’s offices no later than the close of business on November 13, 2014. Proposals submitted thereafter will be opposed as not timely filed.

•	If a shareowner intends to present a proposal for consideration at the 2015 Annual Meeting pursuant to the procedures contemplated in Honeywell’s By-Laws, outside the processes of SEC Rule 14a-8, Honeywell must receive notice of such proposal not earlier than December 29, 2014 and not later than January 28, 2015. Otherwise the proposal will be considered untimely under Honeywell’s By-Laws. The notice must contain a brief description of the proposal, the reasons for conducting such business, the name and address of the shareowner and the number of shares of Honeywell’s Common Stock the shareowner beneficially owns, and any material interest of the shareowner in such business, all as provided in Honeywell’s By-Laws. If this information is not supplied as provided in Honeywell’s By-Laws, the proposal will not be considered at the 2015 Annual Meeting. In addition, Honeywell’s proxies will have discretionary voting authority on any vote with respect to such proposal, if presented at the meeting, without including information regarding the proposal in its proxy materials.

Any shareowner that wishes to submit a shareowner proposal should send it to the Vice President and Corporate Secretary, Honeywell, 101 Columbia Road, Morris Township, New Jersey 07962.

DIRECTOR NOMINATIONS

Honeywell’s By-Laws state that any shareowner of record entitled to vote at the Annual Meeting who intends to make a nomination for director, must notify the Corporate Secretary of Honeywell in writing not more than 120 days and not less than 90 days prior to the first anniversary of the preceding year’s annual meeting. The notice must meet other requirements contained in the By-Laws, a copy of which can be obtained from the Corporate Secretary of Honeywell at the address above.

EXPENSES OF SOLICITATION

Honeywell pays the cost of preparing, assembling and mailing this proxy-soliciting material. In addition to the use of the mail, proxies may be solicited by Honeywell officers and employees by telephone or other means of communication. Honeywell pays all costs of solicitation, including certain expenses of brokers and nominees who mail proxy material to their customers or principals. In addition, Georgeson Inc. has been retained to assist in the solicitation of proxies for the 2014 Annual Meeting of Shareowners at a fee of approximately $12,500 plus associated costs and expenses.

By Order of the Board of Directors,

Jeffrey N. Neuman
Vice President and Corporate Secretary

March 13, 2014

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Appendix > Reconciliation of Non-GAAP Financial Measures

APPENDIX

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(1)	Reconciliation Of Segment Profit To Operating Income Excluding Pension Mark-to-Market Adjustment and Calculation of Segment Profit and Operating Income Margin Excluding Pension Mark-to-Market Adjustment

($B)	2003
Segment Profit	$2.4
Stock Based Compensation(1)	—
Repositioning and Other(2)(3)	(0.2)
Pension Ongoing Expense(2)	(0.1)
Pension Mark-to-Market Adjustment(2)	(0.2)
Other Postretirement Expense(2)	(0.2)
Operating Income	$1.7
Pension Mark-to-Market Adjustment(2)	(0.2)
Operating Income Excluding Pension Mark-to-Market Adjustment	$1.9

Segment Profit	$2.4
÷ Sales	$22.1
Segment Profit Margin %	10.6%

Operating Income	$1.7
÷ Sales	$22.1
Operating Income Margin %	7.8%

Operating Income Excluding Pension Mark-to-Market Adjustment	$1.9
÷ Sales	$22.1
Operating Income Margin Excluding Pension Mark-to-Market Adjustment	8.4%

(1)	Stock Based Compensation included in Segment Profit.
(2)	Included in cost of products and services sold and selling, general and administrative expenses.
(3)	Includes repositioning, asbestos and environmental expenses.
A-1

Appendix > Reconciliation of Non-GAAP Financial Measures

(1)	Reconciliation Of Segment Profit To Operating Income Excluding Pension Mark-to-Market Adjustment and Calculation of Segment Profit and Operating Income Margin Excluding Pension Mark-to-Market Adjustment (Continued)

($M)	2009	2010	2011	2012	2013
Segment Profit	$3,991	$4,485	$5,357	$5,879	$6,351
Stock Based Compensation(1)	(117)	(163)	(168)	(170)	(170)
Repositioning and Other(1)(2)	(493)	(626)	(794)	(488)	(699)
Pension Ongoing (Expense)/Income(1)	(287)	(185)	(105)	(36)	90
Pension Mark-to-Market Adjustment(1)	(741)	(471)	(1,802)	(957)	(51)
Other Postretirement Income/(Expense)(1)	15	(29)	86	(72)	(20)
Operating Income	$2,368	$3,011	$2,574	$4,156	$5,501
Pension Mark-to-Market Adjustment(1)	(741)	(471)	(1,802)	(957)	(51)
Operating Income Excluding Pension Mark-to-Market Adjustment	$3,109	$3,482	$4,376	$5,113	$5,552
Segment Profit	$3,991	$4,485	$5,357	$5,879	$6,351
÷ Sales	29,951	32,350	36,529	37,665	39,055
Segment Profit Margin %	13.3%	13.9%	14.7%	15.6%	16.3%
Operating Income	$2,368	$3,011	$2,574	$4,156	$5,501
÷ Sales	29,951	32,350	36,529	37,665	39,055
Operating Income Margin %	7.9%	9.3%	7.0%	11.0%	14.1%
Operating Income Excluding Pension
Mark-to-Market Adjustment	$3,109	$3,482	$4,376	$5,113	$5,552
÷ Sales	29,951	32,350	36,529	37,665	39,055
Operating Income Margin Excluding Pension Mark-to-Market Adjustment	10.4%	10.8%	12.0%	13.6%	14.2%

(1)	Included in cost of products and services sold and selling, general and administrative expenses.
(2)	Includes repositioning, asbestos, environmental expenses and equity income adjustment.
A-2

Appendix > Reconciliation of Non-GAAP Financial Measures

(2)	Reconciliation Of EPS To EPS, Excluding Pension Mark-to-Market Adjustment

	2003(1)
EPS, Previously Reported	$1.50
Effect of Pension Accounting Change	(0.11)
EPS	$1.39
Pension Mark-to-Market adjustment	0.12
EPS, Excluding Pension Mark-to-Market Adjustment	$1.51

	2009(2)	2010(3)	2011(4)	2012(5)	2013(6)
EPS	$2.05	$2.59	$2.61	$3.69	$4.92
Pension Mark-to-Market Adjustment	0.64	0.41	1.44	0.79	0.05
EPS, Excluding Pension Mark-to-Market Adjustment	$2.69	$3.00	$4.05	$4.48	$4.97

(1)	Utilizes weighted average shares of 862.1 million. Mark-to-market uses a blended tax rate of 33.5% for 2003.
(2)	Utilizes weighted average shares of 755.7 million. Mark-to-market uses a blended tax rate of 34.4% for 2009.
(3)	Utilizes weighted average shares of 780.9 million. Mark-to-market uses a blended tax rate of 32.3% for 2010.
(4)	Utilizes weighted average shares of 791.6 million. Mark-to-market uses a blended tax rate of 36.9% for 2011.
(5)	Utilizes weighted average shares of 791.9 million. Mark-to-market uses a blended tax rate of 35.0% for 2012.
(6)	Utilizes weighted average shares of 797.3 million. Mark-to-market uses a blended tax rate of 25.5% for 2013.

A-3

Appendix > Reconciliation of Non-GAAP Financial Measures

(3)	Reconciliation Of Cash Provided By Operating Activities To Free Cash Flow And Calculation Of Free Cash Flow Conversion Percentage

($M)	2012	2013
Cash Provided by Operating Activities	$3,517	$4,335
Expenditures for Property, Plant and Equipment	(884)	(947)
	$2,633	$3,388
Cash Pension Contributions	1,039	156
NARCO Trust Establishment Payments	—	164
Cash Taxes Relating to the Sale of Available for Sale Investments	—	100
Free Cash Flow	$3,672	$3,808

Net Income Attributable to Honeywell	$2,926	$3,924
Pension Mark-to-Market Adjustment, net of tax(1)	622	38
Net Income Attributable to Honeywell Excluding Pension Mark-to-Market Adjustment	$3,548	$3,962

Cash Provided by Operating Activities	$3,517	$4,335
÷ Net Income Attributable to Honeywell	2,926	3,924
Operating Cash Flow Conversion %	120%	110%

Free Cash Flow	$3,672	$3,808
÷ Net Income Attributable to Honeywell Excluding Pension Mark-to-Market Adjustment	3,548	3,962
Free Cash Flow Conversion %	103%	96%

(1)	Mark-to-market uses a blended tax rate of 35.0% and 25.5%, in 2012 and 2013, respectively.

(4)	Discontinued Operations Reconciliation

($B)	2003
Sales - Total Honeywell	$23.1
Sales - CPG	$1.0
Sales - Continuing Operations	$22.1
A-4

RECENT AWARDS

Corporate Reputation Awards

Among the Top Companies for Candor in Communications
Rittenhouse Rankings 2012 Candor and Culture Survey

World’s Most Ethical Companies
Ethisphere Institute. 2009, 2012, 2013

Top Military Friendly Employer
G.I. Jobs magazine, 2013

World’s Most Admired Companies
FORTUNE magazine, 2006 - 2014

North American Top Company for Leaders

FORTUNE magazine, Aon Hewitt and The RBL Group. 2011

Malcolm Baldrige National Quality Award 2009

Human Resources Excellence Award

Steel Authority of India and the Indian Institute of Management. 2009

Above and Beyond Award

Employer Support of the Guard and Reserve. 2009

Leadership Awards

CEO of the Year, Dave Cote

Chief Executive magazine. 2013

One of the World’s Best CEOs, Dave Cote

Barron’s. 2013

Corporate Leadership Award, Dave Cote
The TechAmerica Foundation. 2013

Global Leadership Award, Dave Cote
The Asia Society. 2012

Peter G. Peterson Award for Business Statesmanship, Dave Cote
Committee for Economic Development. 2012

Distinguished Achievement Award, Dave Cote
B’nai B’rith International. 2011

HR Executive of the Year, Mark James

Human Resource Executive magazine. 2013

Women Worth Watching, Harriet Mountcastle-Walsh

Diversity Journal magazine, 2013

Corporate Counsel 100, Kate Adams
The Legal 500. 2013

Diversity Awards

Top 50 Employers

Woman Engineer magazine. 2009, 2011, 2012, 2013

Top 50 Employers

Minority Engineer magazine. 2011, 2012, 2013, 2014

Best Places to Work for LGBT Equality
Human Rights Campaign. 2009, 2010

Top Supporter of Historically Black Colleges and Universities and Minority-Serving Institutions

U.S. Black Engineer and IT magazine. 2009

Technology Awards

Top 100 Global Innovators

Thomson Reuters. 2011, 2012, 2013

America’s Most Inventive Companies
Forbes magazine. 2010

Most Innovative Companies — Transportation
Fast Company magazine. 2010

Sustainable Energy Award

American Institute of Chemical Engineers. 2010

Biofuels Company of the Year — Bioenergy

Biofuels Digest. 2009

500 Most Innovative Business Technology Organizations

InformationWeek. 2009

Top 10 Rising Homeland Security Companies

Homeland Security Today magazine. 2009

M2M (machine-to-machine technology providers) 100
M2M Magazine. 2009

Financial Management Awards

Best Chief Executive Officer (nominated by the buy and sell sides), David Cote

Institutional Investor magazine. 2014

Best Chief Financial Officer (nominated by the buy and sell sides), Dave Anderson
Institutional Investor magazine. 2010, 2013, 2014

Best Investor Relations

Institutional Investor magazine.
(nominated by the buy and sell sides) 2014
(nominated by the sell side) 2012, 2013
(nominated by the buy side) 2010

Best Investor Relations Professional (nominated by the buy and sell sides), Elena Doom

Institutional Investor magazine. 2014

Best Chief Financial Officer (nominated by the buy side), Dave Anderson

Institutional Investor magazine. 2012

Best IR by a CFO, Dave Anderson

IR Magazine Awards. 2012, 2013

Alexander Hamilton awards

Treasury and Risk magazine

•	Strategic Investing 2011
•	Cash Management 2010
•	Green Strategy 2009

Top Female Finance Leaders, Elena Doom
Treasury and Risk magazine. 2010, 2011

Adam Smith Awards for Best Practice and Innovation

Treasury Today magazine. 2009

The Wi-Fi Thermostat That

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HONEYWELL INTERNATIONAL INC.
101 COLUMBIA ROAD
MORRIS TOWNSHIP, NJ 07962

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time on April 27, 2014. If you participate in the Honeywell Savings and Ownership Plan or the Honeywell Puerto Rico Savings and Ownership Plan, you must vote these shares no later than 5:00 p.m. EDT on April 24, 2014. Have your proxy card in hand when you access the website and then follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time on April 27, 2014. If you participate in the Honeywell Savings and Ownership Plan or the Honeywell Puerto Rico Savings and Ownership Plan, you must vote these shares no later than 5:00 p.m. EDT on April 24, 2014. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M65799-P45267	KEEP THIS PORTION FOR YOUR RECORDS
HONEYWELL INTERNATIONAL INC.	THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

1. Election of Directors:
The Board of Directors recommends a vote "FOR"
Nominees (A) through (L).		”
		For	Against
A.	Gordon M. Bethune	☐	☐

B.	Kevin Burke	☐	☐

C.	Jaime Chico Pardo	☐	☐

D.	David M. Cote	☐	☐

E.	D. Scott Davis	☐	☐

F.	Linnet F. Deily	☐	☐

G.	Judd Gregg	☐	☐

H.	Clive Hollick	☐	☐

I.	Grace D. Lieblein	☐	☐

J.	George Paz	☐	☐

K.	Bradley T. Sheares	☐	☐

L.	Robin L. Washington	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please indicate if you plan to attend this meeting.		☐	☐
		Yes	No

The Board of Directors recommends a vote “FOR”
	Proposals (2) and (3).	”
		For	Against	Abstain

2.	Approval of Independent Accountants.	☐	☐	☐

3.	Advisory Vote To Approve Executive Compensation.	☐	☐	☐

The Board of Directors recommends a vote “AGAINST”
	Proposals (4), (5), (6) and (7).		”
		For	Against	Abstain

4.	Independent Board Chairman.	☐	☐	☐

5.	Right To Act By Written Consent.	☐	☐	☐

6.	Eliminate Accelerated Vesting In A Change In Control.	☐	☐	☐

7.	Political Lobbying and Contributions.	☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

DIRECTIONS TO HONEYWELL’S HEADQUARTERS

101 Columbia Road, Morris Township, N.J.

• From Rte. 80 (East or West) and Rte. 287 South: Take Rte. 80 to Rte. 287 South to Exit 37 (Rte. 24 East — Springfield). Follow Rte. 24 East to Exit 2A (Rte. 510 West — Morristown), which exits onto Columbia Road. At second traffic light, make left into Honeywell.

• From Rte. 287 North: Take Rte. 287 North to Exit 37 (Rte. 24 East — Springfield). Follow Rte. 24 East to Exit 2A (Rte. 510 West — Morristown), which exits onto Columbia Road. At second traffic light, make left into Honeywell.

• From Newark International Airport: Take Rte. 78 West to Rte. 24 West (Springfield — Morristown). Follow Rte. 24 West to Exit 2A (Rte. 510 West — Morristown), which exits onto Columbia Road. At second traffic light, make left into Honeywell.

Important Notice Regarding Availability of Proxy Materials: The 2014 Notice and Proxy Statement and 2013 Annual Report are available at www.proxyvote.com.

M65800-P45267

PROXY

HONEYWELL

This Proxy is Solicited on Behalf of the Board of Directors of Honeywell International Inc.

Annual Meeting of Shareowners - April 28, 2014

The undersigned hereby appoints David M. Cote, Katherine L. Adams and Jeffrey N. Neuman as proxies (each with the power to act alone and with full power of substitution) to vote, as designated herein, all shares the undersigned is entitled to vote at the Annual Meeting of Shareowners of Honeywell International Inc. to be held on April 28, 2014, and at any and all adjournments thereof. The proxies are authorized to vote in their discretion upon such other business as may properly come before the Meeting and any and all adjournments thereof.

Your vote on the election of Directors and the other proposals described in the accompanying Proxy Statement may be specified on the reverse side. The nominees for Director are: Gordon M. Bethune, Kevin Burke, Jaime Chico Pardo, David M. Cote, D. Scott Davis, Linnet F. Deily, Judd Gregg, Clive Hollick, Grace D. Lieblein, George Paz, Bradley T. Sheares, and Robin L. Washington.

IF PROPERLY SIGNED, DATED AND RETURNED, THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE OR, IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR, “FOR” PROPOSALS 2 AND 3 AND “AGAINST” PROPOSALS 4, 5, 6 AND 7. PLEASE NOTE: PHONE AND INTERNET VOTING CUTOFF IS 11:59 PM EDT ON APRIL 27, 2014.

This instruction and proxy card is also solicited by the Board of Directors of Honeywell International Inc. (the “Company”) for use at the Annual Meeting of Shareowners on April 28, 2014 by persons who participate in the Honeywell Savings and Ownership Plan or the Honeywell Puerto Rico Savings and Ownership Plan. PHONE AND INTERNET VOTING CUTOFF FOR SAVINGS PLAN PARTICIPANTS IS 5:00 PM EDT ON APRIL 24, 2014.

By signing this instruction and proxy card, or by voting by phone or Internet, the undersigned hereby directs State Street Bank and Trust Company, as Trustee for the Honeywell Savings and Ownership Plan, and Banco Popular, as Trustee for the Honeywell Puerto Rico Savings and Ownership Plan, to vote, as designated herein, all shares of common stock with respect to which the undersigned is entitled to direct the Trustee as to voting under the plan at the Annual Meeting of Shareowners of Honeywell International Inc. to be held on April 28, 2014, and at any and all adjournments thereof. The Trustee is also authorized to vote such shares in connection with the transaction of such other business as may properly come before the Meeting and any and all adjournments thereof.

Your vote on the election of Directors and the other proposals described in the accompanying Proxy Statement may be specified on the reverse side. The nominees for Director are: Gordon M. Bethune, Kevin Burke, Jaime Chico Pardo, David M. Cote, D. Scott Davis, Linnet F. Deily, Judd Gregg, Clive Hollick, Grace D. Lieblein, George Paz, Bradley T. Sheares, and Robin L. Washington.

IF PROPERLY SIGNED, DATED AND RETURNED, THE SHARES ATTRIBUTABLE TO THE ACCOUNT WILL BE VOTED BY THE TRUSTEE AS SPECIFIED ON THE REVERSE SIDE OR, IF NO CHOICE IS SPECIFIED, SUCH SHARES WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR, “FOR” PROPOSALS 2 AND 3 AND “AGAINST” PROPOSALS 4, 5, 6 AND 7. THE TRUSTEE WILL VOTE SHARES AS TO WHICH NO DIRECTIONS ARE RECEIVED IN THE SAME RATIO AS SHARES WITH RESPECT TO WHICH DIRECTIONS HAVE BEEN RECEIVED FROM OTHER PARTICIPANTS IN THE PLAN, UNLESS CONTRARY TO ERISA.

Note: Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Please date and sign your Proxy on the reverse side and return it promptly.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

FORM OF EMAIL MESSAGE REGARDING PROXY MATERIALS AND VOTING

Subject: Annual Honeywell Proxy Notification and Voting Instructions - Action Requested

Important Notice Regarding Availability of Proxy Materials

2014 HONEYWELL INTERNATIONAL INC. Annual Meeting of Shareowners

MEETING DATE: April 28, 2014

Voting Direction Information

This email represents your shares in the following account(s) as of the record date, February 28, 2014:

NAME
HONEYWELL INTL - COMMON	123,456,789,012.00000
HONEYWELL SAVINGS & OWNERSHIP PLAN	123,456,789,012.00000
HONEYWELL PR SAVINGS & OWNERSHIP PLAN	123,456,789,012.00000
HONEYWELL INTL - ESPP	123,456,789,012.00000
HONEYWELL INTL - UNITED SPACE ALLIANCE	123,456,789,012.00000
HONEYWELL INTL - BENDIX	123,456,789,012.00000
HONEYWELL INTL - MOOG 401K	123,456,789,012.00000
HONEYWELL INTL - VESTED SHARE ACCOUNT	123,456,789,012.00000
HONEYWELL INTL - SHAREBUILDER	123,456,789,012.00000
HONEYWELL INTL - SHAREBUILDER	123,456,789,012.00000

If you hold HONEYWELL INTERNATIONAL INC. shares in multiple accounts, you may be receiving multiple e-mails and/or hard copies showing your various accounts. Each will contain a separate CONTROL NUMBER. We urge you to vote your shares for each account.

CONTROL NUMBER: 012345678901

Your PIN is the last four digits of your Social Security number, or the four digit number you selected at the time of your enrollment. You can get your PIN by following the simple instructions at https://www.proxyvote.com/0012345678901.

VOTING OVER THE INTERNET OR BY PHONE

Internet and telephone voting instructions for Honeywell savings plan accounts will be accepted until 5:00 pm (EDT) on April 24, 2014. The cutoff for all other Internet and telephone voting is 11:59 pm (EDT) on April 27, 2014.

The Board of Directors recommends a vote “FOR” Proposal 1 (the election of the nominees listed in the proxy statement to the Board of Directors) and Proposals 2 and 3 and “AGAINST” Proposals 4, 5, 6 and 7.

You can enter your voting instructions and view the shareholder material at the Internet site below. If your browser supports secure transactions, you will automatically be directed to a secure site.

https://www.proxyvote.com/0012345678901

If you wish to vote by telephone, then please call 1-800-690-6903.

You will need your CONTROL NUMBER to vote.

PROXY AND ANNUAL REPORT

The proxy statement, as well as the Annual Report, can also be found at the following Internet site:

http://investor.honeywell.com/phoenix.zhtml?c=94774&p=irol-proxy

Please do not send any e-mail to ID@ProxyVote.com. Please REPLY to this e-mail with any comments or questions about proxyvote. (Include the original text and subject line of this message for identification purposes.)